Exhibit 10.8

EXECUTION COPY

Loan Number: 1009394

CREDIT AGREEMENT

Dated as of April 17, 2013

by and among

PREIT ASSOCIATES, L.P.

and

PREIT-RUBIN, INC.,

                                                 as a Borrower,

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST,

                                                                          as Parent and as a Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION 11.6.(b),

                                             as Lenders

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

                                                                     as Administrative Agent

WELLS FARGO SECURITIES, LLC,

                                                                                              as Lead Arranger and Sole Bookrunner,

U.S. BANK NATIONAL ASSOCIATION,

                                                                 as Syndication Agent,

and

each of

BANK OF AMERICA, N.A.,

CITIBANK, N.A.,

JPMORGAN CHASE BANK, N.A.

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

                                                                          as a Documentation Agent

- i -

- ii -

SCHEDULE I	Commitments
SCHEDULE 1.1.(A)	Existing Ground Leases
SCHEDULE 1.1.(B)	Unencumbered Properties
SCHEDULE 6.1.(b)	Ownership Structure
SCHEDULE 6.1.(f)	Title to Properties
SCHEDULE 6.1.(g)	Indebtedness
SCHEDULE 6.1.(h)	Material Contracts
SCHEDULE 6.1.(i)	Litigation
SCHEDULE 6.1.(w)	Non-Guarantor Subsidiaries

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Guaranty
EXHIBIT C	Form of Notice of Continuation
EXHIBIT D	Form of Notice of Conversion

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EXHIBIT E	Form of Notice of Revolving Loan Borrowing
EXHIBIT F	Form of Notice of Swingline Borrowing
EXHIBIT G	Form of Transfer Authorizer Designation
EXHIBIT H	Form of Revolving Note
EXHIBIT I	Form of Swingline Note
EXHIBIT J	Form of Opinion
EXHIBIT K	Form of Compliance Certificate
EXHIBIT L	Form of Pricing Certificate

- iv -

THIS CREDIT AGREEMENT (this “Agreement”) dated as of April 17, 2013, by and among PREIT ASSOCIATES, L.P., a Delaware limited partnership (“PREIT”), PREIT-RUBIN, INC., a Pennsylvania corporation (“PREIT-RUBIN”), PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, a Pennsylvania business trust (the “Parent”; together with PREIT and PREIT-RUBIN, each individually, a “Borrower” and collectively, the “Borrower”), each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 11.6.(b) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, with WELLS FARGO SECURITIES, LLC, as sole Lead Arranger (the “Arranger”) and as sole Bookrunner, U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent (the “Syndication Agent”) and each of BANK OF AMERICA, N.A., CITIBANK, N.A., JPMORGAN CHASE BANK, N.A. and MANUFACTURERS AND TRADERS TRUST COMPANY, as a Documentation Agent (each a “Documentation Agent”).

WHEREAS, the Administrative Agent, the Issuing Bank and the Lenders desire to make available to the Borrower a revolving credit facility in the amount of $400,000,000, which includes a $50,000,000 swingline subfacility and a $30,000,000 letter of credit subfacility, on and subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 4.1.(b).

“Adjusted EBITDA” means, with respect to any Person and for any given period, (a) the EBITDA of such Person and its Wholly Owned Subsidiaries determined on a consolidated basis for such period, plus (b) rent payments made during such period by such Person and its Wholly Owned Subsidiaries in respect of ground leases minus (c) the Reserve for Replacements for all Properties owned by such Person and its Wholly Owned Subsidiaries. Adjusted EBITDA shall be (i) increased by the greater of a Person’s Ownership Share or Recourse Share of rent payments made during such period by any Consolidation Exempt Entity of such Person in respect of ground leases and (ii) decreased by the greater of a Person’s Investment Share or Recourse Share of the Reserve for Replacements for all Properties owned by the Consolidation Exempt Entities of such Person.

“Adjusted NOI” means, with respect to any Property and for a given period and without duplication, the amount equal to: (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Property, including but not limited to taxes, assessments and other similar charges, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower)

minus (c) the Reserve for Replacements for such Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of three percent (3.0%) of the base rent revenues for such Property for such period.

“Administrative Agent” means Wells Fargo, as contractual representative for the Lenders under the terms of this Agreement, or any successor Administrative Agent appointed pursuant to Section 10.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Lender” has the meaning given that term in Section 4.6.

“Affiliate” means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent, the Issuing Bank or any Lender be deemed to be an Affiliate of any Borrower.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders of all courts, tribunals and arbitrators.

“Applicable Margin” means the percentage rate set forth in the table below corresponding to the ratio of Total Liabilities to Gross Asset Value as determined from time to time in accordance with Section 8.1.(b) in effect at such time:

Level	Ratio of Total Liabilities to Gross Asset Value	Applicable Margin
1	Less than 0.450 to 1.00	1.50%
2	Equal to or greater than 0.450 to 1.00 but less than 0.500 to 1.00	1.70%
3	Equal to or greater than 0.500 to 1.00 but less than 0.550 to 1.00	1.85%
4	Equal to or greater than 0.550	2.05%

The Applicable Margin for Loans shall be determined by the Administrative Agent from time to time, based on the ratio of Total Liabilities to Gross Asset Value as set forth in the Compliance Certificate most recently delivered by the Parent pursuant to Section 7.1.(a)(iii). Any adjustment to the Applicable Margin shall be effective as of the first day of the calendar month immediately following the month during which the Parent delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 7.1.(a)(iii). If the Parent fails to deliver a Compliance Certificate pursuant to Section 7.1.(a)(iii), the Applicable Margin shall equal the percentage corresponding to Level 4 until the first day of the calendar month immediately following the month that the required Compliance Certificate is delivered. Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Administrative Agent first determines the Applicable Margin for Loans as set forth above, the Applicable Margin shall be determined based on Level 4. Thereafter, such Applicable Margin shall be adjusted from time to time as set forth in this definition. The provisions of this definition shall be subject to Section 2.4.(c).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Arranger” has the meaning given that term in the first paragraph of this Agreement.

“Assignment and Assumption Agreement” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.6.), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Bankruptcy Event” means with respect to a Person, any of the events of the type described or referred to in Section 9.1.(e) or (f).

“Base Rate” means the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the Federal Funds Rate plus one and one-half of one percent (1.50%).

“Base Rate Loan” means a Loan, or any portion thereof, bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Benefit Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Benefit Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Borrower” means, subject to Section 7.16. hereof, each of PREIT, PREIT-RUBIN and the Parent, individually and collectively, and shall include their respective successors and permitted assigns.

“Borrower Information” has the meaning given that term in Section 2.4.(c).

“Business Day” means (i) a day of the week (but not a Saturday, Sunday or holiday) on which the offices of the Administrative Agent in San Francisco, California are open to the public for carrying on substantially all of the Administrative Agent’s business functions, and (ii) if such day relates to a LIBOR Loan, any such day that is also a day on which dealings in Dollars are transacted in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capitalization Rate” means (a) 6.50% for a Property having an average sales per square foot of more than $500 for the period of 12 consecutive months most recently ending and (b) 7.50% for any other Property.

“Capitalized Lease Obligation” means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation determined in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or the Lenders, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“CIP Adjustment” means, at any time of determination, the sum of (i) 75% of Construction in Progress attributable to Properties (or portions thereof) that were Placed in Service in the fiscal quarter of the Parent most recently ended plus, (ii) 50% of Construction in Progress attributable to Properties (or portions thereof) that were Placed in Service in the fiscal quarter of the Parent prior to the immediately preceding fiscal quarter of the Parent most recently ended plus, (iii) 25% of Construction in Progress attributable to Properties (or portions thereof) that were Placed in Service two fiscal quarters of the Parent prior to the immediately preceding fiscal quarter of the Parent most recently ended. For purposes of this definition (x) if portions of a Property are considered to have been Placed in Service although other portions of such Property have not, the portions Placed in Service and the portions not considered Placed in Service shall each be accounted for as a separate Property and (y) the amount of Construction in Progress attributable to a Property (or any portion thereof) that was Placed in Service shall be determined immediately prior to the date such a Property (or any portion thereof) was Placed in Service.

“Commitment” means, as to each Lender (other than the Swingline Lender), such Lender’s obligation to make Revolving Loans pursuant to Section 2.1., to issue (in the case of the Issuing Bank) and to participate (in the case of the other Lenders) in Letters of Credit pursuant to Section 2.3.(i), and to participate in Swingline Loans pursuant to Section 2.2.(e), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Commitment Amount” or as set forth in any applicable Assignment and Assumption Agreement, or agreement executed by a Lender becoming a party hereto in accordance with Section 2.19., as the same may be reduced from time to time pursuant to Section 2.14. or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 11.6. or increased as appropriate to reflect any increase effected in accordance with Section 2.19.

“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders; provided, however that if at the time of determination the Commitments have terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

“Compliance Certificate” has the meaning given that term in Section 7.1.(a)(iii).

“Consolidated Affiliate” means (a) any Variable Interest Entity, or (b) with respect to a Person (the “Minority Investor”), any other Person (other than a Subsidiary or an Unconsolidated Affiliate of the Minority Investor) in whom the Minority Investor directly or indirectly holds an ownership interest which is less than a majority of the ownership interests in such Person, but by reason of the structure or contracts binding on such Person, the financial results of such Person are consolidated in accordance with GAAP with those of the Minority Investor.

“Consolidation Exempt Entities” means, with respect to any Person, such Person’s Consolidated Affiliates, Unconsolidated Affiliates and Non-Wholly Owned Subsidiaries.

“Construction in Progress” means, at any time of determination, an amount equal to the aggregate costs incurred to date with respect to Projects Under Development. For the avoidance of doubt, the aggregate costs associated with any Property (or portion thereof) that is considered to have been Placed in Service (including in accordance with the second sentence of the definition of CIP Adjustment) shall be excluded from Construction in Progress.

“Contingent Obligation” as applied to any Person, means (a) any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other payment obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto or (b) any obligation of such Person with respect to any total return swap entered into by such Person. Contingent Obligations shall include (i) any Guaranty of the Indebtedness of another (other than of such Person for liabilities arising from Nonrecourse Exceptions), (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the Indebtedness of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or otherwise supported.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the continuation of a LIBOR Loan, (c) the Conversion of a Base Rate Loan into a LIBOR Loan and (d) the issuance of a Letter of Credit or the amendment of a Letter of Credit that extends the maturity, or increases the Stated Amount, of such Letter of Credit.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 9.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9.(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding set forth in Article V. (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within 2 Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding set forth in Article V. (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions.

“Derivatives Support Document” means, (i) any Credit Support Annex comprising part of (and as defined in) any Specified Derivatives Contract, and (ii) any document or agreement pursuant to which cash, deposit accounts, securities accounts or similar financial asset collateral are pledged to or made available for set-off by, a Specified Derivatives Provider, including any banker’s lien or similar right, securing or supporting Specified Derivatives Obligation.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any thereof).

“Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by any Borrower, any other Loan Party or any other Subsidiary, including any disposition by means of a merger, consolidation or similar transaction, by way of liquidation, winding-up or dissolution, or by way of the issuance of Equity Interests of a Subsidiary (each referred to for the purposes of this definition as a “disposition”), of: (a) any Equity Interests of a Subsidiary (other than directors’ qualifying shares or shares required by Applicable Law to be held by a Person other than a Borrower or any other Subsidiary); (b) all or substantially all the assets of any division or line of business of any Borrower, any other Loan Party or any other Subsidiary; or (c) any other assets of any Borrower, any other Loan Party or any other Subsidiary outside of the ordinary course of business of such Borrower, such other Loan Party or such other Subsidiary; provided, however, a disposition by a Subsidiary to a Borrower or any other Loan Party or by a Borrower or any other Subsidiary to a Wholly Owned Subsidiary (including a Person that will become a Wholly Owned Subsidiary immediately following such disposition) shall not constitute a “Disposition”.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to any Person for any period and without duplication, net earnings (loss) of such Person and its Wholly Owned Subsidiaries for such period plus the sum of the following amounts (but only to the extent included in determining net earnings (loss) for such period): (a) depreciation and amortization expense and other non-cash charges of such Person and its Wholly Owned Subsidiaries for such period, including without limitation, non-cash compensation expense recorded under Financial Accounting Standards Board Statement No. 123 (Revised 2004), Accounting for Stock Based Compensation of such Person for such period, plus (b) severance and restructuring charges of such Person and its Wholly Owned Subsidiaries for such period, plus (c) interest expense of such Person and its Wholly Owned Subsidiaries for such period, plus (d) all provisions for any federal, state or other income tax of such Person and its Wholly Owned Subsidiaries in respect of such period, plus (e) acquisition related costs of such Person and its Wholly Owned Subsidiaries expensed pursuant to Topic 805 for such period, that would otherwise have been capitalized under GAAP immediately prior to the effectiveness of Topic 805 minus (plus) (f) extraordinary gains (losses) of such Person and its Wholly Owned Subsidiaries for such period. In addition, EBITDA shall include the greater of such Person’s Ownership Share or Recourse Share of the EBITDA of the Consolidation Exempt Entities of such Person for such period.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in accordance with the provisions of Section 11.7.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) a Borrower or any of its respective Affiliates or Subsidiaries, or (B) an Affiliate of a Lender or an Approved Fund that (1) if organized under the laws of the United States of America, any state thereof or the District of Columbia, does not have total assets in excess of $5,000,000,000, or if organized under the laws of any other country or a political subdivision thereof, is not organized in such a country that is a member of the Organization for Economic Co-operation and Development, does not have total assets in excess of $10,000,000,000, or does not act through a branch or agency located in the United States or (2) does not have a rating of BBB or higher by S&P, Baa2 or higher by Moody’s or the equivalent or higher of either such rating by another rating agency acceptable to the Administrative Agent with respect to such Affiliate of a Lender or Approved Fund’s (or if such Affiliate or Approved Fund is a Subsidiary, such Affiliate’s or Approved Fund’s parent’s) senior unsecured long term indebtedness.

“Environmental Laws” means any Applicable Law relating to protection of human health or the environment, relating to Hazardous Materials, relating to liability for or costs of other actual or threatened danger to human health or the environment. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act to the extent the same relates to Hazardous Materials; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term “Environmental Law” also includes, but is not limited to, any Applicable Law: conditioning transfer of a property upon a negative declaration or other approval of a governmental authority of the environmental condition of such property; requiring notification or disclosure of any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials or other environmental condition of a property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in such property; imposing conditions or requirements in connection with related permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action relating to Hazardous Materials related to any property; and relating to wrongful death, personal injury, or property or other damage relating to Hazardous Materials in connection with any physical condition or use of any property.

“Equity Interest” means, with respect to any Person (a) any share of preferred stock, common stock, units or other capital stock of (or other ownership or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any share of preferred stock, common stock, units or other capital stock of (or other ownership or profit interests in) such Person whether or not certificated, (c) any security convertible into or exchangeable for any preferred stock, common stock, units or other share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares or units (or such other interests), and (d) any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, unit, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Benefit Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Benefit Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Benefit Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan under Section 4042 of ERISA or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of a Lien in favor of the PBGC under Title IV of ERISA upon any member of the ERISA Group; or (j) a determination that a Benefit Plan is in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means each Borrower, the other Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 9.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Subsidiary” means any (a) Subsidiary (i) which holds title to assets which are or are to become collateral for any Secured Indebtedness of such Subsidiary, is an owner of the Equity Interests of a Subsidiary holding title to such assets (but has no assets other than such Equity Interests and other assets of nominal value incidental thereto), or is required to be a single purpose entity in connection with any Secured Indebtedness and (ii) which is prohibited from Guarantying the Indebtedness of any other Person pursuant to (A) any document, instrument or agreement evidencing such Secured Indebtedness, (B) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness or (C) any fiduciary obligation owing to the holders of an Equity Interest in such Subsidiary and imposed under Applicable Law or (b) Non-Wholly Owned Subsidiary that is prohibited from Guarantying the Indebtedness of any Person other than a Wholly Owned Subsidiary of such Non-Wholly Owned Subsidiary pursuant to (i) such Non-Wholly Owned Subsidiary’s organizational documents as a condition to the negotiated business arrangement with the holder of an Equity Interest in such Non-Wholly Owned Subsidiary or (ii) any fiduciary obligation owing to the holders of an Equity Interest in such Non-Wholly Owned Subsidiary and imposed under Applicable Law.

“Existing Credit Agreement” means that certain Amended, Restated and Consolidated Credit Agreement dated as of March 11, 2010 by and among PREIT, PREIT-RUBIN, PR Gallery I Limited Partnership, Keystone Philadelphia Properties, L.P., the Parent, the financial institutions party thereto as “Lenders”, Wells Fargo, as Administrative Agent, and the other parties thereto.

“Extension Request” has that meaning set forth in Section 2.13.

“Fair Market Value” means, with respect to any asset, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Parent acting in good faith conclusively evidenced by a board resolution thereof delivered to the Administrative Agent or, with respect to any asset valued at up to $5,000,000, such determination may be made by the chief financial officer of the Parent evidenced by an officer’s certificate delivered to the Administrative Agent.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(c) of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain fee letter dated as of March 7, 2013, by and among the Parent, PREIT, Wells Fargo and the Arranger.

“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder or under any Loan Document or under the Fee Letter.

“Fixed Charges” means, with respect to a Person and for a given period, (a) such Person’s Interest Expense for such period, plus (b) regularly scheduled principal payments on Indebtedness of such Person and its Wholly Owned Subsidiaries made during such period, other than any balloon, bullet or similar principal payment payable on any Indebtedness of such Person which repays such Indebtedness in full, plus (c) Preferred Dividends accrued by such Person and its Wholly Owned Subsidiaries during such period, plus (d) rent payments made during such period by such Person and its Subsidiaries in respect of ground leases. Fixed Charges shall include the greater of such Person’s Investment Share or Recourse Share of the amount of any of the items described in the immediately preceding clause (b) through (d) of such Person’s Consolidation Exempt Entities.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person determined on a consolidated basis for such period minus (or plus) (b) gains (or losses) from debt restructuring and sales of operating property during such period plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated entities will be calculated to reflect funds from operations on the same basis. For purposes of this Agreement, Funds From Operations shall be calculated consistent with the White Paper on Funds from Operations dated April 2002 issued by National Association of Real Estate Investment Trusts, Inc., but without giving effect to any supplements, amendments or other modifications promulgated after the Agreement Date. Notwithstanding the foregoing, Funds From Operations shall exclude (i) non-cash impairment charges, (ii) acquisition related costs expensed pursuant to Topic 805 that would have otherwise been capitalized under GAAP immediately prior to the effectiveness of Topic 805, and (iii) severance and restructuring charges. For the purpose of the foregoing, sales of operating properties shall not include parcels of land, leased pads or developed building parcels sold within one year from the respective opening date thereof.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Gallery” refers collectively to the Borrower’s Properties known as “Gallery I” and “Gallery II” and its Properties located at 801 and 907 E. Market Street, Philadelphia, Pennsylvania.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Gross Asset Value” means, at a given time, the sum (without duplication) of (a) Operating Real Estate Value at such time, plus (b) all cash and Cash Equivalents (excluding cash and Cash Equivalents the disposition of which is restricted (other than restrictions on cash held in an exchange account by a “qualified intermediary” in connection with the sale of a property pursuant to and qualifying for tax treatment under Section 1031 of the Internal Revenue Code)), and all accounts receivable net of reserves, of the Parent and its Wholly Owned Subsidiaries at such time, plus (c) the current book value of all land held for future development owned in whole or in part by the Parent and its Wholly Owned Subsidiaries, plus (d) predevelopment costs associated with land referred to in the immediately preceding clause (c) and, subject to the immediately following sentence, refundable deposits associated with land that is not owned by the Parent and its Wholly Owned Subsidiaries, to the extent such predevelopment costs and refundable deposits are included in the Parent’s publicly filed financial statements, plus (e) the amount of Construction in Progress of the Parent and its Wholly Owned Subsidiaries, plus (f) the CIP Adjustment of the Parent and its Wholly Owned Subsidiaries plus (g) the purchase price paid by the Parent or any Wholly Owned Subsidiary (less any amounts paid to the Parent or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements) for any Property acquired by the Parent or such Subsidiary during the immediately preceding four fiscal quarters of the Parent, plus (h) with respect to each Consolidation Exempt Entity of the Parent, the greater of the Parent’s Ownership Share or Recourse Share of (v) all cash and Cash Equivalents of such Consolidation Exempt Entity (excluding cash and Cash Equivalents the disposition of which is restricted (other than restrictions on cash held in an exchange account by a “qualified intermediary” in connection with the sale of a property pursuant to and qualifying for tax treatment under Section 1031 of the Internal Revenue Code)), (w) current book value of all land held for future development owned in whole or part by such Consolidation Exempt Entity and predevelopment costs associated with such land, (x) Construction in Progress of such Consolidation Exempt Entity as of the end of the Parent’s fiscal quarter most recently ended, (y) such Consolidation Exempt Entity’s Operating Real Estate Value, and (z) such Consolidation Exempt Entity’s CIP Adjustment, plus (i) the contractual purchase price of Properties of the Parent and its Subsidiaries subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Total Liabilities. If obligations under a contract to purchase or otherwise acquire unimproved or fully developed real property are included when determining Total Liabilities and the seller under such contract does not have the right to specifically enforce such contract, then only an amount equal to the aggregate amount of due diligence deposits, earnest money payments and other similar payments made under the contract which, at such time, would be subject to forfeiture upon termination of the contract, shall be included in Gross Asset Value. If obligations under a contract to purchase or otherwise acquire real property being renovated or developed by a third party are included when determining Total Liabilities and such real property is not owned or leased by the Borrower or any of its Subsidiaries, then only the amount equal to the maximum amount reasonably estimated to be payable by such Person to such third party under a contract between such

Person and such third party during the remaining term of such contract, shall be included in Gross Asset Value. To the extent that the current book value of land held for development plus predevelopment costs included pursuant to clause (d) above exceeds 5.0% of Gross Asset Value (determined without giving effect to this sentence), such excess shall be excluded in determining Gross Asset Value.

“Ground Lease” means the existing ground leases in which the Borrower or a Subsidiary is lessee described on Schedule 1.1.(A) and any ground lease hereafter entered into by the Borrower or a Subsidiary which contains (a) the following terms and conditions: (i) except for leases where the lessor and lessee are both Subsidiaries of the Parent, a remaining term (exclusive of any unexercised extension options) of 30 years or more from the Agreement Date; (ii) the right of the lessee to mortgage and encumber its interest in the leased property either without the consent of the lessor or with the consent of the lessor not to be unreasonably withheld; (iii) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (iv) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; (v) the obligation of the lessor to grant a new lease to the mortgagee (or its designee) as tenant on the same terms as the existing ground lease if the existing ground lease is terminated for any reason subject to cure of any monetary defaults under the lease; and (vi) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease; or (b) terms and conditions otherwise acceptable to the Administrative Agent.

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor”.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 5.1. and substantially in the form of Exhibit B.

“Hazardous Materials” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to Microbial Matter, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations or held for sale in a retail shopping mall and otherwise in compliance with all Environmental Laws.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (other than trade debt incurred in the ordinary course of business); (b) obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (c) all master lease obligations; (d) Capitalized Lease Obligations of such Person; (e) all reimbursement obligations of such Person under and in respect of any letters of credit or acceptances that have been presented for payment net of any cash collateral provided therefor; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person; (g) all Indebtedness of other Persons which (i) such Person has Guaranteed (other than Guarantees which are solely Guarantees of performance and not of payment and other Guarantees of such Person for liabilities arising from Nonrecourse Exceptions) or is otherwise recourse to such Person or (ii) is secured by a Lien on any property of such Person; provided, that such Indebtedness shall be limited to the value of such property so encumbered; and (h) the Recourse Share of all Indebtedness of any partnership of which such Person is a general partner. For purposes of this definition preferred equity (other than Mandatorily Redeemable Stock) of a Person shall not be considered to be Indebtedness.

“Intellectual Property” has the meaning given that term in Section 6.1.(s).

“Interest Expense” means, with respect to a Person and for any period, (a) all paid, accrued or capitalized interest expense (including, without limitation, interest expense attributable to Capitalized Lease Obligations but excluding capitalized interest funded from an interest reserve in a construction loan) of such Person and in any event shall include all letter of credit fees and all interest expense with respect to any Indebtedness in respect of which such Person is wholly or partially liable whether pursuant to any repayment, interest carry, performance Guarantee or otherwise, plus (b) to the extent not already included in the foregoing clause (a) the greater of such Person’s Investment Share or Recourse Share of all paid, accrued or capitalized interest expense (as limited above) for such period of Consolidation Exempt Entities of such Person.

“Interest Period” means with respect to any LIBOR Loan, the period commencing on the date of the borrowing, Conversion or Continuation of such LIBOR Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period shall be one, three or six months as the Borrower may, in a Notice of Borrowing, a Notice of Continuation or a Notice of Conversion, select. In no event shall an Interest Period of a Loan extend beyond the Termination Date. Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. The foregoing shall not include advances and allowances to tenants of a Person in the ordinary course of business.

“Investment Share” means, with respect to any Consolidation Exempt Entity of the Parent or any of its Subsidiaries, the ratio (expressed as a percentage) of (a) the aggregate amount of the Investment by the Parent or such Subsidiary in such Consolidation Exempt Entity to (b) the aggregate amount of all Investments by all Persons in such Consolidation Exempt Entity, subject to review of calculation of such ratio by the Administrative Agent.

“Issuing Bank” means Wells Fargo in its capacity as the issuer of Letters of Credit pursuant to Section 2.3.

“L/C Commitment Amount” has the meaning given that term in Section 2.3.(a).

“L/C Disbursement” has the meaning given to that term in Section 3.9.(b).

“Lender” means each financial institution from time to time party hereto as a “Lender” together with its respective successors and permitted assigns, and, as the context requires, includes the Swingline Lender.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption Agreement, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.3.(a).

“Letter of Credit Collateral Account” means a special deposit account maintained pursuant to Section 9.6. by the Administrative Agent and under its sole dominion and control.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender then acting as Issuing Bank) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.3. in the related Letter of Credit, and the Lender then acting as the Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders (other than the Lender then acting as the Issuing Bank) of their participation interests under such Section.

“Level” has the meaning given that term in the definition of “Applicable Margin”.

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate appearing on the Reuters Screen LIBOR01 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the first day of such Interest Period and having a maturity equal to such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

“LIBOR Loan” means a Revolving Loan (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one month Interest Period determined at approximately 11:00 a.m. Central time for such day (or if such day is not a Business Day, the immediately preceding Business Day). The LIBOR Market Index Rate shall be determined on a daily basis.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, excluding any financing statement filed to give notice of the existence of an operating lease; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a Revolving Loan or a Swingline Loan.

“Loan Document” means this Agreement, each Note, the Guaranty, and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letter and any Specified Derivatives Contract).

“Loan Party” means each Borrower and each Guarantor.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise,

(a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest or any Person controlling such issuer), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which all Loans are scheduled to be due and payable in full.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition, results of operations or business prospects of PREIT and its Subsidiaries taken as a whole, or the Parent and its Subsidiaries taken as a whole, (b) the legal ability of the Borrower or any other Loan Party that is a Material Subsidiary to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Administrative Agent under any of such Loan Documents and (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“Material Contract” means any contract or other arrangement (other than Loan Documents and Specified Derivatives Contracts), whether written or oral, to which a Borrower, any other Loan Party or any other Subsidiary is a party as to which the breach, nonperformance, cancellation or failure to renew by any party to such contract or other arrangement could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” has the meaning given that term in Section 9.1.(d)(i).

“Material Subsidiary” means one or more Subsidiaries (other than any Borrower) to which more than $25,000,000 of Gross Asset Value is directly or indirectly attributable.

“Microbial Matter” means fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including, but not limited to, mold, mildew, and viruses, whether or not such Microbial Matter is living.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made or to be made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash or the Fair Market Value of all other property received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by or on behalf of such Person in connection with such Equity Issuance and paid or payable to a Person other than an Affiliate of such Person.

“NOI” means, with respect to any Property and for a given period and without duplication, the amount equal to: (a) rents and other revenues received or accrued in the ordinary course from such Property (including proceeds of rent loss insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent and without giving effect to acceleration of straight line rents, allowances, and lease intangibles as required by GAAP) minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Property, including but not limited to taxes, assessments and other similar charges, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 11.7.(b) and (b) has been approved by the Requisite Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Nonrecourse Exceptions” means, with respect to Nonrecourse Indebtedness, reasonable and customary exceptions for fraud, willful misrepresentation, misapplication of funds (including misappropriation of security deposits and failure to apply rents to operating expenses or debt service), indemnities relating to environmental matters and waste of property constituting security for such Nonrecourse Indebtedness, post-default interest, attorney’s fees and other costs of collection to the extent not covered by the value of the property constituting security for such Nonrecourse Indebtedness and other similar exceptions to nonrecourse liability. Nonrecourse Exceptions shall also include the contingent liability of a Person in respect of Nonrecourse Indebtedness of another Person providing for liability arising upon the occurrence of a Bankruptcy Event with respect to such other Person or the occurrence of other contingent events such as a violation of a due on sale clause or a due on finance clause or a violation of special purpose entity covenants (whether such liability arises under a Guaranty of such Nonrecourse Indebtedness enforceable only upon the occurrence of such Bankruptcy Event or such other contingent event, as an obligation to pay to the holder of such Nonrecourse Indebtedness damages resulting from the occurrence of such Bankruptcy Event or other contingent event, or otherwise); provided, however, upon the occurrence of any Bankruptcy Event or other contingent event with respect to such other Person, or once such liability shall otherwise cease to be contingent, then such liability shall no longer be considered to be Nonrecourse Indebtedness.

“Nonrecourse Indebtedness” means, with respect to a Person, (a) Indebtedness for borrowed money in respect of which recourse for payment (except for obligations in respect to Nonrecourse Exceptions) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness for borrowed money of such Person. Liability of a Person under (i) a Guaranty of Nonrecourse Exceptions or (ii) completion guarantees for Projects Under Development, to the extent relating to the Nonrecourse Indebtedness of another Person, shall not, in and of itself, prevent such liability from being characterized as Nonrecourse Indebtedness.

“Non-Wholly Owned Subsidiary” means any Subsidiary of a Person that is not a Wholly Owned Subsidiary.

“Note” means a Revolving Note or the Swingline Note.

“Notice of Continuation” means a notice substantially in the form of Exhibit C (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.9. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice of Revolving Loan Borrowing” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent evidencing the Borrower’s request for the borrowing of Revolving Loans.

“Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Swingline Lender pursuant to Section 2.2.(b) evidencing the Borrower’s request for a Swingline Loan.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, the Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent, the Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees, any other fees payable under any Loan Document and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. “Obligations” shall not include Specified Derivatives Obligations.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually occupied by tenants paying rent (including each tenant in occupancy during a free rent period negotiated under the terms of its lease and space provided to and accepted by a tenant for performance by the tenant of fit-up work) pursuant to binding leases as to which no monetary default has occurred and is continuing to (b) the aggregate net rentable square footage of such Property. When determining the Occupancy Rate of a Property, a tenant will be deemed to be in occupancy provided such tenant (A) is paying rent to the extent required under the lease, (B) has taken physical possession of its leased space, and (C) if not already open for business, the Borrower reasonably anticipates that such tenant will be open for business within 90 days of the date such tenant first took possession of such space.

“Off-Balance Sheet Obligations” means liabilities and obligations of any Borrower, any other Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item

303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10-Q or Form 10-K (or their equivalents) which the Parent is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).

“Operating Real Estate Value” means, as of a given date, the Adjusted NOI for each Property of the Parent, its Subsidiaries, its Consolidated Affiliates and its Unconsolidated Affiliates for the four fiscal-quarter period most recently ended divided by the applicable Capitalization Rate for each such Property. For purposes of determining Operating Real Estate Value (a) Adjusted NOI from Properties acquired by the Parent, any Subsidiary, any Consolidated Affiliate or any Unconsolidated Affiliate during the immediately preceding four fiscal quarters of the Parent or disposed of by any such Person during the immediately preceding fiscal quarter of the Parent, shall be excluded and (b) with respect to a Property owned by a Consolidation Exempt Entity, only the greater of the Parent’s Ownership Share or Recourse Share of the Adjusted NOI, as applicable, of such Property shall be used when determining Operating Real Estate Value. If the Borrower or a Subsidiary owns Equity Interests in a Consolidated Affiliate or an Unconsolidated Affiliate which owns a Property the Adjusted NOI of which has not been excluded from determinations of Operating Real Estate Value by virtue of the immediately preceding clause (a), and such Consolidated Affiliate or Unconsolidated Affiliate then becomes a Subsidiary as a result of the acquisition by the Borrower or another Subsidiary of additional Equity Interests or otherwise, the Adjusted NOI for Properties owned by such Consolidated Affiliate or Unconsolidated Affiliate which has become a Subsidiary shall continue to be included in determinations of Operating Real Estate Value and not be excluded by virtue of the immediately preceding clause (a).

“Ownership Share” means, with respect to any Consolidation Exempt Entity of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Consolidation Exempt Entity or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Consolidation Exempt Entity determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Consolidation Exempt Entity, subject to review of the calculation of such Ownership Share by the Administrative Agent.

“Parent” has the meaning set forth in the introductory paragraph hereof and shall include the Parent’s successors and permitted assigns.

“Participant” has the meaning given that term in Section 11.6.(d).

“Participant Register” has the meaning given that term in Section 11.6.(d).

“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership Agreement of PREIT Associates, L.P. dated as of September 30, 1997, by and among Pennsylvania Real Estate Investment Trust, as the general partner and the limited partners whose names are set forth therein, as amended and in effect on the Effective Date.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, with respect to any asset or property of a Person, (a)(i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or (ii) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in the case of both clauses (i) and (ii), are not at the time required to be paid or discharged under Section 7.7.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the Issuing Bank, the Lenders and each Specified Derivatives Provider; and (f) Liens securing judgments so long as the judgment it secures does not give rise to an Event of Default under Section 9.1.(h).

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Placed in Service” means for each Project Under Development (or portion thereof), the time, determined in accordance with GAAP, at which the ground-up construction, redevelopment and/or expansion of such Property is considered substantially completed and such Property is held available for occupancy subject only to completion of tenant improvements but in any event shall be deemed to have occurred no later than one year from cessation of major construction activity (as distinguished from activities such as routine maintenance, punch list items and cleanup).

“Post-Default Rate” means a rate per annum equal to 4.0% plus the rate applicable to Base Rate Loans under Section 2.4.(a).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Stock issued by the Parent or a Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Equity Interests redeemable at the option of the holder) payable to holders of such class of Equity Interests; (b) paid or payable to the Parent, another Borrower or another Subsidiary; or (c) constituting balloon, bullet or similar redemptions resulting in the redemption of Preferred Stock.

“Preferred Stock” means, with respect to any Person, shares of capital stock of, or other Equity Interests in, such Person which are entitled to preference or priority over any other capital stock of, or other Equity Interest in, such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“PREIT” has the meaning set forth in the introductory paragraph hereof and shall include PREIT’s successors and permitted assigns.

“PREIT-RUBIN” has the meaning set forth in the introductory paragraph hereof and shall include PREIT-RUBIN’s successors and permitted assigns.

“Principal Office” means the office of the Administrative Agent located at 608 Second Avenue S., 11th Floor, Minneapolis, Minnesota 55402-1916, or any other subsequent office that the Administrative Agent shall have specified by written notice to the Borrower and the Lenders as the Principal Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

“Project Under Development” means a Property owned by the Parent, any Subsidiary, any Consolidated Affiliate or any Unconsolidated Affiliate on which ground-up construction, redevelopment, and/or expansion has commenced. A Property undergoing ordinary course capital improvements which would qualify as recurring capital expenditures or incurring costs due to ordinary course turnover of non-anchor tenant space, shall not be considered to be a Project Under Development. A Property or portions of that Property shall no longer be considered a Project Under Development after the earlier of (i) the time it is Placed in Service, and (ii) the Borrower’s election (which election shall be irrevocable without the Administrative Agent’s consent) to no longer treat such Property (or portion thereof) as a Project Under Development.

“Property” means a parcel (or group of related parcels) of real property developed (or which is to be developed) principally for retail, office, industrial or residential multi-family use.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Recourse Share” means, with respect to any Person, the portion (calculated as a percentage) of the total Indebtedness of another Person guaranteed by such Person, or which is otherwise recourse to such Person (other than Indebtedness consisting of Guarantees which are solely Guarantees of performance and not of payment and other Guarantees of such Person for liabilities arising from Nonrecourse Exceptions), subject to review of the calculation of such portion by the Administrative Agent.

“Register” has the meaning given that term in Section 11.6.(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date (or with respect to any Lender that becomes a party to this Agreement after the Agreement Date, any change effective after the date on which such Lender becomes a party hereto) in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Bank for any drawing honored by the Issuing Bank under a Letter of Credit.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“REIT Taxable Income” means, with respect to a Person for any taxable year, the taxable income of such Person determined in accordance with Section 857(b)(2) of the Internal Revenue Code before deduction for dividends paid.

“Requisite Lenders” means, as of any date, (a) Lenders having more than 50.0% of the aggregate amount of the Commitments, or (b) if the Commitments have been terminated or reduced to zero, Lenders holding at least more than 50.0% of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and the Commitment Percentages, Revolving Loans and Letter of Credit Liabilities, as applicable, of the Lenders shall be redetermined, for voting purposes only, to exclude the Commitments, Revolving Loans and Letter of Credit Liabilities, as applicable, of such Defaulting Lender, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders. For purposes of this definition, a Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Reserve for Replacements” means, for any period and with respect to any Property, an amount equal to (a)(i) the aggregate square footage of all completed space of such Property times (ii) $0.15 times (b) the number of days in such period divided by (c) 365. The Properties included in the calculation of Reserve for Replacements shall not include those Properties or portions thereof with respect to which or to the extent that a third party (x) owns the improvements thereon, (y) is a party to a ground lease with the a Borrower or a Subsidiary with respect to the land therein and (z) is contractually obligated to make all repairs and capital improvements and replacements thereof.

“Responsible Officer” means with respect to a Borrower or any other Subsidiary, the chief executive officer, president and/or chief financial officer of such Borrower, or the corresponding officer of each such Subsidiary, or if any of the foregoing is a partnership, such officer of its general partner.

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent or any of its Subsidiaries now or hereafter outstanding, except a dividend payable to holders of Equity Interests solely in the form of Equity Interests of the Parent or any such Subsidiary, as the case may be; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares or similar units of any class of stock or other equity interest of the Parent or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or similar units of any class of stock or other equity interest of the Parent or any of its Subsidiaries now or hereafter outstanding.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Letter of Credit Liabilities and Swingline Loans at such time.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a).

“Revolving Note” has the meaning given that term in Section 2.11.(a).

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Secured Indebtedness” means Indebtedness that is secured in any manner by a Lien.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Single Asset Entity” means a Person (other than an individual) that (a) only owns a single Property; (b) is engaged only in the business of owning, developing and/or leasing such Property; and (c) receives substantially all of its gross revenues from such Property. In addition, if the assets of a Person consist solely of (i) Equity Interests in one other Single Asset Entity and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entity, such Person shall also be deemed to be a Single Asset Entity for purposes of this Agreement.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities); and (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract, together with any Derivatives Support Document relating thereto, that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, in each case, with respect to the Loans, between the Borrower and a Specified Derivatives Provider.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means any Lender, or any Affiliate of a Lender, that is a party to a Derivatives Contract at the time the Derivatives Contract is entered into.

“Stated Amount” means the amount available to be drawn by a beneficiary of a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Subsidiary” means, for any Person, any corporation, partnership or other entity (other than a condominium association) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substantial Amount” means, at the time of determination thereof, an amount in excess of 30.0% of total consolidated assets (exclusive of depreciation) at such time of the Parent and its Subsidiaries determined on a consolidated basis.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.2. in an amount up to, but not exceeding the amount set forth in the first sentence of Section 2.2.(a), as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lender” means Wells Fargo Bank, National Association, together with its respective successors and assigns.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.2.

“Swingline Maturity Date” means the date which is 7 Business Days prior to the Termination Date.

“Swingline Note” has the meaning given that term in Section 2.11.(b).

“Tangible Net Worth” means, for any Person and as of a given date, such Person’s total consolidated stockholder’s equity (including equity attributable to any non-controlling ownership interests of PREIT consistent with the Statement of Financial Accounting Standards No. 160) plus (a) (to the extent reflected in determining stockholders’ equity of such Person) the sum of (i) accumulated depreciation and amortization, plus (ii) any unrealized losses recorded pursuant to Topic 815, minus (b) (to the extent reflected in determining stockholders’ equity of such Person): (i) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, (ii) the aggregate of all amounts appearing on the assets side of any such balance sheet for patents, patent applications, copyrights, trademarks, trade names, goodwill and other like assets (other than liquor licenses the value of which shall be included) which would be classified as intangible assets under GAAP, all determined on a consolidated basis and (iii) any unrealized gains recorded pursuant to Topic 815.

“Taxes” has the meaning given that term in Section 3.10.

“Temporary Lease” means any Tenant Lease entered into for seasonal or temporary uses, carts, kiosks, directory and other advertising or marketing agreements with a term of 1 year or less that cannot be automatically extended at the option of the tenant party thereto.

“Tenant Lease” means any lease or license agreement entered into by the Parent or any Subsidiary with respect to all or any portion of any Property owned or leased by the Parent or such Subsidiary, including any Temporary Lease or Tower Lease.

“Termination Date” means April 15, 2016, or such later date to which such date may be extended in accordance with Section 2.13.

“Titled Agent” has the meaning given that term in Section 10.9.

“Topic 805” means Topic 805 as described in the Financial Accounting Standards Board (FASB) Accounting Standards of Codification™.

“Topic 810” means Topic 810 as described in the Financial Accounting Standards Board (FASB) Accounting Standards of Codification™.

“Topic 815” means Topic 815 as described in the Financial Accounting Standards Board (FASB) Accounting Standards of Codification™.

“Total Budgeted Cost Until Stabilization” means, with respect to a Project Under Development, and at any time, the aggregate amount of all costs budgeted to be paid, incurred or otherwise expended or accrued by the Parent, another Borrower, any other Subsidiary, a Consolidated Affiliate or an Unconsolidated Affiliate with respect to such Property to achieve an Occupancy Rate of 100%, including without limitation, all amounts budgeted with respect to all of the following: (a) acquisition of land and any related site improvements, demolition costs, architecture, engineering, construction/project management and development fees, legal fees and entitlement fees; (b) a reasonable and appropriate reserve for construction interest; (c) tenant improvements; (d) leasing commissions and other leasing costs, (e) infrastructure costs and (f) other hard and soft costs associated with the development or redevelopment of such Property. With respect to any Property that is a redevelopment involving the addition of gross leasable area, the Total Budgeted Cost Until Stabilization shall include all budgeted costs for expansions of the Property associated with the additional gross leasable area and all budgeted costs for renovations and other expenditures. With respect to any Property to be developed from the ground up in more than one phase, the Total Budgeted Cost Until Stabilization shall exclude budgeted costs (other than costs relating to acquisition of land and related site improvements, demolition costs, architecture, engineering, construction/project management and development fees, legal fees and entitlement fees) to the extent relating to any phase for which (i) construction has not yet commenced and (ii) a binding construction contract or lease agreement has not been entered into by the Parent, another Borrower, any other Subsidiary, any Consolidated Affiliate or any Unconsolidated Affiliate, as the case may be. The calculation of Total Budgeted Cost Until Stabilization herein shall be net of (x) any amount of budgeted costs attributable to portions of any Property that have been Placed in Service and (y) the aggregate sale proceeds of a sale of a pad site within a Project under Development that are payable pursuant to a binding sale contract with a third party approved by the Administrative Agent.

“Total Liabilities” means, as to any Person as of a given date, all liabilities which would, in conformity with GAAP, be properly classified as a liability on the consolidated balance sheet of such Person as of such date, and in any event shall include (without duplication): (a) all Indebtedness of such Person (whether or not Nonrecourse Indebtedness and whether or not secured by a Lien), including without limitation, Capitalized Lease Obligations and the full stated amount of undrawn letters of credit issued for the account of such Person, but excluding (i) letters of credit secured with cash collateral, (ii) letters of credit issued solely in lieu of a non-payment performance obligation and (iii) letters of credit securing a refundable obligation under a binding contract; (b) all accounts payable (including tenant deposits accounted for as payables but excluding tenant deposits held as restricted cash and not included in the calculation of Gross Asset Value pursuant to clause (b) of the definition of such term) and accrued expenses of such Person; (c) all purchase and repurchase obligations and forward commitments of such Person to the extent such obligations or commitments are evidenced by a binding purchase agreement (forward commitments shall include without limitation forward equity commitments and commitments to purchase properties); (d) all unfunded obligations of such Person; (e) all lease obligations of such Person (including ground leases) to the extent required under GAAP to be classified as a liability on the balance sheet of such Person; (f) all Contingent Obligations and Off-Balance Sheet Obligations of such Person; (g) all liabilities of any Consolidation Exempt Entity of such Person, which liabilities such Person has Guaranteed or is otherwise obligated on a recourse basis; and (h) the greater of such Person’s Investment Share or Recourse Share of the Indebtedness of any Consolidation Exempt Entity of such Person, including Nonrecourse Indebtedness of such Person. For purposes of clauses (c) and (d) of this definition, the amount of Total Liabilities of a Person at any given time in respect of a contract to purchase or otherwise acquire unimproved or fully developed real property shall be equal to (i) the total purchase price payable by such Person under the contract if, at such time, the seller of such real property would be entitled to specifically enforce the contract against such Person, otherwise and (ii) the aggregate amount of due diligence deposits, earnest money payments and other similar payments made by such Person under the contract which, at such time, would be subject to forfeiture upon termination of the contract. For purposes of clause (c) of this definition, the amount of Total Liabilities of a Person at any given time in respect of a contract to purchase or otherwise acquire real property being renovated or developed by a third party shall be equal to the maximum amount reasonably estimated to be payable by such Person to such third party under a contract between such Person and such third party during the remaining term of such contract. For purposes of this definition, if the assets of a Subsidiary of a Person consist solely of Equity Interests in one Consolidation Exempt Entity of such Person and such Person is not otherwise obligated in respect of the Indebtedness of such Consolidation Exempt Entity, then only such Person’s Investment Share of the Indebtedness of such Consolidation Exempt Entity shall be included as Total Liabilities of such Person. For purposes of determining the Total Liabilities of the

Parent and the Subsidiaries, (i) the amount of any Indebtedness assumed by the Parent or any Subsidiary at the time of an acquisition which the Parent is required under GAAP to reflect at fair value on a balance sheet, shall be equal to outstanding principal balance of such Indebtedness and not the fair value of such Indebtedness as would be reflected on the Parent’s balance sheet and (ii) liabilities recorded in connection with derivative accounting pursuant to Topic 815 and liabilities relating to intangible items recorded pursuant to Topic 805 shall be excluded.

“Tower Lease” means any Tenant Lease entered into for a wireless communication, broadcast or other transmission tower.

“Transfer Authorizer Designation” means a form substantially in the form of Exhibit G to be delivered to the Administrative Agent pursuant to Section 5.1.

“Trust Agreement” means that certain Pennsylvania Real Estate Investment Trust Agreement, as amended and restated as of December 16, 1997, among the trustees a party thereto, as amended and in effect on the Effective Date.

“Type” with respect to any Revolving Loan, or any portion thereof, refers to whether such Loan or portion is a LIBOR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person directly or indirectly holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated in accordance with GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Debt Yield” means, at the time of determination, the ratio (expressed as a percentage) of (a) Unencumbered NOI divided by (b) the sum of (without duplication) (i) the aggregate outstanding principal amount of all Unsecured Indebtedness of the Parent and its Wholly Owned Subsidiaries plus (ii) the greater of the Parent’s Investment Share or Recourse Share of the aggregate outstanding principal amount of all Unsecured Indebtedness of its Consolidation Exempt Entities, in the case of each of the foregoing clauses (i) and (ii), as of the last day of the applicable period of determination of Unencumbered NOI. Solely when determining Unencumbered NOI for purposes of this definition for any given period: (x) with respect to any Unencumbered Property acquired during such period, Adjusted NOI attributable to such Unencumbered Property shall be included in the calculation of Unencumbered NOI on a pro forma basis reasonably acceptable to the Administrative Agent and (y) with respect to any Unencumbered Property disposed of during such period, Adjusted NOI attributable to such Unencumbered Property shall be excluded from the calculation of Unencumbered NOI.

“Unencumbered NOI” means Adjusted NOI for the period of four consecutive fiscal quarters most recently ended attributable to all Unencumbered Properties.

“Unencumbered Property” means (a) each Property described on Part I of Schedule 1.1.(B), (b) each Property described on Part II of Schedule 1.1.(B) upon its satisfying the following clause (c)(v), and (c) any Property not listed on Schedule 1.1.(B) which satisfies all of the following requirements: (i) such Property is fully developed for use substantially as a retail property or other use acceptable to the Administrative Agent; (ii) the Borrower or a Guarantor has either a fee simple interest or a leasehold estate under a Ground Lease, in such Property, which interest is held entirely by the Borrower or such Guarantor, as applicable; (iii) such Property is located in a State of the United States of America or in the

District of Columbia; (iv) regardless of whether such Property is owned or leased under a Ground Lease by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions: (A) without the need to obtain the consent of any Person (or in the case of a Property leased under a Ground Lease, with the consent of the lessor not to be unreasonably withheld), to create Liens on the interest of the Borrower or applicable Subsidiary in such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (B) if such Property is owned in fee simple, to sell, transfer or otherwise dispose of such interest in such Property without the need to obtain the consent of any Person, or if such Property is leased under a Ground Lease, to sell, transfer or otherwise dispose of such interest in such Property pursuant to terms and conditions of such Ground Lease providing for reasonable transferability as required under the definition of “Ground Lease” or pursuant to terms and conditions otherwise approved by the Administrative Agent; (v) neither such Property, nor if such Property is owned by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (A) any Lien other than Permitted Liens (but not Permitted Liens of the type described in clause (f) of the definition of such term unless the aggregate amount of all such Permitted Liens then encumbering any of the Unencumbered Properties does not exceed $25,000,000) or (B) any Negative Pledge other than to the Lenders under the Loan Documents; (vi) such Property is not a Project Under Development (other than a Project Under Development where not more than 25.0% (or 33.0% in the case of the Gallery) of the applicable gross leasable area of the Property is undergoing redevelopment and/or expansion); and (vii) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters which, individually or collectively, are not material to the profitable operation of such Property. Notwithstanding anything to the contrary in this definition, if a Property listed on Schedule 1.1.(B) at any time after the Effective Date fails to satisfy any requirements in clause (c) of this definition (other than those, if any, it failed to satisfy on the Effective Date), such Property shall no longer be an Unencumbered Property until such time as it satisfies at least all of the requirements in such clause (c) that it satisfied on the Effective Date; provided, that the Property listed on Part II of Schedule 1.1.(B) must satisfy clause (c)(v) of this definition in order to be an Unencumbered Property.

“Unsecured Indebtedness” means Indebtedness that is not Secured Indebtedness.

“Unsecured Interest Expense” means Interest Expense attributable to Unsecured Indebtedness.

“Variable Interest Entities” means those Persons who (a) are neither Guarantors or Subsidiaries of the Parent and (b) who are consolidated with the Parent in the financial statements of the Parent solely by reason of the application of Topic 810.

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and permitted assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) of which are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person. In the case of the Parent, the term “Wholly Owned Subsidiary” shall also include PREIT. With respect to clause (b) of the term “Excluded Subsidiary”, the term “Wholly Owned Subsidiary” shall include any Subsidiary of a Person, (a) of which such Person owns or controls, directly or indirectly through one or more other Subsidiaries, substantially all of the Equity Interests and (b) over which such Person possesses sufficient control to warrant treating such Subsidiary as if it were a Wholly Owned Subsidiary.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2. General; References to Times.

Unless otherwise indicated (other than in the definition of the term “GAAP”), all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect as of the Agreement Date. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other financial accounting standard promulgated by the Financial Accounting Standards Board having a similar result or effect) to value any Indebtedness or other liabilities of the Parent, any other Borrower or any other Subsidiary at “fair value”, as defined therein. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include, unless otherwise indicated, all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean, unless otherwise indicated, such document, instrument or agreement, or replacement thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent permitted hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Parent. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Central time. Certifications as to the matters contained in any certificate delivered by an officer of a Borrower to any or all of the Administrative Agent, the Issuing Bank and the Lenders under the terms of this Agreement or any other Loan Document are made in such officer’s capacity as an officer of such Borrower and not in such officer’s individual capacity.

ARTICLE II. CREDIT FACILITIES

Section 2.1. Revolving Loans.

(a) Making of Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.17. below, each Lender severally and not jointly agrees to make Revolving Loans to the Borrower during the period from and including the Effective Date to but excluding the Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Commitment. Each borrowing of Base Rate Loans under this subsection shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof and each borrowing of LIBOR Loans under this subsection shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess thereof. Notwithstanding the immediately preceding sentence, a borrowing of Revolving Loans may be in the aggregate amount of the unused Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

(b) Requests for Revolving Loans. Not later than 11:00 a.m. Central time at least 1 Business Day prior to a borrowing of Base Rate Loans and not later than 11:00 a.m. Central time at least 3 Business Days prior to a borrowing of LIBOR Loans, the Borrower shall deliver to the Administrative

Agent a Notice of Revolving Loan Borrowing. Each Notice of Revolving Loan Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Revolving Loans, the Type of the requested Revolving Loans, and if such Revolving Loans are to be LIBOR Loans, the initial Interest Period for such Revolving Loans. Each Notice of Revolving Loan Borrowing shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Revolving Loan Borrowing, the Borrower may (without specifying whether a Revolving Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.

(c) Funding of Revolving Loans. Promptly after receipt of a Notice of Revolving Loan Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 11:00 a.m. Central time on the date of such proposed Revolving Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower, not later than 2:00 p.m. Central time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent.

(d) Assumptions Regarding Funding by Lenders. With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the Federal Funds Rate and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender.

Section 2.2. Swingline Loans.

(a) Swingline Loans. Subject to the terms and conditions hereof, including without limitation Section 2.17., the Swingline Lender agrees to make Swingline Loans to the Borrower, during the period from the Effective Date to but excluding the Swingline Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, $50,000,000, as such amount may be reduced from time to time in accordance with the terms hereof. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall immediately pay the Administrative Agent for the account of the Swingline

Lender the amount of such excess. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder. The borrowing of a Swingline Loan shall not constitute usage of any Lender’s Commitment for purposes of calculation of the fee payable under Section 3.5.(b).

(b) Procedure for Borrowing Swingline Loans. The Borrower shall give the Administrative Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 11:00 a.m. Central time on the proposed date of such borrowing. Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender and the Administrative Agent by telecopy on the same day of the giving of such telephonic notice. Not later than 1:00 p.m. Central time on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article 5.2. for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing.

(c) Interest. Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time plus the Applicable Margin. Interest on Swingline Loans is solely for the account of the Swingline Lender (except to the extent a Lender acquires a participating interest in a Swingline Loan pursuant to the immediately following subsection (e)). All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.4. with respect to interest on Base Rate Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

(d) Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $500,000 and integral multiples of $100,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender and the Administrative Agent prior written notice thereof no later than 12:00 noon Central time on the day prior to the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e) Repayment and Participations of Swingline Loans. The Borrower agrees to repay each Swingline Loan within one Business Day of demand therefor by the Swingline Lender and, in any event, within 5 Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to pay a Swingline Loan. Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Maturity Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing). In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), request a borrowing of Revolving Loans that are Base Rate Loans from the Lenders in an amount equal to the principal balance of such Swingline Loan. The amount limitations contained in the second sentence of Section 2.1.(a) shall not apply to any borrowing of such Revolving Loans made pursuant to this subsection. The Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Revolving Loans not later than 11:00 a.m. Central time at least one Business Day prior to the proposed date of such borrowing. Promptly after receipt of such notice of borrowing of Revolving Loans from the Swingline Lender under the immediately preceding sentence, the Administrative Agent shall notify each Lender of the proposed borrowing. Not later than 11:00 a.m. Central time on the proposed date of such borrowing, each Lender will make available to the Administrative Agent at the Principal Office for the account of the Swingline Lender, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender. The Administrative Agent shall pay the proceeds of such Revolving Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Lenders are prohibited from making Revolving Loans required to be made under this subsection for any reason whatsoever, including without limitation, the existence of any of the Defaults or Events of Default described in Sections 9.1.(e) or (f), each Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of the Swingline Lender in Dollars and in immediately available funds. A Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, the Swingline Lender or any other Person whatsoever, (ii) the existence of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 9.1. (e) or (f)), or the termination of any Lender’s Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender, the Borrower or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.3. Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.17., the Issuing Bank, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Termination Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $30,000,000 (as such amount may be reduced from time to time in accordance with the terms hereof) (the “L/C Commitment Amount”).

(b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond 30 days prior to the Termination Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Issuing Bank but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is 30 days prior to the Termination Date. The initial Stated Amount of each Letter of Credit shall be at least $10,000.

(c) Requests for Issuance of Letters of Credit. The Borrower shall give the Issuing Bank and the Administrative Agent written notice at least 5 Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article V., the Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date 5 Business Days following the date after which the Issuing Bank has received all of the items required to be delivered to it under this subsection. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, the Issuing Bank shall deliver to the Borrower a copy of (i) any Letter of Credit proposed to be issued hereunder prior to the issuance thereof and (ii) each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d) Reimbursement Obligations. Upon receipt by the Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand; provided, however, that the Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse the Issuing Bank for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by the Issuing Bank of any payment in respect of any Reimbursement Obligation, the Issuing Bank shall promptly pay to each Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) of this Section such Lender’s Commitment Percentage of such payment.

(e) Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be LIBOR Loans with an Interest Period of one month) hereunder to finance its obligation to reimburse the Agent for the amount of the related demand for payment, then (i) if the applicable conditions contained in Article V. would permit the making of Revolving Loans, the requested Revolving Loans will be made in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 1:00 p.m. Central time and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply.

(f) Effect of Letters of Credit on Commitments. Upon the issuance by the Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Commitment Percentage and (ii) without duplication, the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g) Issuing Bank’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Bank, Administrative Agent or any of the Lenders shall be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Bank’s or Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender. In this connection, the obligation of the Borrower to reimburse the Issuing Bank for any drawing made under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement or any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Issuing Bank, the Administrative Agent or any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by the Issuing Bank under the Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of the Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations.

(h) Amendments, Etc. The issuance by the Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Issuing Bank), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and the appropriate Lenders as required under Section 11.7. shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5.(c).

(i) Lenders’ Participation in Letters of Credit. Immediately upon the issuance by the Issuing Bank of a Letter of Credit, each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of the liability of the Issuing Bank with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, such Lender’s Commitment Percentage of the Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Administrative Agent for the account of the Issuing Bank in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Issuing Bank, Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Issuing Bank pursuant to the last sentence of Section 3.5.(c)).

(j) Payment Obligation of Lenders. Each Lender severally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s Commitment Percentage of each drawing paid by the Issuing Bank under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d) of this Section; provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Commitment Percentage of such drawing except as otherwise provided in Section 3.9.(d). Each Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 9.1.(e) or (f) or (iv) the termination of the Commitments. Each such payment to the Administrative Agent for the account of the Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k) Information to Lenders. Promptly following any change in Letters of Credit outstanding, the Issuing Bank shall deliver to the Administrative Agent, each Lender and the Borrower a notice describing the aggregate amount of all Letters of Credit outstanding at such time. Upon the request of any Lender from time to time, the Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, the Issuing Bank shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Issuing Bank to perform its requirements under this subsection shall not relieve any Lender from its obligations under the immediately preceding subsection (j).

Section 2.4. Rates and Payment of Interest on Loans.

(a) Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Revolving Loan made by such Lender, for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin; and

(ii) during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor (from the first day to, but excluding, the last day of such Interest Period), plus the Applicable Margin.

Notwithstanding the foregoing, during the continuance of an Event of Default specified in Section 9.1.(a), Section 9.1.(e) or Section 9.1.(f), or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated pursuant to Section 9.2., the Borrower shall pay to the Administrative Agent for the account of each Lender and the Issuing Bank, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of each Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the 10th day of each month, commencing with the first full month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c) Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Parent or PREIT (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by PREIT or the Parent) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within 5 Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, the Issuing Bank’s, or any Lender’s other rights under this Agreement.

Section 2.5. Number of Interest Periods.

There may be no more than 6 different Interest Periods for LIBOR Loans outstanding at the same time.

Section 2.6. Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued and unpaid interest on, the Revolving Loans on the Termination Date.

Section 2.7. Late Charges.

If any payment required by the Borrower under this Agreement is not paid within 10 days after it becomes due and payable, the Requisite Lenders may, by notice to the Borrower, require that the Borrower pay a late charge for late payment to compensate the Lenders for the loss of use of funds and for the expenses of handling the delinquent payment, in an amount not to exceed four percent (4.0%) of such delinquent payment. Such late charge shall be paid in any event not later than the due date of the next subsequent installment of principal and/or interest. In the event the maturity of the Obligations hereunder occurs or is accelerated pursuant to Section 9.2., this Section shall apply only to payments overdue prior to the time of such acceleration. This Section shall not be deemed to be a waiver of the Lenders’ right to accelerate payment of any of the Obligations as permitted under the terms of this Agreement.

Section 2.8. Prepayments.

(a) Optional Prepayments. Subject to Section 4.4., the Borrower may prepay any Loan, in whole or part, at any time without premium or penalty. The Borrower shall give the Administrative Agent at least 3 Business Days prior written notice of the prepayment of any Revolving Loan. Each voluntary prepayment of Loans by the Borrower shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof or, if the Revolving Loans are being prepaid in full at such time, the prepayment may be in the amount of the Revolving Loans that are then outstanding.

(b) Mandatory Prepayments.

(i) Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Commitments, the Borrower shall immediately pay to the Administrative Agent for the account of the Lenders the amount of such excess. Such payment shall be applied to pay the principal outstanding on the Loans and any unpaid Reimbursement Obligations pro rata in accordance with Section 3.2. and if any Letters of Credit are outstanding at such time the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations as and when due.

(ii) Breakage Costs. If the Borrower is required to pay any outstanding LIBOR Loans by reason of this Section 2.8.(b) prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4. Notwithstanding the foregoing, the Borrower shall have the right to have the Administrative Agent hold the funds received for the required payment of any such LIBOR Loans in an interest bearing deposit account under the control of the Administrative Agent until the earlier of (A) the end of the applicable Interest Period and

(B) the date that is 45 days after such required payment, after which the Administrative Agent shall apply the funds to the payment to such LIBOR Loans, and with respect to any such LIBOR Loans that are at that time paid prior to the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.

Section 2.9. Continuation.

So long as no Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan or any portion thereof. Each Continuation of LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. (Central time) on the third Business Day prior to the date of any such Continuation. Such notice of a Continuation shall be by telephone (confirmed immediately in writing), telecopy, electronic mail or other similar form of communication, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loan and portion thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender by telecopy, or other similar form of transmission of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan owing by it in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, Continue as a LIBOR Loan having an Interest Period of one month; provided, however, that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.10. or the Borrower’s failure to comply with any terms of this Section.

Section 2.10. Conversion.

So long as no Event of Default exists, the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount. Each such Notice of Conversion shall be given not later than 11:00 a.m. (Central time) one Business Day prior to the date of any proposed Conversion into Base Rate Loans and three Business Days prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender by telecopy, or other similar form of transmission of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing), telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.11. Notes.

(a) Revolving Notes. Except in the case of a Lender that has notified the Administrative Agent in writing that it elects not to receive a Revolving Note, the Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note substantially in the form of Exhibit H(each a “Revolving Note”), payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

(b) Swingline Note. The Swingline Loans made by the Swingline Lender shall, in addition to this Agreement, also be evidenced by a promissory note substantially in the form of Exhibit I (the “Swingline Note”), payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed.

(c) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents to which it is a party and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8., in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8. shall be controlling.

(d) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.12. Expiration or Maturity Date of Letters of Credit Past Termination.

If on the date the Commitments are terminated (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Bank, an amount of money equal to the Stated Amount of such Letter(s) of Credit for deposit into the Letter of Credit Collateral Account. If a drawing pursuant to any such Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower authorizes the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the Issuing Bank for the payment made by the Issuing Bank to the beneficiary with respect to such drawing or the payee with respect to such presentment. If no drawing occurs on or prior to the expiration date of such Letter of Credit, the Administrative Agent shall pay to the Borrower (or to whomever else may be legally entitled thereto) the monies deposited in the Letter of Credit Collateral Account with respect to such outstanding Letter of Credit on or before the date 30 days after the expiration date of such Letter of Credit.

Section 2.13. Extension of Termination Date.

The Borrower shall have the right, exercisable two times, to extend the Termination Date by one year in each such case. The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least 90 days but not more than 180 days prior to the current Termination Date, a written request for such extension (an “Extension Request”). The Administrative Agent shall forward to each Lender a copy of any Extension Request received by the Administrative Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Termination Date shall be extended for one year from the current Termination Date:

(a) on the date of delivery of the Extension Request and on the date that would otherwise be the Termination Date, (i) no Default or Event of Default shall exist, and (ii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date)) and except for changes in factual circumstances not prohibited under the Loan Documents;

(b) the Borrower shall have delivered to the Administrative Agent a certificate of the chief financial officer of the Parent certifying in his or her capacity as chief financial officer the matters referred to in the immediately preceding clauses (a)(i) and (ii); and

(c) the Borrower shall have paid the applicable Fees payable under Section 3.5.(d).

Section 2.14. Voluntary Reduction of the Commitments.

The Borrower may terminate or reduce the amount of the Commitments (for which purpose use of the Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities and Swingline Loans) at any time and from time to time without penalty or premium upon not less than 5 Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Commitments shall not be less than $10,000,000 and integral multiples of $5,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (such notice, a “Commitment Reduction Notice”); provided, however, that if the Borrower seeks to reduce the aggregate amount of the Commitments below $50,000,000 then unless the Administrative Agent and all of the Lenders have previously agreed in writing, the Commitments shall be reduced to zero. Promptly after receipt of a Commitment Reduction Notice, the Administrative Agent shall notify each Lender of the proposed termination or Commitment reduction. The Commitments, once reduced or terminated pursuant to this Section, may not be increased. The Borrower shall pay all interest and fees, on the Loans accrued to the date of such reduction or termination of the Commitments to the Administrative Agent for the account of the Lenders, including but not limited to any applicable compensation due to each Lender in accordance with Section 4.4.

Section 2.15. Joint and Several Liability of the Borrower.

(a) The obligations of each Borrower hereunder and under the other Loan Documents to which any Borrower is a party shall be joint and several, and accordingly, each Borrower confirms that it is liable for the full amount of the Obligations, regardless of whether incurred by such Borrower or another Borrower.

(b) Each Borrower represents and warrants to the Administrative Agent and the Lenders that each Borrower, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Lenders through their collective efforts.

(c) Neither the Administrative Agent nor any Lender shall be obligated or required before enforcing any Loan Document against a Borrower: (a) to pursue any right or remedy any of them may have against any other Borrower, any Guarantor or any other Person or commence any suit or other proceeding against any other Borrower, any Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of any other Borrower, any Guarantor or any other Person; or (c) to make demand of any other Borrower, any Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Administrative Agent or any Lender which may secure any of the Obligations.

(d) It is the intent of each Borrower, the Administrative Agent and the Lenders that in any proceeding of the types described in Sections 9.1.(e) or 9.1.(f), a Borrower’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Borrower hereunder to be avoidable or unenforceable against such Borrower in such proceeding as a result of Applicable Law, including without limitation, (i) Section 548 of the Bankruptcy Code of 1978, as amended and (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such proceeding, whether by virtue of Section 544 of the Bankruptcy Code of 1978, as amended, or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Borrower hereunder shall be determined in any such proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of a Borrower hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Borrower shall be liable hereunder shall be reduced to that amount which, as of the time any of the Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Borrower hereunder, to be subject to avoidance under the Avoidance Provisions. This subsection is intended solely to preserve the rights of the Administrative Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of a Borrower hereunder to be subject to avoidance under the Avoidance Provisions, and no Borrower or any other Person shall have any right or claim under this Section that would not otherwise be available to such Person under the Avoidance Provisions.

(e) To the extent that a Borrower shall be required hereunder to pay any portion of the Obligations exceeding the greater of (a) the amount of the value actually received by such Borrower and its Subsidiaries from the Loans and other Obligations and (b) the amount such Borrower would otherwise have paid if such Borrower had paid the aggregate amount of Obligations in the same proportion as such Borrower’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of the Borrower on such date, then such Borrower shall be reimbursed by each other Borrower for the amount of such excess.

(f) Each Borrower assumes all responsibility for being and keeping itself informed of the financial condition of each other Borrower, and of all other circumstances bearing upon the risk of nonpayment of any of the Obligations and the nature, scope and extent of the risks that such Borrower assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty whatsoever to advise any Borrower of information regarding such circumstances or risks.

Section 2.16. Actions of the Borrower.

Each Borrower hereby appoints each other Borrower to act as its agent for all purposes under the Loan Documents (including, without limitation, with respect to all matters related to the borrowing and repayment of Loans and the issuance of Letters of Credit). Each Borrower acknowledges and agrees that (i) one Borrower may execute such documents as such Borrower deems appropriate in its sole discretion, and with respect to any such document executed by only one Borrower, each Borrower shall be bound by and obligated by all of the terms of any such document, (ii) any notice or other communication delivered by the Administrative Agent or any Lender hereunder to any Borrower shall be deemed to have been delivered to each Borrower and (iii) the Administrative Agent and the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by each Borrower or any Borrower individually. Each Borrower agrees that any action taken by one Borrower without the consent of, or notice to, any other Borrower shall not release or discharge any Borrower from its obligations hereunder.

Section 2.17. Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make any Loan, the Issuing Bank shall not be required to issue a Letter of Credit, and no reduction of the Commitments pursuant to Section 2.14. shall take effect, if immediately after the making of such Loan, issuance of such Letter of Credit or such reduction of the Commitments, the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Commitments at such time.

Section 2.18. Funds Transfer Disbursements.

(a) Generally. The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders pursuant to the Loan Documents as requested by an authorized representative of PREIT to any of the accounts designated in the Transfer Authorizer Designation Form. The Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by PREIT or (ii) made in PREIT’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by PREIT. The Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by PREIT to effect a wire or funds transfer even if the information provided by PREIT identifies a different bank or account holder than named by PREIT. The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by PREIT. If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer or requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower. The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower of such transfer.

(b) Funds Transfer. The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority; (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline, or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law or regulation.

(c) Limitation of Liability. None of the Administrative Agent, the Issuing Bank, or any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers, as applicable, may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, the Issuing Bank or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond the Administrative Agent’s, Issuing Bank’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, the Issuing Bank, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation. None of the Administrative Agent, the Issuing Bank or any Lender makes any representations or warranties other than those expressly made in this Agreement.

Section 2.19. Increase in Commitments.

The Borrower shall have the right to request increases in the aggregate amount of the Commitments by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Commitments shall not exceed $600,000,000. Each such increase in the Commitments must be an aggregate minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof (or such other amounts as may be acceptable to the Administrative Agent and the Borrower). The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Commitments, including decisions, subject to the Borrower’s approval (which approval shall not be unreasonably withheld or delayed), as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders. No Lender shall be obligated in any way whatsoever to increase its Commitment or provide a new Commitment, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. If a new Lender becomes a party to this Agreement, or if any existing Lender is increasing its Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, on the date it increases its Commitment) (and as a condition thereto) purchase from the other Lenders its Commitment Percentage (determined with respect to the Lenders’ respective Commitments and after giving effect to the increase of Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Lenders, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Lenders under Section 2.3.(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 4.4. as a result of the prepayment of any such Revolving Loans. Effecting the increase of the Commitments under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the effective date of such increase, (y) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents, and (z) the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate, partnership, or other necessary action taken by the Borrower to authorize such increase and (B) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such increase; and (ii) at the request of the Administrative Agent, an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; and (iii) except in the case of any Lender that has notified the Administrative Agent that it elects not to receive a Revolving Note, new Revolving Notes executed by the Borrower, payable to any new Lenders and replacement Revolving Notes executed by the Borrower, payable to any existing Lenders increasing their Commitments, in the amount of such Revolving Lender’s Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Commitments. In connection with any increase in the aggregate amount of the Commitments pursuant to this Section 2.19. any Lender becoming a party hereto shall execute such documents and agreements as the Administrative Agent may reasonably request.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1. Payments.

(a) Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Administrative Agent at the Principal Office, not later than 1:00 p.m. Central time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 9.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of the Issuing Bank under this Agreement shall be paid to the Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by the Issuing Bank to the Administrative Agent from time to time, for the account of the Issuing Bank. In the event the Administrative Agent fails to pay such amounts to such Lender or the Issuing Bank, as the case may be, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b) Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due from the Borrower to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2. Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1.(a), 2.2.(e) and 2.3.(e) shall be made from the Lenders, each payment of the Fees under Section 3.5.(a), under Section 3.5.(b), under the first sentence of Section 3.5.(c) and under Section 3.5.(d), shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Sections 2.14. shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them; (c) each payment of interest on Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; (d) the Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Section 4.5.) shall be made pro rata among the Lenders according to the amounts of their respective Revolving Loans and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; (e) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.3., shall be pro rata in accordance with their respective Commitments; and (f) the Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.2., shall be pro rata in accordance with their respective Commitments. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.2.(e), in which case such payments shall be pro rata in accordance with such participating interests). Any payment or prepayment of principal or interest made during the existence of an Event of Default shall be made for the account of the Lenders in accordance with the order set forth in Section 9.5.

Section 3.3. Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan under this Agreement or shall obtain payment on any other Obligation owing by any Loan Party through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender (other than any payment made in respect of Specified Derivatives Obligations) or other payments made by the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2. or Section 9.5., such Lender shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 9.5., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4. Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5. Fees.

(a) Loan Fees. On the Effective Date, the Borrower agrees to pay to the Administrative Agent all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent and as have been agreed to in writing by the Borrower and any Lender.

(b) Facility Fees. During the period from the Effective Date to but excluding the Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of the Lenders an unused facility fee equal to the sum of the daily amount by which the aggregate amount of the Commitments exceeds the aggregate outstanding principal balance of Revolving Loans and Letter of Credit Liabilities multiplied by a per annum rate equal to 0.30%. Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Termination Date or any earlier date of termination of the Commitments or reduction of the Commitments to zero.

(c) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee at a rate per annum equal to the Applicable Margin times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or (y) to but excluding the date such Letter of Credit is drawn in full. The fees provided for in the immediately preceding sentence shall be nonrefundable and payable in arrears (i) quarterly on the first day of January, April, July and October, (ii) on the Termination Date, (iii) on the date the Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent. The Borrower shall pay directly to the Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Issuing Bank from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.

(d) Extension Fee. If, pursuant to Section 2.13., the Borrower exercises its right to extend the Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender an extension fee equal to (i) 0.15% of the amount of such Lender’s Commitment at the time of the Administrative Agent’s receipt of the first such Extension Request and (ii) 0.20% of the amount of such Lender’s Commitment at the time of the Administrative Agent’s receipt of the second such Extension Request. Such fees shall be paid to the Administrative Agent for the account of the Lenders at the time the Borrower delivers the applicable Extension Request.

(e) Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent and the Issuing Bank as provided in the Fee Letter and as may be agreed to in writing from time to time.

Section 3.6. Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7. Usury.

In no event shall the amount of interest due or payable on the Loans or the other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and that the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Sections 2.4.(a)(i) and (ii) and, with respect to Swingline Loans, in Section 2.2.(c). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, loan fees, letter of credit fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and under no circumstances shall be deemed to be charges for the use of money. Unless otherwise expressly provided herein, all fees and all charges, other than charges for the use of money, shall be fully earned and nonrefundable when due.

Section 3.8. Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The Agent will account to the Borrower on changes in Letters of Credit in accordance with Section 2.3.(k). The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9. Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and in Section 11.7.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or amounts owing by such Defaulting Lender under Section 2.3.(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article V. were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Lenders pro rata in accordance with their respective Commitment Percentages (determined without giving effect to the immediately following subsection (d)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees.

(i) No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5.(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii) Each Defaulting Lender shall be entitled to receive the Fee payable under Section 3.5.(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii) With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline

Loans that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(d) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (determined without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Article V. are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) Cash Collateral, Repayment of Swingline Loans.

(i) If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii) At any time that there shall exist a Defaulting Lender, within 2 Business Days (or such longer period, not in excess of 10 Business Days, as may be acceptable to the Issuing Bank in its sole and absolute discretion) following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time.

(iii) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v) Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Bank may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(f) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(h) Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 11.6.(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 11.6.(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption Agreement and, notwithstanding Section 11.6.(b), shall pay to the

Administrative Agent an assignment fee in the amount of $7,500. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders and shall not constitute a waiver or release of any claim against a Defaulting Lender.

Section 3.10. Taxes.

(a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans, and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Administrative Agent, the Issuing Bank or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Administrative Agent, the Issuing Bank or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by the Issuing Bank’s or any Lender’s assets, net income, receipts or branch profits (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto and (v) any taxes imposed by FATCA on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iii) pay to the Administrative Agent for its account or the account of the applicable Lender or the Issuing Bank, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent, the Issuing Bank or such Lender will equal the full amount that the Administrative Agent, the Issuing Bank or such Lender would have received had no such withholding or deduction been required.

(b) Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent, for its account or the account of the Issuing Bank or respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Issuing Bank and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent, the Issuing Bank or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c) Tax Forms. Prior to the date that any Lender organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Internal Revenue Code. Each such Lender shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Administrative Agent. The Borrower shall not be required to pay any amount pursuant to last sentence of subsection (a) above to any Lender that is organized under the laws of a jurisdiction outside of the United States of America or the Administrative Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Lender or the Administrative Agent, as applicable, fails to comply with the requirements of this subsection. If any such Lender fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from such payment to such Lender such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent. The obligation of the Lenders under this Section shall survive termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.

ARTICLE IV. YIELD PROTECTION, ETC.

Section 4.1. Additional Costs; Capital Adequacy.

(a) Capital Adequacy. If any Lender reasonably determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender, or any corporation controlling such Lender, as a consequence of, or with reference to, such Lender’s Commitment or its making or maintaining Loans below the rate which such Lender or such corporation controlling such Lender could have achieved but for such compliance (taking into account the policies of such Lender or such corporation with regard to capital), then the Borrower shall, from time to time, within 30 calendar days after written demand by such Lender, pay to such Lender additional amounts sufficient to compensate such Lender or such corporation controlling such Lender to the extent that such Lender determines such increase in capital is allocable to such Lender’s obligations hereunder.

(b) Additional Costs. In addition to, and not in limitation of the immediately preceding clause (a), the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitment (other than taxes imposed on or measured by the overall net income of such Lender or of its Lending Office for any of such

LIBOR Loans by the jurisdiction in which such Lender has its principal office or such Lending Office), or (ii) imposes or modifies any reserve, special deposit or similar requirements (excluding Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including without limitation, the Commitment of such Lender hereunder) or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(c) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).

(d) Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Issuing Bank of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Issuing Bank or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Issuing Bank or such Lender, the Borrower shall pay immediately to the Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time such additional amounts as shall be reasonably determined by the Issuing Bank or such Lender to be sufficient to compensate the Issuing Bank or such Lender for such increased costs or reductions in amount.

(e) Notification and Determination of Additional Costs.  Each of the Administrative Agent, the Issuing Bank, and each Lender, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent, the Issuing Bank, or such Lender, as the case may be, to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, the Issuing Bank, or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder. The Administrative Agent, the Issuing Bank, and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of the Issuing Bank, or a Lender, to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, the Issuing Bank, or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive, absent manifest error, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.2. Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a) the Administrative Agent reasonably determines (which determination shall be conclusive, absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR, or

(b) the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional or maintain LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3. Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.5. shall be applicable).

Section 4.4. Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient to compensate such Lender for any loss, cost or expense that such Lender reasonably determines is attributable to:

(a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation; in the case of a LIBOR Loan, an amount equal to the then present value of (i) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (ii) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date plus the Applicable Margin. Upon the Borrower’s request (made through the Administrative Agent), any Lender seeking compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 4.5. Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c) or Section 4.3. then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(c) or Section 4.3. on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1.(c) or Section 4.3. that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 4.1.(c) or Section 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with the respective unpaid principal amount of the Loans held by each of the Lenders.

Section 4.6. Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10. or 4.1., and the Requisite Lenders are not also doing the same, (b) the obligation of a Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into LIBOR Loans shall be suspended pursuant to Section 4.1.(c) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, or (c) a Lender is a Non-Consenting Lender, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment and all of its outstanding Revolving Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 11.6.(b) for a purchase price equal to the aggregate principal balance of Revolving Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees and other amounts owing to the Affected Lender under the Loan Documents. Each of the Administrative Agent, the Borrower and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.10. or 4.1. No assignment resulting from a Lender being a Non-Consenting Lender shall be permitted unless the applicable assignee Lender shall have consented to the applicable amendment, waiver or consent.

Section 4.7. Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article IV. shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.

Section 4.8. Change of Lending Office.

Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

ARTICLE V. CONDITIONS PRECEDENT

Section 5.1. Initial Conditions Precedent.

The effectiveness of this Agreement and the obligation of the Administrative Agent, the Issuing Bank and the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance (or deemed issuance) of a Letter of Credit, are subject to the satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i) counterparts of this Agreement executed by each of the parties hereto;

(ii) Revolving Notes executed by the Borrower, payable to each applicable Lender (excluding any Lender that has requested that it not receive a Revolving Note) and complying with the terms of Section 2.11.(a) and the Swingline Note executed by the Borrower;

(iii) the Guaranty executed by each of the Guarantors initially to be a party thereto;

(iv) an opinion of counsel to the Borrower and the other Loan Parties addressed to the Administrative Agent, the Issuing Bank and the Lenders and covering the matters set forth on Exhibit J;

(v) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, the officers of the Borrower then authorized to execute and deliver (or make by telephone in the case of Notices of Conversion or Continuation) on behalf of the Borrower Notices of Revolving Loan Borrowing, Notices of Swingline Borrowing, Notices of Conversion and Notices of Continuation and to request the issuance of Letters of Credit;

(vi) the certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of the Borrower and each other Loan Party, certified as of a recent date by the Secretary of State of the State of formation;

(vii) a Certificate of Good Standing or certificate of similar meaning with respect to the Borrower and each other Loan Party (and in the case of a Loan Party that is a limited partnership, the general partner of such Loan Party) issued as of a recent date by the Secretary of State of the state of formation of each such Person and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of (A) each state in which such Person is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect and (B) with respect to each Loan Party that owns or leases an Unencumbered Property, of each state in which any such Unencumbered Property is located, if different from the state of formation of such Person;

(viii) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower and each other Loan Party of the by-laws of such Person, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity;

(ix) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower and each other Loan Party of all corporate, partnership, member or other necessary action taken by each such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(x) the Transfer Authorizer Designation executed by the Borrower effective as of the Agreement Date;

(xi) a Compliance Certificate calculated as of the Parent’s fiscal quarter ended December 31, 2012 giving pro forma effect to the making of the Loans, the application of the proceeds thereof and the termination of the Existing Credit Agreement;

(xii) a payoff letter from the administrative agent under the Existing Credit Agreement providing appropriate information regarding the payment in full of all Indebtedness under the Existing Credit Agreement, providing that all Liens securing such Indebtedness shall be released upon payment of such Indebtedness and the termination of the Existing Credit Agreement;

(xiii) evidence satisfactory to the Administrative Agent that the Fees then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts then due and payable to the Administrative Agent and any of the Lenders for which payment has been demanded, have been paid; and

(xiv) such other documents and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request;

(b) There shall not have occurred or become known to the Administrative Agent or the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Parent and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to have a Material Adverse Effect;

(c) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (i) have a Material Adverse Effect or (ii) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(d) The Borrower and the other Loan Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under or violation of (i) any Applicable Law or (ii) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which, or the failure to make, give or receive which, would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(e) The Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

Section 5.2. Conditions Precedent to All Credit Events.

The obligations of the Lenders to make any Loans, and of the Issuing Bank to issue Letters of Credit, are all subject to the further condition precedent that: (a) no Default or Event of Default shall have occurred and be continuing as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto and no violation of the limits described in Section 2.17. would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents; and (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Revolving Loan Borrowing, in the case of a Swingline Loan, the Swingline Lender shall have received a timely Notice of Swingline Borrowing, and in the case of the issuance of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a timely request for the issuance of such Letter of Credit. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in clauses (a) and (b) of the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, if such Credit Event is the making of a Loan or the issuance of a Letter of Credit, the Borrower shall be deemed to have represented to the Administrative Agent, the Issuing Bank and the Lenders at the time such Loan is made or such Letter of Credit is issued that all conditions to the occurrence of such Credit Event contained in this Article V. have been satisfied or waived as permitted hereunder.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Representations and Warranties.

In order to induce the Administrative Agent, the Issuing Bank and each Lender to enter into this Agreement and the Lenders to make the Loans, and in the case of the Issuing Bank, to issue Letters of Credit, each Borrower represents and warrants to the Administrative Agent, the Issuing Bank and each Lender as follows:

(a) Organization; Power; Qualification. Each of the Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b) Ownership Structure. Part I of Schedule 6.1.(b) is a complete and correct list, as of the Agreement Date of all Subsidiaries of the Parent, setting forth for each such Subsidiary (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary (other than PREIT), (iii) the nature of the Equity Interests held by each such Person and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests. Except as disclosed in Part I of Schedule 6.1.(b), (w) each of the Parent and its Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (x) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (y) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. Part II of Schedule 6.1.(b) correctly sets forth, as of the Agreement Date, all Consolidated Affiliates and Unconsolidated Affiliates of the Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent.

(c) Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Parent, each other Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which any Borrower or any other Loan Party is a party have been duly executed and delivered by duly authorized signatories of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein may be limited by equitable principles generally.

(d) Compliance of Loan Documents and Borrowing with Laws, etc. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Borrower or any other Loan Party is a party in accordance with their respective terms, and the borrowings and other extensions of credit hereunder, do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to any Loan Party or any other Subsidiary; (ii) result in a breach of or constitute a default under the declaration of trust, certificate or articles of incorporation, bylaws, partnership agreement or other organizational documents of any Loan Party or any other Subsidiary, or any indenture, agreement or other instrument to which any Loan Party or any other Subsidiary is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party or any other Subsidiary other than in favor of the Administrative Agent for the benefit of the Lenders.

(e) Compliance with Law; Governmental Approvals. Each Loan Party and each other Subsidiary is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Law relating to such Loan Party or such other Subsidiary except for noncompliances which, and Governmental Approvals the failure to possess, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(f) Title to Properties. Schedule 6.1.(f) is, as of the Agreement Date, a complete and correct listing of all Properties of the Borrower, the other Loan Parties and all other Subsidiaries, setting forth, for each such Property, (i) to the best of the Loan Parties’ knowledge, the current occupancy status of such Property, (ii) whether such Property is a Project Under Development and, (iii) if such Property is a Project Under Development, the status of completion of such Property. Each Borrower, the other Loan Parties and all other Subsidiaries has good, marketable and legal title to, or a valid leasehold interest in, its respective assets necessary to the conduct of their businesses.

(g) Existing Indebtedness; Liabilities. Part I of Schedule 6.1.(g) is, as of the applicable dates set forth on Part I of such Schedule, a complete and correct listing of all Indebtedness (including all Guarantees of Indebtedness) of each Borrower, the other Loan Parties, the other Subsidiaries, any Consolidated Affiliates and any Unconsolidated Affiliates, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. The aggregate principal amount of Indebtedness for which any Borrower, any other Loan Party, any other Subsidiary, any Consolidated Affiliate or any Unconsolidated Affiliate has become obligated since the dates referred to in the immediately preceding sentence, does not exceed $10,000,000 in the aggregate. As of the Agreement Date, the Loan Parties and the other Subsidiaries have performed and are in compliance with all of the terms of all Indebtedness of the Loan Parties and other Subsidiaries and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Indebtedness. Part II of Schedule 6.1.(g) is, as of December 31, 2012, to the best of the Loan Parties’ knowledge, a complete and correct listing of all Total Liabilities of the Borrower, the other Loan Parties and the other Subsidiaries (excluding any Indebtedness set forth on Part I of such Schedule but including Contingent Obligations not set forth on Part I of such Schedule). The aggregate amount of

Total Liabilities for which any Borrower, any other Loan Party, any other Subsidiary, any Consolidated Affiliate or any Unconsolidated Affiliate has become obligated since December 31, 2012, does not exceed $10,000,000 in the aggregate.

(h) Material Contracts. Schedule 6.1.(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts. As of the Agreement Date, all such Material Contracts are in full force and effect and each Loan Party and the other Subsidiaries that are parties to any Material Contract have performed and are in compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

(i) Litigation. Except as set forth on Schedule 6.1.(i), there are no actions, suits, proceedings or, to the knowledge of the Parent or PREIT, any investigations by any Governmental Authority pending (nor, to the knowledge of the Parent or PREIT, are there any actions, suits, proceedings or investigations by any Governmental Authority threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting a Borrower, any other Loan Party or any other Subsidiary or any of its respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question by a Borrower, any other Loan Party or any other Subsidiary the validity or enforceability of any Loan Documents, and there are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to any Loan Party or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(j) Taxes. All federal, state and other tax returns of the Loan Parties and the other Subsidiaries required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon any Loan Party or any other Subsidiary and its respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 7.7. All charges, accruals and reserves on the books of the Parent and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

(k) Financial Statements. The Parent has furnished to each Lender copies of the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year ended on such date, with the opinion thereon of KPMG LLP. Such financial statements (including in each case related schedules and notes) present fairly, in accordance with GAAP consistently applied throughout the periods involved, and in all material respects, the consolidated financial position of the Parent and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods. Neither the Parent nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements.

(l) No Material Adverse Change. Since December 31, 2012, there has been no material adverse change in the consolidated financial condition, results of operations, business or prospects of the Parent and its consolidated Subsidiaries taken as a whole. Each of the Borrower, the other Loan Parties and the other Subsidiaries is Solvent.

(m) ERISA.

(i) Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to the Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a volume submitter plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such volume submitter plan. To the best knowledge of the Parent and PREIT, nothing has occurred which would cause the loss of their reliance on the Qualified Plan’s favorable determination letter or opinion letter.

(ii) With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with Statement of Financial Accounting Standards No. 106. The “benefit obligation” of all Benefit Plans does not exceed the “fair market value of plan assets” for such Benefit Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with Statement of Financial Accounting Standards No. 158.

(iii) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Parent and PREIT, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Benefit Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(n) Absence of Defaults. No Loan Party or any other Subsidiary is in default under its declaration of trust, certificate or articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by any Loan Party or any other Subsidiary under any agreement (excluding any Loan Document) or judgment, decree or order to which any Loan Party or any other Subsidiary is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) Environmental Laws. Each of the Borrower, the other Loan Parties and the other Subsidiaries: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Borrower has any knowledge of, nor has any Borrower, any other Loan Party or any other Subsidiary received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Borrower, any other Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Properties, may: (i) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (ii) cause or contribute to any other potential common-law or legal claim or other liability, or (iii) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (i) through (iii) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to any Borrower’s knowledge after due inquiry, threatened, against the Parent, any other Borrower, any other Loan Party or any other Subsidiary relating in any way to Environmental Laws which could reasonably be expected to have a Material Adverse Effect. None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the best of the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties is or has been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

(p) Investment Company; Etc. No Loan Party nor any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(q) Margin Stock. No Loan Party nor any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(r) Affiliate Transactions. Except as permitted by Section 8.8., no Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower is a party.

(s) Intellectual Property. Each Loan Party and each other Subsidiary own or have the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of the businesses of the Borrower and its Subsidiaries, taken as a whole, as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Loan Parties and the other Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of any Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(t) Business. As of the Agreement Date, the Parent, each other Borrower, the other Loan Parties and the other Subsidiaries are engaged in the business of acquiring, developing, owning, operating and managing primarily retail real estate, but also office, multi-family and industrial properties, together with related business activities and investments incidental thereto.

(u) Accuracy and Completeness of Information. All written information, reports and other papers and data (excluding financial projections or other forward looking statements) furnished to the Administrative Agent, the Issuing Bank or any Lender by, or at the direction of, the Parent, any other Borrower, any other Loan Party or any other Subsidiary were, at the time the same were so furnished, to the best of the Parent’s and PREIT’s knowledge, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. All financial projections and other forward looking statements prepared by or on behalf of the Parent, any other Borrower or any other Loan Party or Subsidiary that have been or may hereafter be made available to the Administrative Agent, the Issuing Bank or any Lender were or will be prepared in good faith based on reasonable assumptions. No document furnished or written statement made, in each case by, or at the direction of any Loan Party or any other Subsidiary to the Administrative Agent, the Issuing Bank or any Lender in connection with the negotiation, preparation or execution of any Loan Document contains or will contain any untrue statement of a fact material to the creditworthiness of the Loan Parties and other Subsidiaries, taken as a whole, or omits, or will omit to state a fact material to the creditworthiness of the Loan Parties and the other Subsidiaries, taken as a whole, which is necessary in order to make the statements contained therein not misleading.

(v) Not Plan Assets. None of the assets of the Parent, any other Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101 (as modified by Section 3(42) of ERISA), the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(w) Non-Guarantor Subsidiaries. Schedule 6.1.(w) is, as of the Agreement Date, a complete and correct list of all Subsidiaries which are not required to become a Guarantor as of the Agreement Date, setting forth for each such Person, the correct legal name of such Person, the type of legal entity which each such Person is, all equity interests in such Person held directly or indirectly by the Parent and the reason such Subsidiary is not required to become a Guarantor as of the Agreement Date.

(x) OFAC. None of the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from the Loans will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

Section 6.2. Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by, or at the direction of, any Loan Party or any other Subsidiary to the Administrative Agent, the Issuing Bank or any Lender (other than the content of any projections or other similar forward looking statements) pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by, or at the direction of, the Parent or PREIT prior to the Agreement Date and delivered to the Administrative Agent, the Issuing Bank or any Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by the Parent and PREIT under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and at and as of the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VII. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 11.7.(b), all of the Lenders directly affected thereby) shall otherwise consent in the manner provided for in Section 11.7., the Parent and each other Borrower, as applicable, shall comply with the following covenants:

Section 7.1. Financial Reporting and Other Information.

(a) The Parent shall furnish to the Administrative Agent for distribution to each of the Lenders each of the following:

(i) Quarterly Financial Statements. As soon as available and in any event when the same is required to be filed with the Securities and Exchange Commission, but in no event later than 45 days after the close of each of the first, second and third fiscal quarters of the Parent, the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and cash flows of the Parent and its Subsidiaries for such period, and setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, all of which shall be accompanied by a statement signed by the chief financial officer of the Parent on behalf of the Parent stating that, in his or her opinion, such statements present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

(ii) Year-End Statements. As soon as available and in any event when the same is required to be filed with the Securities and Exchange Commission, but in no event later than 90 days after the end of each fiscal year of the Parent, the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) accompanied by a statement signed by the chief financial officer of the Parent on behalf of the Parent stating that, in his or her opinion, such statements present fairly, in accordance with GAAP and in all material respects, the financial position of the Parent and its Subsidiaries as at the date thereof and the result of operations for such period and (b) certified by KPMG LLP or any other independent certified public accountants of recognized national standing acceptable to the Administrative Agent, whose opinion shall be unqualified, or if qualified, any such qualification shall be satisfactory to the Administrative Agent, and who shall have authorized the Parent to deliver such financial statements and certification thereof to the Administrative Agent and the Lenders pursuant to this Agreement.

(iii) Compliance Certificate. At the time the financial statements are furnished pursuant to the immediately preceding subsections (a)(i) and (a)(ii), a certificate substantially in the form of Exhibit K (a “Compliance Certificate”) executed on behalf of the Parent by the chief financial officer of the Parent (A) setting forth as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether or not the Parent and each other Borrower, as applicable, were in compliance with the covenants contained in Section 8.1., including, without limitation, in each case, the reconciliation calculations and other calculations utilized by the Parent to adjust the results set forth in the Parent’s financial statements (which may include a consolidation of Variable Interest Entities) to account for the Variable Interest Entities; and (B) stating that no Default or Event of Default exists or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and, whether it is continuing and the steps being taken by the Parent or PREIT with respect to such event, condition or failure.

(iv) Pricing Certificate. At the time the financial statements are furnished pursuant to subsections (a)(i) and (a)(ii) above, a certificate in the form of Exhibit L (a “Pricing Certificate”) setting forth at the end of such quarterly accounting period or fiscal year, as the case may be, (A) the calculations required to establish the ratio of Total Liabilities to Gross Asset Value and (B) stating the corresponding level of Applicable Margin with respect to such ratio.

(v) Reports from Accountants. Upon the request of the Administrative Agent, copies of all reports, if any, submitted to the Parent or its Board of Trustees by its independent public accountants including, without limitation, any management report.

(vi) Shareholder Information. Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports, proxy statements and other written information so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent, any other Borrower, any other Subsidiary or any other Loan Party; provided, however, the Parent need not deliver any such information to the Administrative Agent so long as the Parent makes such information generally available on its website free of charge and the Parent notifies the Administrative Agent when any such information has been posted to the Parent’s website.

(vii) Securities Filings. Within 10 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Parent, any other Borrower, any other Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange; provided, however, the Parent need not deliver any such information to the Administrative Agent so long as the Parent makes such information generally available on its website free of charge and the Parent notifies the Administrative Agent when any such information has been posted to the Parent’s website.

(viii) Operating Summary; Rent Roll; Etc. At the time the year-end financial statements are furnished pursuant to the immediately preceding subsection (a)(ii), with respect to each Unencumbered Property (A) an operating summary prepared in accordance with GAAP for the four fiscal quarters most recently ended, including without limitation, a statement of NOI, (B) a current rent roll for such Property, and (C) such other information reasonably requested by the Administrative Agent, in each case certified by a representative of the Parent to be true and correct in all material respects. The Temporary Leases and Tower Leases need not be shown on any such rent roll, but income therefrom shall be included in any applicable operating summary as specialty leasing income or otherwise; provided, however, that not more than 20 Business Days following the Administrative Agent’s request, the Parent shall furnish to the Administrative Agent a list for each Temporary Lease and Tower Lease, setting forth in detail reasonably satisfactory to the Administrative Agent, the tenant party to such Temporary Lease and such Tower Lease, the square feet of gross leasable area leased thereunder, and the income therefrom that has been included in any applicable operating summary as specialty leasing income or otherwise.

(ix) Annual Budget and Plans of the Parent. No later than 15 days after the beginning of each fiscal year of the Parent, projected balance sheets, operating statements and cash flow budgets of the Parent and its Subsidiaries on a consolidated basis for each quarter of such fiscal year, all itemized in reasonable detail. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Parent, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Section 8.1. at the end of each fiscal quarter of such fiscal year.

(x) Report on Sources and Uses Funds. Within 20 Business Days of the Administrative Agent’s request therefor (but not more frequently than once per quarter so long as no Event of Default exists), a report in form and substance reasonably satisfactory to the Administrative Agent detailing the Parent’s, together with its Subsidiaries’, projected sources and uses of cash for the period of four consecutive fiscal quarters immediately following the date of the Administrative Agent’s request. Such sources shall include but not be limited to excess operating cash flow, availability under this Agreement, unused availability under committed development loans, unfunded committed equity and any other committed sources of funds. Such uses shall include but not be limited to cash obligations for binding acquisitions, unfunded development costs, capital expenditures, debt service, overhead, dividends, maturing project loans, hedge settlements and other anticipated uses of cash.

(xi) Ownership, Investment and Recourse Share Calculations. Promptly upon the request of the Administrative Agent (but not more frequently than quarterly so long as no Event of Default exists), evidence of the Parent’s calculation of the Ownership Share, Investment Share and Recourse Share with respect to each Consolidation Exempt Entity, such evidence to be in form and detail reasonably satisfactory to the Administrative Agent.

(xii) ERISA Notices. If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Parent setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take.

(xiii) Litigation and Governmental Proceedings. To the extent the Parent or PREIT is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Parent, any other Borrower, any other Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which, if determined or resolved adversely to such Person, could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Parent, any other Borrower or any of the other Subsidiaries are being audited.

(xiv) Modification of Organizational Documents. At least five (5) Business Days prior to the effectiveness thereof, a copy of any material amendment or other material modification to the Trust Agreement, the Partnership Agreement, the bylaws of PREIT-RUBIN, or other organizational documents of a Borrower.

(xv) Material Adverse Change. Prompt notice of any change in the business, assets, liabilities, financial condition, results of operations of the Parent, any other Borrower, any other Loan Party or any other Subsidiary which has had or could reasonably be expected to have Material Adverse Effect.

(xvi) Default. Prompt notice of the occurrence of (i) any Default, or (ii) Event of Default, or (iii) the occurrence of any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute an event of default by the Parent, any other Borrower, any other Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound.

(xvii) Material Contracts. Promptly upon entering into any Material Contract or Specified Derivatives Contact after the Agreement Date, a copy of such Material Contract or Specified Derivatives Contract to the Administrative Agent.

(xviii) Judgments. Prompt notice of (A) any order, judgment or decree in excess of $1,000,000 having been entered against a Loan Party that owns or leases an Unencumbered Property and (B) any other order, judgment or decree in excess of $10,000,000 having been entered against the Parent, any other Borrower or any Material Subsidiary or any of their respective properties or assets.

(xix) Notice of Violations of Law. Any notification of a violation of any Applicable Law or any inquiry regarding the same shall have been received by the Parent, any other Borrower, any other Loan Party or any other Subsidiary from any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

(xx) Subsidiaries. Notice, within 45 days after the end of the quarter in which it occurs, of the acquisition, incorporation or other creation of any Subsidiary, the purpose for such Subsidiary, the nature of the assets and liabilities thereof and whether such Subsidiary is a Wholly Owned Subsidiary of the Parent.

(xxi) Notice of Violation of Environmental Laws. Promptly, and in any event within 10 Business Days after a Responsible Officer of the Parent or PREIT obtains knowledge thereof, the Parent or PREIT, as applicable, shall provide the Administrative Agent with written notice of the occurrence of any of the following: (i) the Parent, any other Borrower, any other Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Parent, any other Borrower, any other Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Parent, any other Borrower, any other Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Parent, any other Borrower, any other Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, and the matters referred to in such notice(s) under clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(xxii) Other Information, Etc. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations of the Parent, any other Borrower, any other Loan Party or any other Subsidiary as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request.

(b) Electronic Delivery of Certain Information.

(i) Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that (A) the foregoing shall not apply to notices to any Lender pursuant to Article II. and (B) any Lender has not notified the Administrative Agent or Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent, the Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 11:00 a.m. Central time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the

Parent shall be required to provide paper copies of the certificate required by Section 7.1.(a)(iii) to the Administrative Agent (absent consent otherwise from the Administrative Agent), and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Parent or any other Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(ii) Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower and/or the Lenders by the Administrative Agent.

(c) USA Patriot Act Notice; Compliance. The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties, to provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

(d) Public/Private Information. The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and shall designate Information Materials (a) that are either available to the public or not material with respect to the Parent, any other Borrower and the other Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.

Section 7.2. Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 8.5., the Borrower shall preserve and maintain, and cause each other Loan Party and each other Subsidiary to preserve and maintain, its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.3. Compliance with Applicable Law.

The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

Section 7.4. Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its properties, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear and casualty excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times except where the failure to do any of the foregoing under clauses (a) and (b) herein could not reasonably be expected to have a Material Adverse Effect.

Section 7.5. Conduct of Business.

The Borrower shall at all times carry on, and, except as permitted under Section 8.5., cause each of their respective Subsidiaries to carry on, its respective businesses as described in Section 6.1.(t).

Section 7.6. Insurance.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance with insurance carriers with a financial strength rating of A- or better by S&P (the “Required Financial Rating”) against such risks and in such amounts as is customarily maintained by similar businesses or as may be required by Applicable Law; provided, however, that if at any time an insurance carrier with whom any Borrower, any other Loan Party or any other Subsidiary is maintaining insurance is downgraded so that it no longer has the Required Financial Rating, such Borrower, such other Loan Party or such other Subsidiary shall have until the date that is 180 days after such downgrade to obtain insurance with an insurance carrier that has the Required Financial Rating. The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby and insurance certificates, in form acceptable to the Administrative Agent, providing that the insurance coverage required under this Section (including without limitation, both property and liability insurance) is in full force and effect.

Section 7.7. Payment of Taxes and Claims.

The Borrower shall pay or discharge, and cause each other Loan Party and each other Subsidiary to pay and discharge, when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person, except in each case, any such non-payment or failure to discharge which could not reasonably be expected to have a Material Adverse Effect; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Borrower, such other Loan Party or such other Subsidiary, as applicable, in accordance with GAAP.

Section 7.8. Books and Records; Visits and Inspections.

The Borrower will keep, and will cause each other Loan Party and each other Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower will permit, and will cause each Subsidiary to permit, representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants in the Borrower’s presence prior to an Event of Default, all at such reasonable times during business hours and as often as may reasonably be desired and so long as no Event of Default shall have occurred and be continuing, with reasonable notice and, at any time after the occurrence and during the continuance of a Default or Event of Default, all at the Borrower’s expense.

Section 7.9. Use of Proceeds.

(a) Loans and Letters of Credit. The Borrower will use the proceeds of Loans (i) to finance, on the Effective Date, the repayment of all indebtedness, liabilities and obligations owing by the Loan Parties under the Existing Credit Agreement, (ii) for the payment of development or redevelopment costs, and (iii) for working capital and general corporate purposes of the Borrower and the other Subsidiaries. The Borrower shall only use Letters of Credit for the same purposes for which it may use proceeds of Loans.

(b) Margin Stock. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary, to use any part of the proceeds of any Loan or Letters of Credit to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock; provided, however, that, the Borrower may use proceeds of the Loans to purchase margin stock so long as such use will not result in any of the Loans being considered to be “purpose credit” directly or indirectly secured by margin stock within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

Section 7.10. Environmental Matters.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions necessary for it and for the Properties to comply with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws, where the failure to comply could reasonably be expected to have Material Adverse Effect. The Borrower shall, and shall cause the other Loan Parties and the other Subsidiaries to, promptly take all actions necessary to prevent the imposition of any Liens on any of the Properties arising out of or related to any Environmental Laws that could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender, nor shall anything in this Section create rights in third parties or impose obligations or costs on the Borrower or the other Loan Parties to third parties.

Section 7.11. Further Assurances.

At the Borrower’s cost and expense, upon request of the Administrative Agent, the Borrower shall, and shall cause the other Loan Parties to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.12. Material Contracts.

Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract and no Borrower shall, nor shall any Borrower permit any other Loan Party or any other Subsidiary to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts.

Section 7.13. REIT Status.

The Parent shall at all times maintain its status as a REIT.

Section 7.14. Exchange Listing.

The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 7.15. Guarantors; Release of Guarantors.

(a) Generally. Subject to subsection (c) below, the Parent shall cause any Subsidiary (other than an Excluded Subsidiary) of the Parent or PREIT that is not already a Guarantor and to which any of the following conditions apply (each a “New Guarantor”), to execute and deliver to the Administrative Agent an Accession Agreement to the Guaranty, together with the other items required to be delivered under the immediately following subsection (b):

(i) such Subsidiary Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of any other Person (other than Indebtedness under Guarantees which are solely Guarantees of performance and not of payment and other Guarantees of such Person for liabilities arising from Nonrecourse Exceptions);

(ii) such Subsidiary is a Wholly Owned Subsidiary; or

(iii) such Subsidiary owns or leases an Unencumbered Property.

Any such Accession Agreement and the other items required under such subsection (b) must be delivered to the Administrative Agent no later than 45 days following the last day of the Parent’s fiscal quarter during which any of the above conditions first applies to a Subsidiary; provided, however, the NOI of a Property owned by a Subsidiary that is not already a Guarantor shall not be included in any calculation of Unencumbered NOI or Unencumbered Debt Yield unless and until such Subsidiary executes and delivers to the Administrative Agent an Accession Agreement and the other items required to be delivered under the immediately following subsection (b). Notwithstanding the foregoing, if the assets of a Subsidiary consist solely of (x) Equity Interests in a Consolidated Affiliate or Unconsolidated Affiliate and (y) cash and other assets of nominal value incidental to such Subsidiary’s ownership of such Equity Interests, then such Subsidiary shall not be required to become a Guarantor under the terms of this Section.

(b) Required Deliveries. Each Accession Agreement delivered by a New Guarantor under the immediately preceding subsection (a) shall be accompanied by (i) the items that would have been delivered under Sections 5.1.(a)(iv) through (ix) and (xiv) if such New Guarantor had been a Guarantor on the Agreement Date; (ii) if such New Guarantor is not a Wholly Owned Subsidiary, a written acknowledgement of all Persons (other than Loan Parties) holding Equity Interests in such New Guarantor, pursuant to which such Persons acknowledge and consent to the Guaranty made by such New Guarantor and (iii) such other documents and instruments as the Administrative Agent may reasonably request.

(c) Release of Certain Guarantors. The Borrower may request in writing that the Administrative Agent release a Guarantor if (i) such Guarantor (A) upon its release as a Guarantor will become an Excluded Subsidiary or cease to be a Subsidiary or (B) is no longer required to be a party to the Guaranty under the immediately preceding subsection (a) because of events or transactions not otherwise prohibited under any of the Loan Documents and (ii) no Event of Default shall then be in existence or would occur as a result of such release. Together with any such request, the Borrower shall deliver to the Administrative Agent a certificate signed by the chief financial officer of the Parent certifying that the conditions set forth in immediately preceding clauses (i) and (ii) will be true and correct upon the release of such Guarantor. No later than 10 Business Days (or such shorter period as may be agreed to in writing by the Administrative Agent in its sole discretion) following the Administrative Agent’s receipt of such written request and the related certificate, and so long as the conditions set forth in immediately preceding clauses (i) and (ii) will be true and correct, the release shall be effective and Administrative Agent shall execute and deliver, at the sole cost and expense of the Borrower, such documents as the Borrower may reasonably request to evidence such release.

Section 7.16. Release of PREIT-RUBIN, Inc. as Borrower.

PREIT-RUBIN may request in writing that the Administrative Agent release it as a Borrower (but not as a Guarantor unless otherwise permitted by Section 7.15.(c)), so long as the Parent delivers a certificate signed by the chief financial officer of the Parent certifying that no Event of Default then exists or would occur as a result of such release. No later than 5 Business Days following the Administrative Agent’s receipt of such written request and the related certificate, and so long as the condition set forth above will be true and correct, the release shall be effective and the Administrative Agent shall execute and deliver, at the sole cost and expense of the Borrower, such documents as the Borrower may reasonably request to evidence such release. Upon the effectiveness of such release, the defined term “Borrower” as used in the Loan Documents shall mean PREIT and the Parent and their respective successors and permitted assigns.

ARTICLE VIII. NEGATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 11.7.(b), all of the Lenders directly affected thereby) shall otherwise consent in the manner set forth in Section 11.7., each Borrower, as applicable, shall comply with the following covenants:

Section 8.1. Financial Covenants.

(a) Minimum Tangible Net Worth. The Parent shall not permit its Tangible Net Worth determined on a consolidated basis at the end of any fiscal quarter to be less than (i) $1,314,516,000, plus (ii) 75% of the Net Proceeds of all Equity Issuances effected at any time after December 31, 2012 by the Parent or any of its Subsidiaries to any Person other than the Parent or any of its Subsidiaries (in the case of any Equity Issuance effected by a Subsidiary, the amount of such Net Proceeds shall be appropriately adjusted to account for minority interests consistent with GAAP). Net Proceeds from the following

Equity Issuances shall be excluded from the immediately preceding clause (ii): (x) Equity Issuances of Equity Interest of the Parent made after December 31, 2012 solely in exchange for (A) other Equity Interest of the Parent or (B) common operating units of PREIT and (y) Equity Issuances to employees and trustees of the Parent and its Subsidiaries as part of a stock bonus plan, restricted stock plan or similar plan but only to the extent neither the Parent nor any Subsidiary received cash in connection with any such Equity Issuance.

(b) Ratio of Total Liabilities to Gross Asset Value. The Parent shall not permit the ratio of (i) Total Liabilities of the Parent and its Subsidiaries determined on a consolidated basis to (ii) Gross Asset Value of the Parent and its Subsidiaries determined on a consolidated basis, to exceed 0.60 to 1.0 at any time; provided, however, that if such ratio is greater than 0.60 to 1.0 but is not greater than 0.625 to 1.0, then such failure to comply with the foregoing covenant shall not constitute a Default or an Event of Default and the Borrower shall be deemed to be in compliance with this subsection (b) so long as (1) such ratio does not exceed 0.60 to 1.0 for a period of more than two consecutive fiscal quarters and (2) such ratio has not exceeded 0.60 to 1.0 more than two times during the term of this Agreement; provided, further, however, in no event shall such ratio exceed 0.625 to 1.0 at any time.

(c) Ratio of Adjusted EBITDA to Fixed Charges. The Parent shall not permit the ratio of (i) Adjusted EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for the period of four consecutive fiscal quarters most recently ended to (ii) Fixed Charges of the Parent and its Subsidiaries determined on a consolidated basis for such period, to be less than (x) 1.45 to 1.00 for any such period ending on or before June 30, 2014, or (y) 1.50 to 1.00, for any such period ending thereafter.

(d) Unencumbered Debt Yield. The Parent shall not permit the Unencumbered Debt Yield to be less than 12.0% at any time.

(e) Ratio of Unencumbered NOI to Unsecured Interest Expense. The Parent shall not permit the ratio of (i) Unencumbered NOI to (ii) Unsecured Interest Expense of the Parent and its Subsidiaries determined on a consolidated basis for the applicable period of determination of Unencumbered NOI, to be less than 1.75 to 1.00 for any such period.

(f) Ratio of Secured Indebtedness to Gross Asset Value. The Parent shall not permit the ratio of (i) Secured Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis to (ii) Gross Asset Value, to be greater than 0.60 to 1.00 at any time.

(g) Permitted Investments. The Borrower shall not make any Investment in or otherwise own, and shall not permit any Subsidiary to make any Investment in or otherwise own, the following items which would cause the aggregate value of such holdings of the Parent, each other Borrower and their Subsidiaries to exceed the following percentages of Gross Asset Value:

(A) unimproved real estate and predevelopment costs such that the aggregate value of all such unimproved real estate and predevelopment costs, calculated on the basis of cost, exceeds 5.0% of Gross Asset Value

(B) Investments in Persons (other than Investments in Subsidiaries, Consolidated Affiliates and Unconsolidated Affiliates) such that the aggregate value of such Investment calculated on the basis of cost exceeds 5.0% of Gross Asset Value;

(C) Mortgages in favor of the Parent, any other Borrower or any other Subsidiary, such that the aggregate amount of Indebtedness secured by such Mortgages exceeds 5.0% of Gross Asset Value (excluding any Mortgage encumbering any Property owned by a Subsidiary the accounts of which are required to be consolidated with those of the Parent under GAAP); and

(D) Investments in Consolidation Exempt Entities such that the aggregate value of such Investments (other than the Parent’s Investment in PREIT) calculated on the basis of cost, exceeds 25.0% of Gross Asset Value.

In addition to the foregoing limitations, (x) the aggregate value of the Investments and the other items subject to the limitations in the preceding clauses (A) through (C) shall not exceed 10.0% of Gross Asset Value and (y) the aggregate value of the Investments and the other items subject to the limitations in the preceding clauses (A) through (D), together with the Total Budgeted Cost Until Stabilization with respect to all Projects Under Development owned by any Borrower, any other Subsidiary, any Consolidated Affiliate or any Unconsolidated Affiliate calculated in accordance with the immediately following subsection (h), shall not in the aggregate exceed 35.0% of Gross Asset Value at any time.

(h) Properties under Development or Redevelopment. The Borrower shall not permit the aggregate amount of Total Budgeted Cost Until Stabilization with respect to all Projects Under Development owned by the any Borrower, any other Subsidiary, any Consolidated Affiliate or any Unconsolidated Affiliate to exceed at any time, 15.0% of Gross Asset Value. For purposes of this subsection, Total Budgeted Cost Until Stabilization with respect to any Project Under Development owned by a Consolidation Exempt Entity of the Parent shall equal the greater of (i) the product of (x) the Parent’s Investment Share in such Consolidation Exempt Entity and (y) the Total Budgeted Cost Until Stabilization for such Property and (ii) the Parent’s Recourse Share of all Indebtedness of such Consolidation Exempt Entity incurred solely to finance the Total Budgeted Cost Until Stabilization for such Property.

For purposes of determining compliance with immediately preceding subsections (e) and (f), the Indebtedness of the Parent shall include the greater of the Parent’s Recourse Share or Investment Share of the Indebtedness of the Parent’s Consolidation Exempt Entities.

Section 8.2. Restricted Payments.

The Borrower will not declare or make, or permit any other Subsidiary to declare or make any Restricted Payment; provided, however that the Parent, each other Borrower and the other Subsidiaries may declare and make the following Restricted Payments so long as no Default or Event of Default would result therefrom:

(a) PREIT may declare and pay cash dividends to the Parent and other holders of limited partnership interests in PREIT in any fiscal year of the Parent to the extent necessary for the Parent to distribute, and the Parent may so distribute, cash dividends to its shareholders with respect to such period, in an aggregate amount not to exceed (i) with respect to any Preferred Stock, the dividends payable on such Preferred Stock in accordance with the terms of such Preferred Stock and (ii) with respect to its common shareholders, the greater of (x) 95.0% of Funds From Operations of the Parent and its Subsidiaries for such period and (y) 110.0% of the Parent’s REIT Taxable Income for such period unless necessary for the Parent to remain in compliance with Section 7.13.;

(b) the Parent may acquire limited partnership interests in PREIT for common stock of the Parent, and the Parent and PREIT may acquire limited partnership interests in PREIT for cash in an amount not to exceed $250,000 in the aggregate in any calendar year for such limited partnership acquisitions made by the Parent and PREIT;

(c) the Parent, PREIT and their Subsidiaries may make cash distributions to their respective shareholders to avoid any liability for taxes imposed under Sections 857(b)(1), 857(b)(3) and 4981 of the Internal Revenue Code;

(d) Subsidiaries may make Restricted Payments to the Parent, PREIT or any other Subsidiary; and

(e) the Parent may make cash payments to repurchase outstanding Equity Interests of the Parent.

Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default exists, the Parent and PREIT shall not, and shall not permit any other Subsidiary to, make any Restricted Payments to any Person whatsoever other than cash dividends from Subsidiaries (directly or indirectly through intermediate Subsidiaries) to PREIT and from PREIT to the Parent and other holders of limited partnership interests in PREIT in any year to the extent necessary for the Parent to distribute, and the Parent may so distribute, cash dividends to its shareholders (including without limitation, dividends with respect to Preferred Stock) with respect to such period, in an aggregate amount not to exceed the amount required to be distributed for the Parent to remain in compliance with Section 7.13. Notwithstanding the foregoing, if a Default or Event of Default specified in Section 9.1.(a), Section 9.1.(e) or Section 9.1.(f) shall have occurred and be continuing, or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated pursuant to Section 9.2.(a), the Parent and PREIT shall not, and shall not permit any other Subsidiary to, make any Restricted Payments to any Person whatsoever other than to the Borrower or any Subsidiary.

Section 8.3. Liens; Negative Pledge.

(a) The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 8.1.

(b) The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement (x) evidencing Indebtedness which the Parent, any other Borrower, such other Loan Party or such other Subsidiary, as applicable, may create, incur, assume, or permit or suffer to exist under this Agreement, (y) which Indebtedness is secured by a Lien permitted to exist under the Loan Documents, and (z) which prohibits the creation of any other Lien on only the property securing such Indebtedness or (ii) an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale.

Section 8.4. Restrictions on Intercompany Transfers.

The Borrower shall not create or otherwise cause or suffer to exist or become effective, or permit any other Loan Party or other Subsidiary (other than an Excluded Subsidiary) to create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to: (i) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or such Subsidiary of the Borrower; (ii) pay any Indebtedness owed to the Borrower or any Subsidiary; (iii) make loans or advances to the Borrower or any Subsidiary; or (iv) transfer any of its property or assets to the Borrower or any Subsidiary; provided, however that the Borrower or any such Subsidiary may have provision for preferred, priority or guaranteed payments to a co-venturer in a joint venture of such Subsidiary. Notwithstanding anything to the contrary in the foregoing sentence, the restrictions in (x) this Section shall not apply to any provision of any Guaranty entered into by the Parent, any other Borrower, any other Loan Party or any other Subsidiary to Guarantee the obligations and liabilities of any Subsidiary, which provision subordinates any rights of the Parent, any other Borrower, any other Loan Party or any other Subsidiary to payment from such Subsidiary to the payment in full of the obligations and liabilities that are Guaranteed pursuant to the terms of such Guaranty and (y) clauses (i) and (iv) of this Section shall not apply to any applicable prohibitions contained in an agreement evidencing any Secured Indebtedness of a Borrower or a Guarantor.

Section 8.5. Mergers, Acquisitions and Sales of Assets.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to: (i) engage in any transaction of merger or consolidation; (ii) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired or (iv) acquire any of the assets of, or make an Investment in, any other Person; unless

(a) a Default or Event of Default would not result therefrom immediately following the consummation thereof;

(b) if any Default or Event of Default exists immediately prior thereto, or would exist immediately thereafter or after giving effect thereto, then (i) in the case of any transaction referred to in any of the preceding clauses (i) through (iii) resulting in a Disposition, the book value of the assets subject to such Disposition, together with the book value of all other assets subject to Dispositions made during the period of existence of such Default or Event of Default, would not, in the aggregate, exceed a Substantial Amount (determined as of the date on which such Default or Event of Default came into existence) and (ii) in the case of any transaction referred to in the preceding clause (iv) the book value of such assets or such Investment, together with the book value of all other assets acquired and Investments made during the period of existence of such Default or Event of Default, would not, in the aggregate, exceed a Substantial Amount (determined as of the date on which such Default or Event of Default came into existence);

(c) in the case of a consolidation or merger involving a Borrower, such Borrower shall be the survivor thereof; provided, however, PREIT and PREIT-RUBIN may merge or consolidate with each other or with the Parent so long as (i) immediately prior to such consolidation or merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, (ii) the Borrower shall have given the Administrative Agent at least 10 Business Days’ prior written notice of such consolidation or merger, such notice to include a certification as to the matters described in the immediately preceding clause (i), and (iii) in the case of a consolidation or merger involving the Parent, the Parent shall be the survivor thereof;

(d) in the case of a consolidation or merger involving a Loan Party other than a Borrower (excluding a disposition of a Loan Party by way of merger or consolidation which disposition is not prohibited by this Agreement), either such Loan Party shall be the survivor thereof, or if not, (x) the survivor thereof is a Person organized and existing under the laws of the

United States of America, any State thereof or the District of Columbia, (y) the survivor thereof expressly assumes all the obligations of such Loan Party under the Loan Documents to which such Loan Party is a party by executing and delivering to the Administrative Agent such documents, instruments and agreements as the Administrative Agent may reasonably require and (z) the Administrative Agent shall have received such other instruments, documents, agreements, certificates and opinions as the Administrative Agent may reasonably request; and

(e) in the case of the acquisition, Investment or sale of a Substantial Amount of assets, the Parent shall have given the Administrative Agent and the Lenders at least 30 days prior written notice of such, acquisition, Investment or sale, such notice to be accompanied by a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Borrower with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 8.1., after giving effect to such acquisition, Investment or sale.

Notwithstanding the foregoing, (x) the Borrower, the other Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business, (y) the Borrower and the other Loan Parties may sell, transfer or dispose of assets among themselves and (z) Subsidiaries that are not Loan Parties may sell, transfer or dispose of assets among themselves and to any of the Loan Parties.

Section 8.6. Fiscal Year.

The Borrower shall not, and shall not permit any Material Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 8.7. Modifications of Organizational Documents and Material Contracts.

No Borrower shall amend, supplement, restate or otherwise modify its articles or certificate of incorporation, bylaws, declaration of trust, partnership agreement or other applicable organizational documents, including without limitation the Trust Agreement and the Partnership Agreement, unless such amendment, supplement, restatement or other modification could not reasonably be expected to have in a Material Adverse Effect. The Borrower shall not enter into, and shall not permit any Subsidiary or other Loan Party to enter into, any amendment or modification to any Material Contract that could reasonably be expected to have a Material Adverse Effect.

Section 8.8. Transactions with Affiliates.

The Borrower shall not permit to exist or enter into, and will not permit any other Loan Party or any other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of such Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to such Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) transactions between or among the Loan Parties and (c) transactions with an Affiliate existing on the Agreement Date that are not otherwise permitted under the immediately preceding clauses (a) and (b).

Section 8.9. Environmental Matters.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in violation of any Environmental Law or in a manner that could reasonably be expected to lead to any environmental claim or pose a risk to human health, safety or the environment that could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 8.10. ERISA Exemptions.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The Borrower shall not, and shall not permit any other member of the ERISA Group to, cause or permit to occur any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 8.11. Derivatives Contracts.

The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by such Borrower, such other Loan Party or such other Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by a Borrower, other Loan Party or other Subsidiary.

ARTICLE IX. DEFAULT

Section 9.1. Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment.

(i) The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of, or any interest on, any of the Loans, or shall fail to pay any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document; or

(ii) Any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party and in the case of this clause (ii) only, any such failure shall continue for a period of 5 calendar days thereafter.

(b) Default in Performance.

(i) The Borrower shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 7.1.(a)(xvi), Section 7.2. (solely with respect to maintaining the existence of a Borrower) or Article VIII.; or

(ii) The Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure shall continue for a period of 30 days after the earlier of (x) the date upon which the Parent or PREIT obtains knowledge of such failure or (y) the date upon which the Parent or PREIT has received written notice of such failure from the Administrative Agent; provided, however, that if any such failure referred to in this clause (ii) is reasonably capable of being cured but not within such 30-day period and the Borrower has in good faith commenced to cure such failure prior to the expiration of such 30-day period and continues to diligently prosecute such cure, no Event of Default shall be deemed to have occurred unless such failure has not been cured within 30 calendar days after the last day of such initial 30-day period;

(c) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement (other than forward looking statements) at any time furnished by, or at the direction of, any Borrower or any other Loan Party to the Administrative Agent, the Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made.

(d) Indebtedness Cross-Default.

(i) Any Borrower, any other Loan Party, any other Subsidiary shall fail to pay when due and payable the principal of, or interest on, any Indebtedness (other than the Loans) having an aggregate outstanding principal amount (or in the case of any Derivatives Contract, having a Derivatives Termination Value) of $25,000,000 or more (or $250,000,000 or more in the case of Nonrecourse Indebtedness) (“Material Indebtedness”), and in any such case such failure shall continue beyond any applicable notice and cure periods; or

(ii) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Indebtedness or any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

(iii) Any other event shall have occurred and be continuing which would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid, repurchased, redeemed or defeased prior to its stated maturity.

(e) Voluntary Bankruptcy Proceeding. Any Borrower, any Material Subsidiary, any Loan Party that owns or leases an Unencumbered Property or any other Loan Party that does not own or lease an Unencumbered Property (other than any such Loan Party that, together with all other Loan Parties that do not own or lease any Unencumbered Property and that are then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately following subsection, does not account for more than $25,000,000 of Gross Asset Value) shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Borrower, any Material Subsidiary, any Loan Party that owns or leases an Unencumbered Property or any other Loan Party that does not own or lease an Unencumbered Property (other than any such Loan Party that, together with all other Loan Parties that do not own or lease any Unencumbered Property and that are then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately preceding subsection, does not account for more than $25,000,000 of Gross Asset Value) in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g) Revocation of Loan Documents. Any Borrower or any other Loan Party shall disavow, revoke or terminate any Loan Document or the Fee Letter to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or the Fee Letter or any material provision of any Loan Document or the Fee Letter shall cease to be in full force and effect (except as a result of the express terms thereof).

(h) Judgment. A judgment or order for the payment of money shall be entered against any Borrower, any other Loan Party or any Material Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, bonded over, stayed or dismissed through appropriate appellate proceedings (provided however, that if a bond has been issued in favor of the claimant or other Person obtaining such judgment or order, the issuer of such bond shall have executed an agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond waives any Lien it may have on the assets of any Loan Party), and (ii) either (A) the amount for which the insurer has denied liability exceeds, individually or together with all other such judgments or orders entered against the Borrower, the other Loan Parties and the Material Subsidiaries, $25,000,000 (or $250,000,000 or more if the judgment or order for the payment of money directly relates to Nonrecourse Indebtedness and is itself nonrecourse) in amount or (B) could reasonably be expected to have a Material Adverse Effect.

(i) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of any Borrower, any other Loan Party or any Material Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $25,000,000 (or $250,000,000 or more if the warrant, writ of attachment, execution or similar process directly relates to Nonrecourse Indebtedness and is itself nonrecourse) in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 30 days; provided however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ of attachment, execution or process, the issuer of such bond shall have executed an agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement or subrogation to the Obligations and waives any Lien it may have on the assets of any Borrower, any other Loan Party or any Material Subsidiary.

(j) ERISA.

(i) Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $10,000,000; or

(ii) The “benefit obligation” of all Benefit Plans exceeds the “fair market value of plan assets” for such Benefit Plans by more than $10,000,000, all as determined, and with such terms defined, in accordance with Statement of Financial Accounting Standards No. 158.

(k) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents;

(l) Change of Control.

(i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35.0% of the total voting power of the then outstanding voting shares of the Parent other than such Persons who are, as of the Agreement Date, current officers or trustees of the Parent, or Affiliates of current officers or trustees of the Parent; or

(ii) During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of the Parent (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Parent then in office; or

(iii) The Parent or a Wholly Owned Subsidiary of the Parent that is a Guarantor shall cease (A) to be the sole general partner of PREIT or (B) to own and control, directly or indirectly, at least 80.0% (or such lesser percentage not less than 70.0% as may be acceptable to the Administrative Agent) of all partnership interests of PREIT.

(m) Strike; Casualty. Any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 30 consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of any Borrower, any other Loan Party and any other Subsidiary taken as a whole and only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

Section 9.2. Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 9.1.(e) or 9.1.(f), (A)(1) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding and (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (3) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents, shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower, and, (B) the Commitments, the Swingline Commitment, the obligation of the Lenders to make Loans hereunder, and the obligation of the Issuing Bank to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii) Optional. If any other Event of Default shall have occurred and be continuing, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account, and (3) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (B) terminate the Commitments, the Swingline Commitment, the obligation of the Lenders to make Loans hereunder, and the obligation of the Issuing Bank to issue Letters of Credit hereunder.

(b) Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights and remedies under or in respect of any and all of the other Loan Documents.

(c) Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d) Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations, or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(e) Specified Derivatives Contract Remedies. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with the prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider pursuant to any Derivatives Support Document, including any “Posted Collateral” (as defined in any credit support annex included in any such Derivatives Support Document to which such Specified Derivatives Provider may be a party), and (d) to prosecute any legal action against the Borrower, any other Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.

Section 9.3. Remedies Upon Default.

Upon the occurrence of a Default specified in Section 9.1.(f), the Commitments, the Swingline Commitment and the obligations of the Issuing Bank to issue Letters of Credit shall immediately and automatically terminate.

Section 9.4. Marshaling; Payments Set Aside.

None of the Administrative Agent, the Issuing Bank, any Lender or any Specified Derivatives Provider shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations or Specified Derivatives Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent, the Issuing Bank, any Lender or any Specified Derivatives Provider, or the Administrative Agent, the Issuing Bank, any Lender or any Specified Derivatives Provider enforces its security interest or exercise its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or Specified Derivatives Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 9.5. Allocation of Proceeds.

If an Event of Default shall have occurred and be continuing, all payments received by the Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower or any other Loan Party hereunder or thereunder, shall be applied in the following order and priority:

(i) amounts due to the Administrative Agent and the Lenders in respect of Fees and other fees and expenses due under Section 11.2.;

(ii) payments of interest on Swingline Loans;

(iii) payments of interest on all other Loans and Reimbursement Obligations to be paid to the Lenders and the Issuing Bank equally and ratably in accordance with the respective amounts thereof then due and owing;

(iv) payments of principal of Swingline Loans;

(v) payments of principal of all other Loans and payment of Reimbursement Obligations and other Letter of Credit Liabilities to be paid to the Lenders and the Issuing Bank equally and ratably in accordance with the respective amounts thereof then due and owing to such

Persons; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account;

(vi) amounts due to the Administrative Agent and the Lenders pursuant to Sections 10.7. and 11.10.;

(vii) payments of all other Obligations and other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(viii) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 9.6. Letter of Credit Collateral Account.

(a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, the Borrower hereby pledges and grants to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account established pursuant to the requirements of Section 2.12. and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Administrative Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section and in Section 2.12.

(b) Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent, provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c) If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and credit the proceeds thereof to the Letter of Credit Collateral Account and apply or cause to be applied such proceeds and any other balances in the Letter of Credit Collateral Account to the payment of any of the Letter of Credit Liabilities due and payable.

(d) So long as no Default or Event of Default exists, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Letter of Credit Collateral Account as exceed the aggregate amount of Letter of Credit Liabilities at such time. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(e) The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 9.7. Performance by Administrative Agent.

If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 9.8. Rescission of Acceleration by Requisite Lenders.

If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations, which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 9.9. Rights Cumulative.

(a) Generally. The rights and remedies of the Administrative Agent, the Issuing Bank, the Lenders and the Specified Derivatives Providers under this Agreement and each of the other Loan Documents, the Fee Letter and Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies, the Administrative Agent, the Issuing Bank, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by the Administrative Agent, the Issuing Bank, any of the Lenders, or any of the Specified Derivatives Providers in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b) Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article IX. for the benefit of all the Lenders and the Issuing Bank; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Bank, the Swingline Lender or any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Bank, Swingline Lender or Specified Derivatives Provider, as the case may be) hereunder, under the other Loan Documents or under any Specified Derivatives Contract, as applicable, (iii) any Lender from exercising setoff rights in accordance with Section 11.4. (subject to the terms of Section 3.3.), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a Bankruptcy Event relative to any Loan Party; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article IX. and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

ARTICLE X. THE ADMINISTRATIVE AGENT

Section 10.1. Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent in its capacity as Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Section 7.1.(a) that the Borrower is not otherwise required to deliver to the Lenders. The Administrative Agent will also furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 10.2. Administrative Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein. Without limiting the generality of the foregoing, the Administrative Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by any Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 10.3. Notice of Defaults.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”. If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 10.4. Administrative Agent and Titled Agents as Lender or Specified Derivatives Provider.

The Lender acting as Administrative Agent and each Titled Agent, as a Lender or as a Specified Derivatives Provider, as the case may be, shall have the same rights and powers under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent or a Titled Agent, as the case may be; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Lender acting as Administrative Agent or a Titled Agent, as applicable and in each case, in its individual capacity. The Lender acting as Administrative Agent, the Titled Agents and their respective Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with any Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders or any other Specified Derivatives Providers. Further, the Lender acting as Administrative Agent, the Titled Agents and their respective Affiliates may each accept fees and other consideration from the Borrower for services in connection with this Agreement or any other Specified Derivatives Contract, or otherwise without having to account for the same to the Issuing Bank, the other Lenders or any other Specified Derivatives Providers. The Issuing Bank and the Lenders acknowledge that, pursuant to such activities, the Lender acting as Administrative Agent, the Titled Agents and their respective Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Lender acting as Administrative Agent, the Titled Agents and their respective Affiliates shall be under no obligation to provide such information to them.

Section 10.5. Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 10.6. Lender Credit Decision, Etc.

Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of any Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Parent, any other Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Parent, each other Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Parent, any other Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Parent, any other Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Parent, any other Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to such Lender.

Section 10.7. Indemnification of Administrative Agent.

Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower, and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, determined at the time of any claim, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 10.8. Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon 30 days’ prior written notice to the Administrative Agent, the Administrative Agent may be removed as Administrative Agent under the Loan Documents by the Requisite Lenders (other than the Lender then acting as Administrative Agent) for any acts or omissions of the Administrative Agent in connection with its duties set forth in this Agreement or the other Loan Documents that constitute gross negligence or willful misconduct. Upon any such resignation or removal, the Requisite Lenders (other than the Lender then acting as the Administrative Agent in the case of the removal of the Administrative Agent under the immediately preceding sentence) shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation or its removal, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to or by each Lender and the Issuing Bank directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders and the Issuing Bank so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender or Issuing Bank were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Any resignation by the Administrative Agent shall also constitute the resignation as the Issuing Bank and as the Swingline Lender by the Lender then acting as Administrative Agent (the “Resigning Lender”). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of the Issuing Bank and the Swingline Lender hereunder and under the other Loan Documents and (ii) the successor Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article X. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice. The resignation or removal of the Administrative Agent, or the assignment by the Administrative Agent of its rights and duties under the Loan Documents, as provided in this Section shall have no effect on the obligations as a “Lender” of the Lender then acting as the Administrative Agent.

Section 10.9. Titled Agents.

Each of the Arranger, the Syndication Agent and each Documentation Agent (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, the Issuing Bank, any Lender, the Parent, any other Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

ARTICLE XI. MISCELLANEOUS

Section 11.1. Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

If to the Borrower:

PREIT Associates, L.P.

200 South Broad Street

Philadelphia, PA 19102

Attention: Andrew Ioannou

Telephone:	(215) 875-0700
Telecopy:	(215) 546-7311

With a copy of notices of Defaults, Events of Default or notices pursuant to Article IX. to:

PREIT Associates, L.P.

200 South Broad Street

Philadelphia, PA 19102

Attention: Bruce Goldman

Telephone:	(215) 875-0700
Telecopy:	(215) 546-7311

and

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA 19103

Attention: Howard A. Blum

Telephone:	(215) 988-2700
Telecopy:	(215) 988-2757

If to the Administrative Agent:

Wells Fargo Bank, National Association, as Administrative Agent

550 South Tryon Street, 6th Floor

MAC D1086-061

Charlotte, North Carolina 28202

Attention: D. Bryan Gregory

Telephone:	(704) 410-1776
Telecopy:	(704) 410-0329

with copies to:

Wells Fargo Bank, National Association, as Administrative Agent

608 Second Avenue, 11th Floor

MAC N9303-110

Minneapolis, Minnesota 55402

Attention: Treva Lee

Telephone:	(612) 316-4317
Telecopy:	(877) 718-0796

and:

Wells Fargo Bank, National Association, as Administrative Agent

1750 H Street, NW Suite 400

Washington, D.C. 20006

Attention: Loan Administration Manager

Telephone:	(202) 303-3000
Telecopy:	(202) 429-2985

If to the Issuing Bank:

Wells Fargo Bank, National Association

1750 H Street, NW Suite 400

Washington, D.C. 20006

Attention: Loan Administration Manager

Telephone:	(202) 303-3000
Telecopy:	(202) 429-2985

If to a Lender:

To the address or telecopy number, as applicable, of the Administrative Agent or such Lender, as the case may be, set forth on the Administrative Questionnaire.

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of 3 days after the deposit in the United States Postal Service mail, postage prepaid; (ii) if telecopied, upon mechanical confirmation of transmission if received on a Business Day prior to 5:00 p.m. local time at the point of destination and, if otherwise, on the next succeeding Business Day; (iii) if hand delivered, when delivered or (iv) if delivered in accordance with Section 7.1.(b) to the extent applicable; provided, however that in the case of the immediately preceding clauses (i), (ii) and (iii) non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, the Issuing Bank or any Lender under Article II. shall be effective only when actually received. Any notice to the Borrower received by any individual designated by the Borrower to receive such notice shall be effective notwithstanding the fact that any other individual designated by the Borrower to receive a copy of such notice did not receive such copy. None of the Administrative Agent, the Issuing Bank or any Lender shall incur any liability to the Borrower (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, the Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.

Section 11.2. Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents, and the consummation of the transactions contemplated thereby, including due diligence expense and reasonable travel expenses related to closing and the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay to the Issuing Bank all reasonable out-of-pocket costs and expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) to pay or reimburse the Administrative Agent, the Issuing Bank, and, after the occurrence and during the continuance of an Event of Default, the Lenders, for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (d) to pay, indemnify and hold the Administrative Agent, the Issuing Bank and the Lenders harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (e) to the extent not already covered by any of the preceding subsections, to pay the fees and disbursements of counsel to the Administrative Agent, the Issuing Bank and any Lender incurred in connection with the representation of the Administrative Agent, the Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 9.1.(e) or 9.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Parent, any other Borrower or any other Loan Party, whether proposed by the Parent, any other Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.

Section 11.3. Stamp, Intangible and Recording Taxes.

The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent, the Issuing Bank, each Lender and each Specified Derivatives Provider against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes, any of the other Loan Documents or any of the Specified Derivatives Contracts or the perfection of any rights or Liens under this Agreement, the Notes, any of the other Loan Documents or any of the Specified Derivatives Contracts.

Section 11.4. Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Administrative Agent, each Lender, the Issuing Bank and each Participant is hereby authorized by the Borrower, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, the Issuing Bank or a Participant subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, the Issuing Bank, such Lender or any Affiliate of the Administrative Agent, the Issuing Bank or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 9.2., and although such obligations shall be contingent or unmatured. Promptly following any such set-off the Administrative Agent shall notify the Borrower thereof and of the application of such set-off, provided that the failure to give such notice shall not invalidate such set-off. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 11.5. Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO

THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

(b) EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE EASTERN DISTRICT OF PENNSYLVANIA AND ANY STATE COURT LOCATED IN PHILADELPHIA COUNTY, PENNSYLVANIA, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH OF THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS.

(c) EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.

(d) THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(e) THE FOREGOING WAIVERS HAVE BEEN MADE WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 11.6. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby,

Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the respective partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives of the Administrative Agent and the Lenders and of the respective Affiliates of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitment and/or the Loans at the time owing to it, in the case of contemporaneous assignments to related Approved Funds that equal at least the amount specified in the immediately following clause (B) in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a

Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender; and

(C) the consent of the Issuing Bank and the Swingline Lender shall be required for any assignment in respect of a Commitment.

(iv) Assignment and Acceptance; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $4,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate, upon return to the Borrower of any Notes being replaced (subject to Section 2.11.(d)).

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 11.2. and 11.10. and the other provisions of this Agreement and the other Loan Documents as provided in Section 11.11. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any bank or other financial institution (but in no event to a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment (unless such increase will not result in an increase in the Participant’s share), (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender except as otherwise provided in Section 2.13., (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty except as contemplated by Section 7.15.(c), in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 4.1., 4.4. (subject to the requirements and limitations therein, including the requirements under Section 3.10.(c) (it being understood that the documentation required under Section 3.10.(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.6. as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.1. or 3.10., with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.6. with respect to any Participant. To the extent permitted by law, each

Participant also shall be entitled to the benefits of Section 11.4. as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3. as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g) USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

(h) Information to Assignee, Etc. A Lender may furnish any information concerning the Parent, any other Borrower, any other Loan Party or any other Subsidiary in the possession of such Lender from time to time to assignees and Participants of such Lender (including prospective assignees and Participants) subject to compliance with the applicable terms of Section 11.9.

Section 11.7. Amendments and Waivers.

(a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.

(b) Consent of Lenders Directly Affected. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders directly affected thereby (or the Administrative Agent at the written direction of such Lenders), do any of the following:

(i) increase any Commitment of a Lender (excluding any increase as a result of an assignment of Commitments permitted under Section 11.6.) or subject a Lender to any additional obligations;

(ii) reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, the Loans or the other Obligations;

(iii) reduce the amount of any Fees payable to the Lenders hereunder;

(iv) modify the definition of the term “Termination Date” or postpone any date fixed for any payment of principal of, or interest on, the Loans or for the payment of Fees or any other Obligations, or extend the expiration date of any Letter of Credit beyond the Termination Date;

(v) change the “Commitment Percentages” (excluding any change as a result of an assignment of Commitments permitted under Section 11.6. or an increase in Commitments effected under Section 2.19.) or amend or otherwise modify the provisions of Section 3.2.;

(vi) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vii) modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii) release any Guarantor from its obligations under the Guaranty except as contemplated under Section 7.15.(c);

(ix) waive a Default or Event of Default under Section 9.1.(a), except as permitted by Section 9.8.; or

(x) amend, or waive the Borrower’s compliance with, Section 2.17.

(c) Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.3. or the obligations of the Issuing Bank under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Issuing Bank. Any amendment, waiver or consent relating to Section 2.2. or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of a Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of each affected Lender under the immediately preceding (b) that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Parent, any other Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

(d) Technical Amendments. Notwithstanding anything to the contrary in this Section 11.7., if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders and the Issuing Bank or materially change the intent of any provision of this Agreement. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement. The Administrative Agent will provide the Lenders with a copy of any such amendment.

Section 11.8. Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower, any other Subsidiary or any other Loan Party. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower.

Section 11.9. Confidentiality.

Except as otherwise provided by Applicable Law, the Administrative Agent, the Issuing Bank and each Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Parent or PREIT in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices solely in connection with the transactions contemplated by this Agreement but in any event may make disclosure: (a) to any of their respective Affiliates (provided any such Affiliate shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably requested by any bona fide assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment and/or Loans or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Administrative

Agent’s, the Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) if an Event of Default exists, to any other Person, in connection with the exercise by the Administrative Agent, the Issuing Bank or the Lenders of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Parent, any other Borrower or any Affiliate.

Section 11.10. Indemnification.

(a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, any Affiliate of the Administrative Agent, the Issuing Bank, and each of the Lenders and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.10. or 4.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or the issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or the Letters of Credit; (iv) the Administrative Agent’s, the Issuing Bank’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent, the Issuing Bank and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent, the Issuing Bank and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Parent, PREIT and the other Subsidiaries; (vii) the fact that the Administrative Agent, the Issuing Bank and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Parent, PREIT and the other Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent, the Issuing Bank or the Lenders may have under this Agreement or the other Loan Documents including, but not limited to, the foreclosure upon, or seizure of, any collateral or the exercise of any other rights of a secured party; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in clause (i) or (viii) to the extent found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct; or (ix) any violation or non-compliance by the Parent, PREIT or any other Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders and/or the Issuing Bank as successors to the Borrower) to be in compliance with such Environmental Laws.

(b) The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Parent, PREIT, any other Loan Party or any other Subsidiary.

(d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party in connection with an Indemnity Proceeding shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all costs and expenses incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(f) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

References in this Section 11.10. to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 11.11. Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments and the Swingline Commitment have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and the Issuing Bank is no longer obligated under this Agreement to issue Letters of Credit, and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. Notwithstanding any termination of this Agreement, or of the other Loan Documents, the indemnities to which the Administrative Agent, the Issuing Bank and the Lenders are entitled under the provisions of Sections 10.7., 11.2. and 11.10. and any other provision of this Agreement and the other Loan Documents, and the waivers of jury trial and submission to jurisdictions contained in Section 11.5., shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Bank and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 11.12. Severability of Provisions.

If any provision under this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as thought the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 11.13. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH COMMONWEALTH.

Section 11.14. Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Delivery of an executed counterpart via facsimile, portable document format (“PDF”) or electronic mail shall constitute delivery of an original.

Section 11.15. Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.16. Obligations with Respect to Loan Parties.

The obligations of PREIT, PREIT-RUBIN or the Parent to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense PREIT, PREIT-RUBIN, the Parent or any other Loan Party may have that it does not control such Loan Parties.

Section 11.17. Limitation of Liability.

None of the Administrative Agent, the Issuing Bank, any Lender, nor any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent, the Issuing Bank, or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Fee Letter or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Administrative Agent, the Issuing Bank or any Lender or any of their respective Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, the Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby. Notwithstanding anything in this Section to the contrary, no Defaulting Lender shall be entitled to claim any of the benefits of this Section.

Section 11.18. Entire Agreement.

This Agreement and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 11.19. Construction.

The Borrower, the Administrative Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Borrower, the Administrative Agent and each Lender.

Section 11.20. Time of the Essence.

Time is of the essence of each and every provision of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

PREIT ASSOCIATES, L.P.

By:	Pennsylvania Real Estate Investment Trust, its general partner

	By:	/s/ Andrew M. Ioannou
		Name:	Andrew M. Ioannou
		Title:	Senior Vice President, Capital Markets & Treasurer

PREIT-RUBIN, INC.

By:	/s/ Andrew M. Ioannou
	Name:	Andrew M. Ioannou
	Title:	Senior Vice President, Capital Markets & Treasurer

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Andrew M. Ioannou
	Name:	Andrew M. Ioannou
	Title:	Senior Vice President, Capital Markets & Treasurer

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender

By:	/s/ D. Bryan Gregory
	Name:	D. Bryan Gregory
	Title:	Director

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U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Renee Lewis
	Name:	Renee Lewis
	Title:	Senior Vice President

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BANK OF AMERICA, N.A.

By:	/s/ Robert J. Epstein
Robert J. Epstein
Senior Vice President

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CITIBANK, N.A.

By:	/s/ John C. Rowland
	Name:	John C. Rowland
	Title:	Vice President

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JPMORGAN CHASE BANK, N.A.

By:	/s/ Elizabeth R. Johnson
	Name:	Elizabeth R. Johnson
	Title:	Senior Credit Banker

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MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Bernard T. Shields
	Name:	Bernard T. Shields
	Title:	Administrative Vice President

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PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Shari L. Reams-Henofer
	Name:	Shari L. Reams-Henofer
	Title:	Senior Vice President

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UNION BANK, N.A.

By:	/s/ Michael J. Sedivy
	Name:	Michael J. Sedivy
	Title:	Senior Vice President

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CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Michael J. Vergura, Jr.
	Name:	Michael J. Vergura, Jr.
	Title:	Vice President

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CITIZENS BANK OF PENNSYLVANIA

By:	/s/ Michael J. DiSanto
	Name:	Michael J. DiSanto
	Title:	Senior Vice President

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DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ James Rolison
	Name:	James Rolison
	Title:	Managing Director

By:	/s/ George R. Reynolds
	Name:	George R. Reynolds
	Title:	Director

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SOVEREIGN BANK, N.A.

By:	/s/ Stephen J. Schmid
	Name:	Stephen J. Schmid
	Title:	Vice President

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SUSQUEHANNA BANK

By:	/s/ Meredith Roark
	Name:	Meredith Roark
	Title:	Vice President

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TD BANK, N.A.

By:	/s/ William Hutchinson
	Name:	William Hutchinson
	Title:	Vice President

SCHEDULE I

Commitments

Lender	Commitment Amount
Wells Fargo Bank, National Association	$65,000,000
U.S. Bank National Association	$50,000,000
Bank of America, N.A.	$32,500,000
Citibank, N.A.	$32,500,000
JPMorgan Chase Bank, N.A.	$32,500,000
Manufacturers and Traders Trust Company	$32,500,000
PNC Bank, National Association	$25,000,000
Union Bank, N.A.	$25,000,000
Capital One, National Association	$20,000,000
Citizens Bank of Pennsylvania	$20,000,000
Deutsche Bank AG New York Branch	$20,000,000
Sovereign Bank, N.A.	$15,000,000
Susquehanna Bank	$15,000,000
TD Bank, N.A.	$15,000,000

TOTAL	$400,000,000

SCHEDULE 1.1.(A)

Existing Ground Leases

Crossroads Mall	Lease dated September 28, 1977 between Herman G. Hendricks and Sue Ann Hendricks & Ralph Biernbaum

Uniontown Mall	Lease dated April 28, 1989 between Fayette County Commissioners and Crown American Corporation

Uniontown Mall	Lease dated March 30, 1970 between Alfred W. Ratner & Gertrude Ratner, Herbert G. Ratner & Betty G. Ratner and Uniontown Mall, Inc.

Gallery I - Food Court	Lease dated May 26, 1976 between Gimbel Brothers Realty Corporation and Rouse Philadelphia, Inc.

Gallery I	Lease dated December 16, 1975 between the Redevelopment Authority of the City of Philadelphia and Rouse Philadelphia, Inc.

Gallery II - MSEJV lease	Lease dated March 19, 1982 between the Redevelopment Authority of the City of Philadelphia and The Market Street East Joint Venture

Gallery II - Former JCP lease	Lease dated September 30, 2002 between the Redevelopment Authority of the City of Philadelphia and Center City East Retail, Inc.

Exton (Kmart parcel)	Amended and Restated Lease/Option Agreement dated October 26, 1993 between Hugh J. Lattomus, a Trustee, under Trust Agreement dated June 14, 1990 and Whiteland Holding Limited Partnership

SCHEDULE 1.1.(B)

Unencumbered Properties

Part I - Properties that will be Unencumbered Properties on the Effective Date

801 Market – Retail

Chambersburg Mall

Crossroads Mall

Gadsden Mall

Moorestown Mall

Nittany Mall

North Hanover Mall

One Cherry Hill

Palmer Park Mall

Plaza at Magnolia

Plymouth Meeting Mall

South Mall

The Commons at Magnolia

The Gallery at Market East

The Gallery at Market East II

Uniontown Mall

Voorhees Town Center

Washington Crown Center

Westgate Pad

Wiregrass Commons

Part II - Properties to become Unencumbered Properties after the Effective Date

Exton Square Mall*

*	Upon satisfaction of clause (c)(v) of the definition of Unencumbered Property.

Schedule 6.1.(b) – Ownership Structure

PART I

Limited Partnerships

Limited Partnerships	Jurisdiction of Organization	Each Person holding any Equity Interest in the Subsidiary; nature of the Equity Interest; percentage ownership of Subsidiary represented by the Equity Interest	Property Owned by Subsidiary
801 Developers, LP	PA	• 801 Developers GP, LLC 1.0% GP • PREIT – 99% LP	See 801-Gallery Associates, L.P.

801-Gallery Associates, L.P.	PA	• 801-Gallery GP, LLC – 0.1% LP • PREIT-RUBIN, INC. – 99.9% LP	801 Market Street (leasehold)

801-Gallery C-3 Associates, L.P.	PA	• 801-Gallery C-3 GP, LLC – 1.0% GP • 801-Galley Associates, L.P. – 85.0% LP • 801-Gallery C-3 MT, L.P. – 14.0% LP	See 801-Gallery Associates, L.P.

801-Gallery Office Associates, L.P.	PA	• 801-Gallery Office GP, LLC – 0.01% GP • 801-Galley Associates, L.P. – 79.99% LP • 801-Gallery Office MT, L.P. – 20.0% LP	See 801-Gallery Associates, L.P.

Bala Cynwyd Associates	PA	• PR Cherry Hill Office GP, LLC – 0.1% GP • PREIT – 99.9% LP	One Cherry Hill Plaza

Cumberland Mall Associates	NJ	• PR Cumberland GP, LLC – 1% GP • PR Cumberland LP, LLC – 99% LP	Cumberland Mall

Keystone Philadelphia Properties, L.P.	PA	• Keystone Philadelphia Properties LLC – .1% GP • PR Gallery II Limited Partnership – 99.9% LP	The Gallery II (ground lessee)

Limited Partnerships	Jurisdiction of Organization	Each Person holding any Equity Interest in the Subsidiary; nature of the Equity Interest; percentage ownership of Subsidiary represented by the Equity Interest	Property Owned by Subsidiary
Plymouth Ground Associates, LP	PA	• PREIT – 99.9% LP • Plymouth Ground Associates LLC – 0.1% GP	Plymouth Meeting Mall (fee owner)

PR 907 Market LP	DE	• PR 907 Market GP LLC – 1.0% GP • PR 907 Market Mezz LP – 99.0% LP	907 Market

PR 907 Market Mezz LP	DE	• PR 907 Market Mezz GP LLC – 1.0% GP • PR 907 PREIT – 99.0% LP	See PR 907 Market LP

PR AEKI Plymouth, L.P.	DE	• PREIT – 99.9% LP • PR AEKI Plymouth LLC – 0.1% GP	IKEA Parcel

PR Beaver Valley Limited Partnership	PA	• PREIT – 99% LP • PR Beaver Valley LLC – 1% GP	Beaver Valley Mall (Parcels 1 & 2)

PR BOS LP	PA	• PREIT – 99% LP • PR BOS GP, LLC – 1% GP	Lehigh Valley Mall – Boscov’s Outparcel (50% joint venture)

PR Capital City Limited Partnership	PA	• PR Capital City LLC – 0.5% GP • PREIT – 99.5% LP	Capital City Mall (leasehold)

PR CC Limited Partnership	PA	• PR CC I LLC – 0.01% GP • PREIT – 99.99% LP	Capital City Mall (land)

PR Echelon Limited Partnership	PA	• PREIT – 99.9% LP • PR Echelon LLC – 0.1% GP	See Echelon Title, LLC

PR Exton Limited Partnership	PA	• PREIT – 99.9% LP • PR Exton LLC – 0.1% GP	See XGP LLC, X-I Holding LP and X-II Holding LP

PR Exton Outparcel Holdings, LP	PA	• PREIT – 99.9% LP • PR Exton Outparcel GP, LLC – 0.1% GP	See PR Exton Outparcel Limited Partnership

Limited Partnerships	Jurisdiction of Organization	Each Person holding any Equity Interest in the Subsidiary; nature of the Equity Interest; percentage ownership of Subsidiary represented by the Equity Interest	Property Owned by Subsidiary
PR Exton Outparcel Limited Partnership	PA	• PR Exton Outparcel Holdings, LP – 99.9% LP • PR Exton Outparcel GP, LLC – 0.1% GP	Exton Outparcel

PR Exton Square Property, L.P. (f/k/a X-I Holding LP)	DE	• XGP LLC – 1% GP • PR Exton Limited Partnership – 99% LP	Exton Square Mall Parcel and Leasehold in Kmart parcel at Mall

PR Financing Limited Partnership	DE	• PR Financing I LLC – 0.5% GP • PREIT – 99.5% LP

•      Chambersburg Mall*

•      Francis Scott Key Mall

•      Jacksonville Mall (leasehold)

•      Lycoming Mall*

•      New River Valley Mall

•      Nittany Mall

•      North Hanover Mall*

•      Patrick Henry Mall

•      South Mall

•      Uniontown Mall (leasehold)

•      Viewmont Mall*

*  Certain parcels at these properties are owned by PREIT-RUBIN OP, Inc.

Limited Partnerships	Jurisdiction of Organization	Each Person holding any Equity Interest in the Subsidiary; nature of the Equity Interest; percentage ownership of Subsidiary represented by the Equity Interest	Property Owned by Subsidiary
PR Gainesville Limited Partnership	DE	• PR Gainesville LLC – 0.1% GP • PR GV LP – 99.9% LP	540 acres of land in Alachua County near Gainesville, Florida

PR Gallery I Limited Partnership	PA	• PREIT – 99.9% LP • PR Gallery I, LLC – 0.1%	The Gallery I (leasehold)

PR Gallery II Limited Partnership	PA	• PR Gallery II LLC – .1% GP • PREIT – 99.9% LP	See Keystone Philadelphia Properties, L.P.

PR GV LP	DE	• PR GV LLC – 0.1% GP • PREIT – 99.9% LP	See PR Gainesville Limited Partnership

PR Holding Sub Limited Partnership	PA	• PR Holding Sub LLC – .1% GP • PREIT – 99.9% LP	Stand by acquisition entity for Pennsylvania transactions

PR Jacksonville Limited Partnership	PA	• PR Jacksonville LLC – 0.5 % GP • PREIT – 99.5% LP	Jacksonville Mall

PR Logan Valley Limited Partnership	PA	• PR Logan Valley LLC – 0.01% GP • PREIT – 99.99% LP	Logan Valley Mall (record title holder and ground lessor)

PR Lycoming Limited Partnership	PA	• PR Lycoming LLC – 0.01% GP • PREIT – 99.99%	Lycoming Mall

PR Monroe Old Trail Limited Partnership	PA	• PR Monroe Old Trail, LLC – 0.1% GP • PR Monroe Old Trail Holdings, L.P. – 99.9% LP	0.466 acre parcel of land located in Monroe Township, PA.

PR Monroe Old Trail Holdings, L.P.	PA	• PR Monroe Old Trail Holdings LLC – 0.1% GP • PREIT-RUBIN, INC. – 99.9% LP	See PR Monroe Old Trail Limited Partnership.

Limited Partnerships	Jurisdiction of Organization	Each Person holding any Equity Interest in the Subsidiary; nature of the Equity Interest; percentage ownership of Subsidiary represented by the Equity Interest	Property Owned by Subsidiary
PR Monroe Unit One Holdings, L.P.	PA	• PR Monroe Unit One GP, LLC – 0.01% GP • PREIT-RUBIN, Inc. – 99.99% LP	See PR Monroe Unit One Limited Partnership

PR Monroe Unit One Limited Partnership	PA	• PR Monroe Unit One GP, LLC – 0.01% GP • PR Monroe Unit One Holding, L.P. – 99.99% LP	Monroe Mall Outparcel

PR Monroe Unit 10C Holdings, L.P.	PA	• PR Monroe Unit 10C GP, LLC – 0.01% GP • PREIT-RUBIN, Inc. – 99.99% LP	See PR Monroe Unit 10C Limited Partnership

PR Monroe Unit 10C Limited Partnership	PA	• PR Monroe Unit One GP, LLC – 0.01% GP • PR Monroe Unit 10C Holdings, L.P. – 99.99% LP	Monroe Mall Outparcel

PR Moorestown Limited Partnership	PA	• PREIT – 99.9% LP • PR Moorestown LLC – 0.1% GP	See Moorestown Mall LLC

PR New Castle Associates	PA	• PREIT – 99.9% LP • PR New Castle LLC – 0.1% GP	See Cherry Hill Center, LLC

PR New Garden Limited Partnership	PA	• PREIT – 99.9% LP • PR New Garden LLC – 0.1% GP	22.3 acre parcel of land and 4.9 acre parcel of land in New Garden Township, Chester County, Pennsylvania

PR New Garden Residential Limited Partnership	PA	• PR New Garden Residential LLC – 0.1% GP • PREIT-RUBIN, Inc. – 99.9% LP	Residential parcel (46.7 acres) in New Garden Township, Chester County, Pennsylvania

Limited Partnerships	Jurisdiction of Organization	Each Person holding any Equity Interest in the Subsidiary; nature of the Equity Interest; percentage ownership of Subsidiary represented by the Equity Interest	Property Owned by Subsidiary
PR New Garden/ Chesco Limited Partnership	PA	• PR New Garden/Chesco LLC – 0.1% GP • PR New Garden/Chesco Holdings, Limited Partnership – 99.9% LP	Retail parcels (107.8 acres) in New Garden Township, Chester County, Pennsylvania

PR New Garden/ Chesco Holdings, Limited Partnership	PA	• PR New Garden/Chesco Holdings LLC – 0.1% GP • PREIT – 99.9% LP	See PR New Garden/Chesco Limited Partnership

PR Northeast Whitaker Avenue, L.P. (to be dissolved)	PA	• PR Northeast Whitaker Avenue LLC – 0.1% GP • PREIT – 99.9% LP	Northeast Tower Center – Whitaker Avenue Parcel

PR Palmer Park Mall Limited Partnership	PA	• PR Palmer Park, L.P. – 50.1% GP • PREIT – 49.9% LP	Palmer Park Mall

PR Palmer Park, L.P.	PA	• PR Palmer Park Trust – 1% GP • PREIT – 99% LP	See PR Palmer Park Mall Limited Partnership

Limited Partnerships	Jurisdiction of Organization	Each Person holding any Equity Interest in the Subsidiary; nature of the Equity Interest; percentage ownership of Subsidiary represented by the Equity Interest	Property Owned by Subsidiary
PR Pitney Lot 3 Holdings, L.P.	PA	• PR Pitney Lot 3 GP, LLC – 0.01% GP • PREIT-RUBIN, Inc. – 99.99% LP	See PR Pitney Lot 3 Limited Partnership

PR Pitney Lot 3 Limited Partnership	PA	• PR Pitney Lot 3 GP, LLC – 0.01% GP • PR Pitney Lot 3 Holdings, L.P. – 99.99% LP	Outparcel

PR Plymouth Meeting Associates PC LP	DE	• PR PM PC Associates L.P. – 99.9% LP • PR PM PC Associates LLC – 0.1% GP	Plymouth Commons

PR PM PC Associates L.P.	DE	• PR PM PC Associates LLC – 0.1% GP • PREIT – 99.9% LP	See PR Plymouth Meeting Associates PC LP

PR Plymouth Meeting Limited Partnership	PA	• PREIT – 99.9% LP • PR Plymouth Meeting LLC – 0.1% GP	Plymouth Meeting Mall (leasehold interest) and the Boscov’s parcel (fee interest)

PR Springfield Associates, L.P.	PA	• PR Springfield Trust – 1% GP • PREIT – 99% LP	Springfield East (Fee title to a 50% interest in a commercial condominium at Baltimore Pike & Woodlawn Avenue)

PR Springfield/Delco Limited Partnership	PA	• PR Springfield/Delco LLC – 0.1% GP • PR Springfield/Delco Holdings, L.P. – 99.9% LP	50% interest, as tenant in common, in Springfield Mall

PR Springfield/Delco Holdings, L.P.	PA	• PR Springfield/Delco Holdings, LLC – 0.1% GP • PREIT. – 99.9% LP	See PR Springfield/Delco Limited Partnership

Limited Partnerships	Jurisdiction of Organization	Each Person holding any Equity Interest in the Subsidiary; nature of the Equity Interest; percentage ownership of Subsidiary represented by the Equity Interest	Property Owned by Subsidiary
PR TP LP	DE	• PR TP LLC – 0.1% GP • PREIT – 99.9% LP	Tenants under lease on lands adjoining Plymouth Meeting Mall

PR Valley Limited Partnership	PA	• PR Valley LLC – 0.5% GP • PREIT – 99.5% LP	Valley Mall PR Hagerstown LLC is the borrower under a mortgage loan secured by Valley Mall.

PR Valley View Limited Partnership	PA	• PR Valley View LLC – 0.5% GP • PREIT – 99.5% LP	Valley View Mall

PR Valley View Downs Limited Partnership	PA	• PR Valley View Downs LLC – 0.01% GP • PREIT – 99.99% LP	May acquire property located in Beaver County, PA for a proposed harness racetrack and casino.

PR Viewmont Limited Partnership	PA	• PR Viewmont LLC – 0.01% GP • PREIT – 99.99% LP	Borrower for $48 million mortgage loan secured by Viewmont Mall. Also leasee of Viewmont Mall under 29 year lease from PR Financing Limited Partnership

PR Washington Crown Limited Partnership	PA	• PR Washington Crown LLC – 0.5% GP • PREIT – 99.5% LP	Washington Crown Center

PR Westgate Limited Partnership	PA	• PR Westgate LLC – 0.01% GP • PREIT – 99.99% LP	Westgate

Limited Partnerships	Jurisdiction of Organization	Each Person holding any Equity Interest in the Subsidiary; nature of the Equity Interest; percentage ownership of Subsidiary represented by the Equity Interest	Property Owned by Subsidiary
PR Woodland Limited Partnership	DE	• PR Woodland General, LLC – 1.0% GP • PREIT – 99% GP	Woodland Mall

PR Wyoming Valley Limited Partnership	PA	• PR Wyoming Valley LLC – 0.5% GP • PREIT – 99.5% LP	Wyoming Valley Mall (fee)

PREIT Associates, L.P. (“PREIT”)	DE	• Pennsylvania Real Estate Investment Trust – 96.1% consolidated interest as of 12/31/2012 • Minority Limited Partners 3.9%	See rest of this Chart

PREIT Capital Advisors, LP	PA	• PR Advisors GP, LLC – 0.01% GP • PREIT-RUBIN, Inc. – 99.99% LP	Provides financial and portfolio advisory services

PRGL Paxton Limited Partnership (to be dissolved)	PA	• PR Paxton LLC – 1% GP • PREIT – 99% LP	None

WG Holdings, L.P.	PA	• PRWGP General, LLC – 0.02% GP • PREIT – 99.8% LP	See WG Park, L.P.

WG Park General, L.P.	PA	• WG Holdings of Pennsylvania, L.L.C. – 0.1% GP • WG Holdings, L.P. – 99.9% LP	See WG Park, L.P.

WG Park Limited, L.P.	PA	• WG Holdings of Pennsylvania, L.L.C. – 0.1% GP • WG Holdings, L.P. – 99.9% LP	See WG Park, L.P.

WG Park, L.P.	PA	• WG Park General, L.P. – 20% GP • WG Park Limited, L.P. – 80% LP	Willow Grove Mall

Limited Partnerships	Jurisdiction of Organization	Each Person holding any Equity Interest in the Subsidiary; nature of the Equity Interest; percentage ownership of Subsidiary represented by the Equity Interest	Property Owned by Subsidiary
WG Park-Anchor B LP	DE	• WG Park-Anchor B, LLC – 0.5% GP • PREIT – 99.5% LP	Anchor site at Willow Grove Park (previously used for operation of Strawbridge department store). Acquired June 2, 2006.

Limited Liability Companies

Limited Liability Companies	Jurisdiction of Organization	Each Person holding any Equity Interest in the Subsidiary; nature of the Equity Interest; percentage ownership of Subsidiary represented by the Equity Interest	Property Owned by Subsidiary
801 Developers GP, LLC	PA	PREIT – 100% Sole Member	Formed in anticipation of potential joint venture with respect to 801 Market Street.

801-Gallery GP, LLC	PA	PREIT-RUBIN, Inc. – 100% Sole Member	Formed in anticipation of potential joint venture with respect to 801 Market Street.

801-Gallery C-3 GP, LLC	PA	801-Gallery Associates, L.P. – 100% sole member	See 801-Gallery C-3 Associates, L.P.

801-Gallery Office GP, LLC	PA	801-Gallery Associates, L.P. – 100% sole member	See 801-Gallery Office Associates, L.P.

801-Tenant C-3 Manager, LLC	PA	801-Gallery Associates, L.P. – 100% sole member	0.01% GP Interest in 801-Tenant C-3 MT, L.P.

801-Tenant Office Manager, LLC	PA	801-Gallery Associates, L.P. – 100% sole member	0.01% GP Interest in 801-Gallery Office MT, L.P.

Beverage Two, LLC	NJ	PREIT-RUBIN, Inc. – 100%	None

Cherry Hill Center, LLC	MD	PR New Castle Associates – 99.9% Member Cherry Hill Center Manager, LLC – 0.1% Member	Cherry Hill Mall

Cumberland Mall Retail Condominium Association, LLC	NJ	Pennsylvania Real Estate Investment Trust entity and other condominium owners are members.	None. This entity is a unit owners association related to retail condominium at Cumberland Mall.

Echelon Beverage LLC	NJ	PREIT – RUBIN, Inc. 100%	Liquor license associated with Voorhees Town Center

Echelon Residential Unit Owner LLC	DE	Echelon Title LLC – 100% Sole Member	Voorhees Town Center Condominium

Echelon Title LLC	DE	PR Echelon Limited Partnership –100% Sole Member	Voorhees Town Center

Keystone Philadelphia Properties, LLC	DE	PR Gallery II LLC – 100% Sole Member	See Keystone Philadelphia Properties, L.P.

Moorestown Beverage I, LLC	NJ	PREIT – RUBIN, Inc. 100%	Liquor license associated with Moorestown Mall

Moorestown Beverage II, LLC	NJ	PREIT – RUBIN, Inc. 100%	Liquor license associated with Moorestown Mall

Limited Liability Companies	Jurisdiction of Organization	Each Person holding any Equity Interest in the Subsidiary; nature of the Equity Interest; percentage ownership of Subsidiary represented by the Equity Interest	Property Owned by Subsidiary
Moorestown Mall LLC	DE	PR Moorestown Limited Partnership – 100% Sole Member	Moorestown Mall

Plymouth Ground Associates LLC	PA	PREIT – 100% Sole Member	See Plymouth Ground Associates, L.P.

Plymouth License III, LLC	PA	PREIT-RUBIN, Inc. – 100% Sole Member	Liquor license associated with Plymouth Meeting Mall

Plymouth License IV, LLC	PA	PREIT-RUBIN, Inc. – 100% Sole Member	Former owner of Liquor license R-17547

PR 907 Market GP LLC	DE	PR 907 Market Mezz LP – 100% Sole Member	See PR 907 Market LP

PR 907 Market Mezz GP LLC	DE	PREIT – 100% Sole Member	See PR 907 Market LP

PR Acquisition Sub LLC	DE	PREIT – 100% Sole Member	Standby acquisition entity for transactions outside of Pennsylvania

PR Advisors GP, LLC	DE	PREIT-RUBIN, Inc. – 100% Sole Member	See PREIT Capital Advisors, LP

PR AEKI Plymouth LLC	DE	PREIT – 100% Sole Member	See PR AEKI Plymouth, L.P.

PR Beaver Valley LLC	DE	PREIT – 100% Sole Member	See PR Beaver Valley Limited Partnership

PR BOS GP, LLC	DE	PREIT – 100% Sole Member	See PR BOS LP

PR BVM, LLC	PA	PREIT – 100% Sole Member	Beaver Valley Mall (Parcel 3)

PR Capital City LLC	DE	PR CC II LLC –99.99% Member PREIT – .01% Member	See PR Capital City Limited Partnership

PR CC I LLC	DE	PR CC II LLC – 99.99% Member PREIT – .01% Member	See PR CC Limited Partnership

PR CC II LLC	DE	PREIT – 100% Sole Member	See PR CC Limited Partnership

PR Cherry Hill Office GP, LLC	DE	PREIT – 100% Sole Member	See Bala Cynwyd Associates, L.P.

PR Cherry Hill STW LLC	DE	PREIT – 100% Sole Member	Former Strawbridge property at Cherry Hill Mall. Acquired June 2, 2006

PR Christiana LLC	DE	PREIT – 100% Sole Member	Christiana Center – Phase I

PR Crossroads I, LLC	PA	PREIT – 100% Sole Member	Crossroads Mall (record owner of a portion of mall and ground lessee of remainder of mall)

PR Crossroads II, LLC	PA	PREIT – 100% Sole Member	Crossroads Mall (90% undivided interest in ground lessor estate)

Limited Liability Companies	Jurisdiction of Organization	Each Person holding any Equity Interest in the Subsidiary; nature of the Equity Interest; percentage ownership of Subsidiary represented by the Equity Interest	Property Owned by Subsidiary
PR Cumberland GP LLC	DE	PREIT – 100% Sole Member	See Cumberland Mall Associates (limited partnership)

PR Cumberland LP LLC	DE	PREIT – 100% Sole Member	See Cumberland Mall Associates (limited partnership)

PR Cumberland Outparcel LLC	NJ	PREIT – 100% Sole Member	Vacant land parcel adjacent to Cumberland Mall

PR Echelon LLC	PA	PREIT – 100% Sole Member	See PR Echelon Limited Partnership

PR Exton LLC	PA	PREIT – 100% Sole Member	See Exton Limited Partnership

PR Exton Outparcel GP, LLC	DE	PREIT – 100% Sole Member	See PR Exton Outparcel Limited Partnership

PR Fin Delaware, LLC	DE	801-Gallery Associates, L.P.	See 801-Gallery Associates, L.P.

PR Financing I LLC	DE	PR Financing II LLC – 99.99% Member PREIT – .01% Member	See PR Financing Limited Partnership

PR Financing II LLC	DE	PREIT – 100% Sole Member	See PR Financing Limited Partnership

PR Florence LLC	SC	PREIT – 100% Sole Member	The Commons at Magnolia

PR Francis Scott Key LLC	DE	PR Financing Limited Partnership – 100% Sole Member	Borrower under $55 million mortgage loan secured by Francis Scott Key Mall.

PR Gallery I LLC	PA	PREIT – 100% Sole Member	See PR Gallery I Limited Partnership

PR Gallery II LLC	DE	PREIT – 100% Sole Member	See Keystone Philadelphia Properties, LLC (The Gallery II)

Limited Liability Companies	Jurisdiction of Organization	Each Person holding any Equity Interest in the Subsidiary; nature of the Equity Interest; percentage ownership of Subsidiary represented by the Equity Interest	Property Owned by Subsidiary
PR Gainesville LLC	DE	PREIT – 100% Sole Member	See PR Gainesville Limited Partnership

PR GV LLC	DE	PREIT – 100% Sole Member	See PR Gainesville Limited Partnership

PR Hagerstown LLC	DE	PR Valley Limited Partnership – 100% Sole Member	None, Borrower under Mortgage Loan for Valley Mall

PR Holding Sub LLC	PA	PREIT – 100% Sole Member	See PR Holding Sub Limited Partnership

PR Hyattsville LLC	DE	PR Prince George’s Plaza LLC – 100% Sole Member	Borrower under mortgage loan secured by The Mall at Prince George’s.

PR Jacksonville LLC	DE	PR JK LLC – 99.99% Member PREIT – 0.01% Member	See PR Jacksonville Limited Partnership

PR JK LLC	DE	PREIT – 100% Sole Member	See PR Jacksonville Limited Partnership

PR Lehigh Valley LLC	PA	PREIT – 100% Sole Member	See Lehigh Valley Associates

PR Logan Valley LLC	DE	PR LV LLC – 99.99% Member PREIT – 0.01% Member	See PR Logan Valley Limited Partnership

PR LV LLC	DE	PREIT – 100% Sole Member	See PR Logan Valley Limited Partnership

PR Lycoming LCC	DE	PREIT – 100% Sole Member	See PR Lycoming Limited Partnership

PR Magnolia LLC	DE	PREIT – 100% Sole Member	Magnolia Mall; Undeveloped land held in fee

PR Metroplex West, LLC	DE	PREIT – 100% Sole Member	See Metroplex General, Inc. on Part II of this Schedule

PR Monroe Old Trail LLC	DE	PREIT-RUBIN, INC. – 100% Sole Member	See PR Monroe Old Trail Limited Partnership

PR Monroe Old Trail Holdings LLC	DE	PREIT-RUBIN, INC. – 100% Sole Member	See PR Monroe Old Trail Limited Partnership

PR Monroe Unit One GP, LLC	DE	PREIT-RUBIN, Inc. – 100% Sole Member	PR Monroe Unit One Limited Partnership

PR Monroe Unit 10C GP, LLC	DE	PREIT-RUBIN, Inc. – 100% Sole Member	PR Monroe Unit 10C Limited Partnership

PR Moorestown LLC	PA	PREIT – 100% Sole Member	See PR Moorestown Limited Partnership

PR New Castle LLC	PA	PREIT – 100% Sole Member	See PR New Castle Associates

Limited Liability Companies	Jurisdiction of Organization	Each Person holding any Equity Interest in the Subsidiary; nature of the Equity Interest; percentage ownership of Subsidiary represented by the Equity Interest	Property Owned by Subsidiary
PR New Garden LLC	PA	PREIT – 100% Sole Member	See PR New Garden L.P.

PR New Garden Residential LLC	DE	PREIT-RUBIN, Inc. – 100% Sole Member	See PR New Garden Residential L.P.

PR New Garden/Chesco LLC	DE	PR New Garden LLC – 100% Sole Member PREIT Services, LLC – Non-member manager	See PR New Garden/Chesco Holdings LLC

PR New Garden/Chesco Holdings LLC	DE	PREIT – 100% Sole Member	See PR New Garden/Chesco Holdings, L.P.

PR North Dartmouth LLC	DE	PREIT – 100% Sole Member	Dartmouth Mall

PR Northeast LLC	PA	PREIT – 100% Sole Member	See Roosevelt Associates, L.P.; Roosevelt II Associates, L.P.; PR Northeast Limited Partnership

PR Northeast Whitaker Avenue LLC (to be dissolved)	PA	PREIT – 100% Sole Member	None

PR Orlando Fashion Square LLC (to be dissolved)	DE	PREIT – 100% Sole Member	None

PR Patrick Henry LLC	DE	PREIT – 100% Sole Member	Patrick Henry Mall

PR Paxton LLC (to be dissolved)	PA	PREIT – 100% Sole Member	See PRGL Paxton Limited Partnership

PR Pitney Lot 3 GP, LLC	DE	PREIT-RUBIN, Inc. – 100% Sole Member	See PR Pitney Lot 3 Limited Partnership

PR PG Plaza LLC	DE	PREIT – 100% Sole Member	See PR Prince George’s Plaza LLC

PR Plymouth Meeting LLC	PA	PREIT – 100% Sole Member	See PR Plymouth Meeting Limited Partnership

PR PM PC Associates LLC	DE	PREIT – 100% Sole Member PREIT Services, LLC – Non-member manager	See PR Plymouth Meeting Associates PC LP

Limited Liability Companies	Jurisdiction of Organization	Each Person holding any Equity Interest in the Subsidiary; nature of the Equity Interest; percentage ownership of Subsidiary represented by the Equity Interest	Property Owned by Subsidiary
PR Prince George’s Plaza LLC	DE	PR PG Plaza LLC – 1% Managing Member PREIT – 99% Member	Prince George’s Plaza

PR Radio Drive LLC	SC	PREIT – RUBIN, Inc. – 100% Sole Member	The Plaza at Magnolia

PR Red Rose LLC	DE	PREIT – 100% Sole Member	See Red Rose Commons Associates, L.P. on Part II of this Schedule

PR Springfield/Delco LLC	DE	PREIT – 100% Sole Member	See PR Springfield/Delco, L.P.

PR Springfield/Delco Holdings LLC	DE	PREIT – 100% Sole Member	See PR Springfield/Delco Holdings, L.P.

PR Swedes Square LLC	DE	PREIT – 100% Sole Member	Not yet acquired (New Castle, Delaware Undeveloped Parcel)

PR Sunrise Outparcel 1, LLC	NJ	PREIT-RUBIN, Inc. – 100% Sole Member	Sunrise Plaza Outparcel

PR Sunrise Outparcel 2, LLC	NJ	PREIT-RUBIN, Inc. – 100% Sole Member	Sunrise Plaza Outparcel

PR TP LLC	DE	PREIT – 100% Sole Member	See PR TP LP

PR Valley LLC	DE	PREIT – 100% Sole Member	See PR Valley Limited Partnership

PR Valley View LLC	DE	PR VV LLC – 99.99% Member PREIT – 0.01% Member	See PR Valley View Limited Partnership

PR Valley View Downs LLC	PA	PREIT – 100% Sole Member	See PR Valley View Downs Limited Partnership

PR Viewmont LLC	DE	PREIT – 100% Sole Member	See PR Viewmont Limited Partnership

PR VV LLC	DE	PREIT – 100% Sole Member	See PR Valley View Limited Partnership

PR Walnut Street Abstract LLC	DE	PREIT – RUBIN, Inc. – Sole member	Owns 50% interest in Walnut Street Abstract, L.P., a title insurance agency.

PR Washington Crown LLC	DE	PR WC LLC – 99.99% Member PREIT – 0.01% Member	See PR Washington Crown Limited Partnership

PR WC LLC	DE	PREIT – 100% Sole Member	See PR Washington Crown Limited Partnership

PR Westgate LLC	PA	PREIT – 100% Sole Member	See PR Westgate Limited Partnership

Limited Liability Companies	Jurisdiction of Organization	Each Person holding any Equity Interest in the Subsidiary; nature of the Equity Interest; percentage ownership of Subsidiary represented by the Equity Interest	Property Owned by Subsidiary
PR Wiregrass Anchor LLC	DE	PREIT – 100% Sole Member	McRae’s anchor store at Wiregrass Mall

PR Wiregrass Commons LLC	DE	PREIT – 100% Sole Member	Wiregrass Commons Mall

PR Woodland General LLC	DE	PREIT – 100% Sole Member	See PR Woodland Limited Partnership

PR Woodland Outparcel LLC	DE	PREIT – 100% Sole Member	Outparcel at Woodland Mall

PR WV LLC	DE	PREIT – 100% Sole Member	See PR Wyoming Valley LLC

PR Wyoming Valley LLC	DE	PR WV LLC – 99.99% PREIT – 0.01%	See PR Wyoming Valley Limited Partnership

PREIT CDE LLC (f/k/a Exton License II, LLC)	PA	PREIT-RUBIN, Inc. – 1 % Member PREIT – 99% Member	Liquor license associated with Exton Square Mall

PREIT Gadsden Mall LLC	DE	PREIT – 100% Sole Member	Gadsden Mall

PREIT Gadsden Office LLC (to be dissolved)	DE	PREIT – 100% Sole Member	Office building in Gadsden, AL

PREIT Services LLC	DE	PREIT – 100% Sole Member	N/A

PRWGP General, LLC	DE	PREIT – 100% Sole Member	See WG Park, L.P.

WG Holdings of Pennsylvania, L.L.C.	PA	WG Holdings, L.P. – 100% Sole Member	See WG Park, L.P.

WG Park –Anchor B, LLC	DE	PREIT – 100% Sole Member	See WG Park – Anchor B LP

XGP LLC	DE	PR Exton Limited Partnership – 100% Sole Member	See X-I Holding LP

Corporations

Corporations	Jurisdiction of Organization	Each Person holding any Equity Interest in the Subsidiary; nature of the Equity Interest; percentage ownership of Subsidiary represented by the Equity Interest	Property Owned by Subsidiary
1150 Plymouth Associates, Inc.	MD	PREIT-RUBIN, Inc. – 100%	Liquor licenses associated with Plymouth Meeting Mall

Exton License, Inc.	MD	PREIT-RUBIN, Inc. – 100%	Liquor licenses associated with Exton Square

PR GC Inc.	MD	PREIT Services, LLC – 100%	N/A

PR Services Corporation	PA	PREIT-RUBIN, Inc. – 100%	N/A

PREIT-RUBIN, Inc.	PA	PREIT – 100%	Former Strawbridge store located at 8th and Market. Also, see PR New Garden Residential Limited Partnership and PR Radio Drive LLC.

PREIT-RUBIN OP, Inc.	PA	PREIT-RUBIN, Inc. – 100%	Outparcels acquired in the Crown Transaction that are located at the following properties: Chambersburg Mall, Lycoming Mall, North Hanover Mall, and Viewmont Mall. (See PR Financing Limited Partnership).

PREIT TRS, Inc.	DE	Pennsylvania Real Estate Investment Trust	REIT Income Test Assignee

Capital City Beverage Enterprise, Inc. (f/k/a R8267 Plymouth Enterprises, Inc.)	MD	PREIT-RUBIN, Inc. – 100%	Liquor licenses associated with Plymouth Meeting Mall

Springhills Northeast Quadrant Owners Drainage Association No. One, Inc.	FL	PR Gainesville Limited Partnership, sole member	Property owner’s association for property located in Alachua county, Florida (Gainesville)

Springhill Owners Association, Inc.	FL	PR Gainesville Limited Partnership, sole member	Property owner’s association for property located in Alachua county, Florida (Gainesville)

Trusts

Trusts	Jurisdiction of Organization	Each Person holding any Equity Interest in the Subsidiary; nature of the Equity Interest; percentage ownership of Subsidiary represented by the Equity Interest	Property Owned by Subsidiary
PR Lycoming Service Associates	PA	PREIT-RUBIN, Inc. – Sole Beneficiary	Utility services at Lycoming Mall

PR Oxford Valley Trust	PA	PREIT – Sole Beneficiary	See Oxford Valley Road Associates (an Unconsolidated Affiliate)

PR Palmer Park Trust	PA	PREIT – Sole Beneficiary	See PR Palmer Park Mall Limited Partnership

PR Springfield Trust	PA	PREIT – Sole Beneficiary	See PR Springfield Associates, L.P.

PREIT Protective Trust 1	PA	PREIT– Rubin, Inc. – Sole Beneficiary	REIT Asset Test Assignee

A. The following wholly owned entities are inactive and are in the process of being dissolved:

1.	PR Northeast Whitaker Avenue LLC

2.	PR Northeast Whitaker Avenue, L.P.

3.	PR Orlando Fashion Square LLC

4.	PREIT Gadsden Office LLC

5.	PR Paxton LLC

6.	PRGL Paxton Limited Partnership

These entities are not Guarantors as of the Effective Date.

Schedule 6.1.(b) – Ownership Structure

PART II

Consolidated Affiliates

None.

Unconsolidated Affiliates

Unconsolidated Affiliates	Jurisdiction of Organization	Each Person holding any Equity Interest in the Unconsolidated Affiliate; nature of the Equity Interest; percentage ownership of Unconsolidated Affiliate represented by the Equity Interest	Property Owned by Unconsolidated Affiliate
Lehigh Valley Associates (Limited Partnership)	PA	• PR Lehigh Valley LLC – 0.5% GP, • PREIT – 49.5% LP • Delta Ventures, Inc. – 0.5% GP* • Kravco Simon Investments, L.P. – 49.5% LP	Lehigh Valley Mall

Lehigh Valley Mall GP, LLC	DE	• Lehigh Valley Associates – 100% member	See Mall at Lehigh Valley, L.P.

Mall at Lehigh Valley, L.P.	DE	• Lehigh Valley Mall GP, LLC – 0.5% GP • Lehigh Valley Mall Associates – 99.5% LP	Lessor of Lehigh Valley Mall. Borrower under mortgage loan secured by Lehigh Valley Mall.

Unconsolidated Affiliates	Jurisdiction of Organization	Each Person holding any Equity Interest in the Unconsolidated Affiliate; nature of the Equity Interest; percentage ownership of Unconsolidated Affiliate represented by the Equity Interest	Property Owned by Unconsolidated Affiliate
Mall Maintenance Corporation (I)	PA

PREIT holds an indirect minority membership interest in Mall Maintenance Corporation (I)

Other members:

City of Philadelphia

Redevelopment Authority of City of Philadelphia

Philadelphia Authority for Industrial Development

Philadelphia VF LP

The May Department Stores Company

Market Street East Development Corporation

Purpose is to maintain the public areas of Gallery I at Market East

Mall Maintenance Corporation II	PA

PREIT holds an indirect minority membership interest in Mall Maintenance Corporation II

Other members:

Redevelopment Authority of City of Philadelphia

Philadelphia Authority for Industrial Development

One Reading Center Associates

Purpose is to maintain the public areas of Gallery II at Market East

Mall Corners Ltd. (Limited Partnership)	GA	• PREIT – 19% LP • Charles A. Lotz – 0.5% GP* • Center Developers, Inc. – 1% GP* • Frank L. Ferrier – 1% GP* • Others – 78.5% LP*

Mall Corners II, Ltd. (Limited Partnership)	GA	• PREIT – 11% LP • Charles A. Lotz – 0.5% GP* • Center Developers, Inc. – 1% GP* • Frank L. Ferrier – 1% GP* • Others – 86.5% LP*

Metroplex General, Inc.	PA	• PR Metroplex West, LLC – 50% • MW General, Inc. – 50%*	See Metroplex West Associates, L.P.

Unconsolidated Affiliates	Jurisdiction of Organization	Each Person holding any Equity Interest in the Unconsolidated Affiliate; nature of the Equity Interest; percentage ownership of Unconsolidated Affiliate represented by the Equity Interest	Property Owned by Unconsolidated Affiliate
Metroplex West Associates, L.P.	PA

•        Metroplex General, Inc. – 1% GP

•        PREIT – 49.5% LP

•        MW General, Inc. – .5% LP*

•        Goldenberg Metroplex Partners, L.P. – 22.5% LP*

•        Goldenberg Metroplex Investors, L.P. – 24% LP*

•        Resource Realty Management, Inc. – 2.5% LP*

Metroplex Power Center

Oxford Valley Road Associates (limited partnership)	PA

•        PR Oxford Valley Trust – 1% GP

•        PREIT – 49% LP

•        OVG General, Inc. – 1% GP*

•        Goldenberg Investors, L.P. – 22.296% LP*

•        Goldenberg Partners, L.P. – 24.204% LP*

•        Milton S. Schneider – 1% LP

•        Resource Realty* Management, Inc. – 1.5% LP*

Court at Oxford Valley Shopping Center

Pavilion East Associates, L.P.	PA

•        PREIT – 40% LP

•        PE General, L.L.C. – 1% GP*

•        Goldenberg Pavilion Partners, L.P. – 15.5% LP*

•        Goldenberg Pavilion Investors, L.P. – 15% LP*

•        Resource Realty Management, Inc. – 4% LP*

•        Pavilion Towner Associates, L.P. – 4.5% LP*

•        LK Pavilion Associates, L.P. – 20% LP*

Pavilion at Market East

PRDB Springfield Limited Partnership	PA	• PRDB Springfield LLC – 1% GP • Paul deBotton – 49.5% LP • PREIT – 49.5% LP	Springfield Park (Springfield, PA)

PRDB Springfield LLC	PA	• Paul deBotton – 50% • PREIT – 50%	See PRDB Springfield Limited Partnership

Unconsolidated Affiliates	Jurisdiction of Organization	Each Person holding any Equity Interest in the Unconsolidated Affiliate; nature of the Equity Interest; percentage ownership of Unconsolidated Affiliate represented by the Equity Interest	Property Owned by Unconsolidated Affiliate
Red Rose Commons Associates, L.P.	PA

•        PR Red Rose LLC – 1% GP

•        PREIT – 49% LP

•        RRC General, Inc. – 1% GP*

•        Goldenberg Lancaster Partners, L.P. – 23% LP*

•        Goldenberg Lancaster Investors, L.P. – 24% LP*

•        Resource Realty Management, Inc. – 2% LP*

All units in the Red Rose Condominium constituting the Red Rose Commons Shopping Center

Whitehall Mall Venture (partnership)	PA	• PREIT – 50% • Whitemak Associates – 50%*	Whitehall Mall

Walnut Street Abstract, L.P.	NJ	• PR Walnut Street Abstract LLC – 50% LP • Affiliate of Madison Title Agency – 50%	Title insurance agency.

*	Neither Parent nor any of its Affiliates owns any interest in this entity.

Schedule 6.1.(f) – Title to Properties

Properties	Owner	Occupancy (as of 12/31/12)	Project Under Development?
Wholly-Owned

801 Market – Office	PREIT-Rubin, Inc.	100%	No

801 Market – Retail	PREIT-Rubin, Inc.	0%	Yes See Part II of this Schedule for additional information.

Beaver Valley Mall	PR Beaver Valley Limited Partnership (Parcels 1 and 2) PR BVM, LLC (Parcel 3)	96.1%	No.

Capital City Mall	PR Capital City Limited Partnership (Improvements) PR CC Limited Partnership (Land)	96.9%	Yes See Part II of this Schedule for additional information.

Chambersburg Mall	PR Financing Limited Partnership PREIT-RUBIN OP, Inc. (Outparcels – A-1, A-2, B, C, D-2, E, and F)	88.4%	No

Cherry Hill Mall	Cherry Hill Center, LLC PR Cherry Hill STW LLC (Cherry Hill Anchor Store)	95.1%	Yes See Part II of this Schedule for additional information.

Christiana Center Phase I	PR Christiana LLC	100.0%	No

Commons at Magnolia	PR Florence LLC	85.7%	No

Properties	Owner	Occupancy (as of 12/31/12)	Project Under Development?
Crossroads Mall (fee and leasehold)	PR Crossroads I, LLC and PR Crossroads II, LLC	96.1%	Yes See Part II of this Schedule for additional information.

Cumberland Mall	Cumberland Mall Associates (Unit A) PR Cumberland Outparcel LLC (vacant outparcel)	94.3%	No

Dartmouth Mall	PR North Dartmouth LLC	97.3%	No

Exton Square Mall and leasehold interest in Kmart Parcel at Mall	Exton Square Property L.P. PR Exton Outparcel Limited Partnership (L. Lincoln Highway land parcel)	94.6%	Yes See Part II of this Schedule for additional information.

Francis Scott Key Mall	PR Financing Limited Partnership	97.1%	Yes See Part II of this Schedule for additional information.

Gadsden Mall	PREIT Gadsden Mall LLC PREIT-Rubin, Inc. (3.21 vacant land parcel)	94.9%	No

Gallery at Market East (1)	PR Gallery I Limited Partnership	72.6%	Yes See Part II of this Schedule for additional information.

Gallery II	Keystone Philadelphia Properties, L.P.	90.6%	No

Jacksonville Mall	PR Jacksonville Limited Partnership	99.8%	No

Properties	Owner	Occupancy (as of 12/31/12)	Project Under Development?
Logan Valley Mall	PR Logan Valley Limited Partnership	97.8%	No

Lycoming Mall	PR Financing Limited Partnership (leased to PR Lycoming Limited Partnership) PREIT-RUBIN OP, Inc. (Outparcels – D-1, D, M-2, P-2 and Q)	98.0%	No

Magnolia Mall	PR Magnolia LLC	99.3%	Yes See Part II of this Schedule for additional information.

Mall at Prince Georges	PR Prince Georges Plaza LLC	98.0%	No

Monroe	PR Monroe Unit One Limited Partnership (Unit 1A, 2.5 acre parcel) PR Monroe Old Trail Limited Partnership (.466 acre parcel) PR Monroe Unit 10C Limited Partnership (Unit 10C)	N/A – Land	No

Moorestown Mall	Moorestown Mall LLC	92.2%	Yes See Part II of this Schedule for additional information.

New Garden / White Clay Point	PR New Garden L.P. PR New Garden/Chesco Limited Partnership PR New Garden Residential Limited Partnership	N/A – Land	Yes See Part II of this Schedule for additional information.

Properties	Owner	Occupancy (as of 12/31/12)	Project Under Development?
New River Valley Mall	PR Financing Limited Partnership	98.8%	No

Nittany Mall	PR Financing Limited Partnership	96.1%	No

North Hanover Mall(2)	PR Financing Limited Partnership	85.0%	Yes See Part II of this Schedule for additional information.

One Cherry Hill Plaza	Bala Cynwyd Associates, L.P.	62.5%	No

Palmer Park Mall	PR Palmer Park Mall Limited Partnership	95.2%	No

Patrick Henry Mall	PR Patrick Henry LLC	97.8%	No

Pitney	PR Pitney Lot 3 Limited Partnership	N/A – Land	No

Plaza at Magnolia	PR Radio Drive, LLC	100.0%	No

Plymouth Commons	• PR Plymouth Meeting Associates PC LP	0%	No

Plymouth Meeting Mall	• PR Plymouth Meeting Limited Partnership (Improvements) • Plymouth Ground Associates, L.P. (Land) • PR AEKI Plymouth, L.P.	90.1%	Yes See Part II of this Schedule for additional information.

South Mall	PR Financing Limited Partnership	93.9%	No

Spring Hills	PR Gainesville Limited Partnership	N/A – Land	Yes See Part II of this Schedule for additional information.

Sunrise Plaza	PR Sunrise Outparcel 1, LLC – .967 acres PR Sunrise Outparcel 2, LLC – 2.109 acres	N/A – Land	No

Properties	Owner	Occupancy (as of 12/31/12)	Project Under Development?
Swedes Square Property	PR Swedes Square LLC	N/A –Land	No

Uniontown Mall (leasehold)	PR Financing Limited Partnership	95.5%	Yes See Part II of this Schedule for additional information

Valley Mall	PR Valley Limited Partnership	95.1%	No

Valley View Mall	PR Valley View Limited Partnership	96.9%	No

Viewmont Mall	PR Financing Limited Partnership PREIT-Rubin OP Inc. (Outparcel #s 12401-040-005, 12401-040-003, and 12401-040-001)	99.0%	No

Voorhees Town Center (and Condominium)	Echelon Title LLC Echelon Residential Unit Owner LLC	68.3%	Yes See Part II of this Schedule for additional information.

Washington Crown Center	PR Washington Crown Limited Partnership	93.9%	Yes See Part II of this Schedule for additional information

Westgate Anchor Pad	PR Westgate Limited Partnership	100%	No

Willow Grove Park	W.G. Park, L.P. WG Park-Anchor B LP (Anchor Site)	97.7%	Yes See Part II of this Schedule for additional information.

Properties	Owner	Occupancy (as of 12/31/12)	Project Under Development?
Wiregrass Commons Mall (fee and leasehold)	PR Wiregrass Commons LLC PR Wiregrass Anchor LLC (Anchor Store)	91.4%	No

Woodland Mall	PR Woodland Limited Partnership PR Woodland Outparcel LLC (Verizon Outparcel)	98.3%	No

Wyoming Valley Mall	PR Wyoming Valley Limited Partnership	97.6%	No

Joint Venture

Court At Oxford Valley	Oxford Valley Road Associates, LP	88.6%	Yes See Part II of this Schedule for additional information.

Lehigh Valley Mall	Lehigh Valley Associates (leased to Mall at Lehigh Valley, L.P )	98.2%	Yes See Part II of this Schedule for additional information.

Metroplex	Metroplex West Associates, L.P.	100%

Pavilion East	Pavilion East Associates, L.P.	N/A – Land	Yes See Part II of this Schedule for additional information.

Red Rose Commons	Red Rose Commons Associates, L.P	100%	Yes See Part II of this Schedule for additional information.

Properties	Owner	Occupancy (as of 12/31/12)	Project Under Development?
Springfield East	Darlington Square Shopping Center Ltd, PR Springfield Associates, L.P, Lawrence Park Partnership, Joyfor Joint Venture as tenants in common	100%	No

Springfield Mall	PR Springfield/Delco Limited Partnership and KS Springfield Limited Partnership as tenant in common	94.7%	Yes See Part II of this Schedule for additional information.

Springfield Park	PRDB Springfield Limited Partnership	68.9%	No

Whitehall Mall	Pennsylvania Real Estate Investment Trust and Whitemak Associates as tenants in common	93.1%	Yes See Part II of this Schedule for additional information.

(1)

The total occupancy percentage for The Gallery at Market East includes 801 Market – Retail (a portion of the former Strawbridge’s store) that is currently vacant, pending redevelopment. This vacant department store represents 21.4% and 30.3% of the owned mall GLA as of December 31, 2012 and December 31, 2011, respectively.

(2)

The total occupancy for North Hanover Mall includes the former jcpenney store that is currently vacant, pending redevelopment. This vacant department store represents 52,055 sf or 11.5% of the owned mall GLA as of December 31, 2012.

Schedule 6.1.(f) – Title to Properties

PART II

Projects Under Development1

As of 12/31/2012

(‘000’s)

	PREIT’s Share of Value of Construction in Progress	PREIT’s Share of Total Budgeted Costs Remaining [3]	Total Projects Under Development

Land in Predevelopment
New Garden / White Clay Point	$34,786		$34,786
Springhills	21,961		21,961

Sub-Total Land in Predevelopment	56,747		56,747

Other Projects in Predevelopment
Wholly Owned
Phillipsburg	39
Washington Crown Mall	29
Joint Venture[2]
Court at Oxford Valley	4		4
Red Rose	1
Whitehall Mall	7
Pavilion East	761		761

Sub-Total Other Predevelopment	842		766

Construction in Progress
Wholly Owned
801 Market	423	6,043	6,466
Capital City Mall	1,041	1,359	2,400
Cherry Hill Mall	30	1,075	1,105
Crossroads Mall	264	266	529
Exton Square Mall	129	2,871	3,000
Francis Scott Key Mall	92	9,144	9,236
Gallery I	5,319	658	5,977
Magnolia Mall	59	180	239
Moorestown Mall	2,943	22,915	25,859
North Hanover Mall	14	1,895	1,908
Plymouth Meeting Mall	76	4,011	4,087
Uniontown Mall	—	88	88
Voorhees Town Center	1,447	3,965	5,412
Willow Grove Park	5	1,254	1,259

Joint Venture[2]
Lehigh Valley Mall	31	—	31
Springfield Mall	6	—	6

Sub-Total Construction in Progress	11,880	55,723	67,603

Total	69,469	$55,723	$125,115

[1]	Includes the cost of land
[2]	PREIT’s share represents the greater of the ownership interest or PREIT’s recourse amount.
[3]	PREIT’s Share of Total Budgeted Costs Remaining is net of any expected tenant reimbursements, parcel sales, tax credits or other incentives.

Schedule 6.1.(g) – Indebtedness

Part I

Indebtedness

Loan Party	Indebtedness	Description of property subject to Lien
Borrower

PR Financing Limited Partnership	$30,000,000 Amended and Restated Term Loan Agreement dated as of January 18, 2012 by and among PR Financing Limited Partnership, as Borrower, PREIT Associates, L.P. and Pennsylvania Real Estate Investment Trust, as Parent, the financial institutions party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent (“New River Term Loan”) with a balance of $28,050,000	New River Valley Mall

Pennsylvania Real Estate Investment Trust, PREIT Associates, L.P.	Guaranty of New River Term Loan

PREIT Associates, L.P., PREIT-Rubin, Inc., PR Gallery I Limited Partnership, Keystone Philadelphia Properties, L.P.	$600,000,000 Amended, Restated and Consolidated Credit Agreement (for purposes of this Schedule 6.1.(g), the “Senior Secured Credit Agreement”) by and among PREIT Associates, L.P. and PREIT-Rubin, Inc., as Borrowers, PR Gallery I Limited Partnership and Keystone Philadelphia Properties, L.P., as Gallery Borrowers (with Borrowers), Pennsylvania Real Estate Investment Trust, as Parent, Eurohypo AG, New York Brach and U.S. Bank National Assocation, as Syndication Agent, Bank of America, N.A. and Manufacturers and Traders Trust Company, as Documentation Agent, Wells Fargo Bank National Association, as Administrative Agent, Wells Fargo Securities, LLC, as Arranger, and each of the Lenders party thereto (for purposes of this Schedule 6.1.(g), the “Senior Secured Facility”)	The Collateral described in the Senior Secured Credit Agreement

Pennsylvania Real Estate Investment Trust	Mortgage by Whitemak Associates and Pennsylvania Real Estate Investment Trust in favor of Northwestern Mutual Life Insurance Company with a balance of $11,008,000 as of 12/31/12	Whitehall Mall

Pennsylvania Real Estate Investment Trust	Guaranty of Nonrecourse Carveouts by Pennsylvania Real Estate Investment Trust (50%) and Kravco, Inc. (50%) in favor of The Northwestern Mutual Life Insurance Company (Whitehall Mall)

Borrower

PREIT Associates, L.P.	Guaranty of NonRecourse Carveouts by PREIT Associates, L.P. in favor of New York Life Insurance Company and Teachers Insurance and Annuity Association of America (Cherry Hill Mall)

PREIT Associates, L.P.	Guaranty of NonRecourse Carveouts by PREIT Associates, L.P. and Kenneth N. Goldenberg in favor of Citigroup Global Markets Realty Corp. (Red Rose Commons)

PREIT Associates, L.P.	Guaranty of NonRecourse Carveouts by PREIT Associates, L.P. in favor of The Royal Bank of Scotland PLC (Christiana)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts executed by PREIT Associates, L.P. in favor of New York Life Insurance Company and The Prudential Insurance Company (Exton Square Mall)

PREIT Associates, L.P.	Roof Repairs and $5,000,000 Rollover Guaranty by PREIT Associates, L.P. and Kenneth N. Goldenberg in favor of New York Life Insurance Company (Metroplex West)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts by PREIT Associates, L.P. and Kenneth N. Goldenberg in favor of New York Life Insurance Company (Metroplex West)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts executed by PREIT Associates, L.P. in favor of Lehman Brothers Bank FSB. (Magnolia Mall)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts executed by PREIT Associates, L.P. in favor of Column Financial, Inc. (Beaver Valley Mall)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts made by PREIT Associates, L.P. in favor of Bank of America (Cumberland Mall)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts made by PREIT Associates, L.P. in favor of Bank of America, N.A. (Dartmouth Mall)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts made by PREIT Associates, L.P. in favor of Bank of America, N.A. (Capital City Mall)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts executed by PREIT Associates, L.P. in favor of Prudential Mortgage Capital Company, LLC. (Woodland Mall)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts executed by PREIT Associates, L.P. in favor of Eurohypo AG, New York Branch (Valley Mall).

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts executed by PREIT Associates, L.P. in favor of Prudential Insurance Company of America and Teachers Insurance & Annuity Association of America (Willow Grove Mall)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts executed by PREIT Associates, L.P. in favor of Wells Fargo Bank, N.A. (Mall at Prince Georges)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts executed by PREIT Associates, L.P. in favor of Norddeutsche Landesbank Girozentrale (Jacksonville Mall)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts executed by PREIT Associates, L.P. in favor of Norddeutsche Landesbank Girozentrale (Logan Valley Mall)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts executed by PREIT Associates, L.P. in favor of Norddeutsche Landesbank Girozentrale (Wyoming Valley Mall)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts executed by PREIT Associates, L.P. in favor of Landesbank Baden-Württemberg. (Francis Scott Key Mall)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts executed by PREIT Associates, L.P. in favor of Landesbank Baden-Württemberg. (Viewmont Mall)

PREIT Associates, L.P.	Guaranty of loan in the amount of $35,500,000 from Susquehanna Bank to PR Lycoming L.P. with a balance of $35,500,000 as of 2/13/13 (guaranty limited to 25% of the outstanding principal amount of the Note) (Lycoming Mall)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts executed by Simon Property Group, L.P. (37.985%), PREIT Associates, L.P. (50%) and Powell Springfield Investments, L.P. (12.015%) in favor of Eurohypo AG, New York Branch (Springfield Mall)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts executed by PREIT Associates, L.P. in favor of Capital One, N.A. (Springfield Park/ Springfield East)

PREIT Associates, L.P.	Guaranty of loan in the amount of $27,700,000 from Capital One, N.A. to PREIT-Rubin, Inc. with a balance of $26,871,000 as of 12/31/12 (guaranty limited to greater of (i) 40% of the outstanding principal amount of the Note or (ii) any termination payment paid by tenant under Office lease) (801 Market Street – Office)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts executed by PREIT Associates, L.P. in favor of The Prudential Insurance Company of America (Patrick Henry Mall)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts executed by PREIT Associates, L.P. in favor of JP Morgan Chase Bank, N.A. (Valley View Mall)

PREIT Associates, L.P.	Guaranty of Nonrecourse Carveouts executed by PREIT Associates, L.P. and Kenneth N. Goldenberg in favor of CIBX Commercial Mortgage, LLC (The Court at Oxford Valley)

Borrower
PREIT-Rubin, Inc.	$27,700,000 mortgage loan from Capital One, N.A. to PREIT-Rubin, Inc. with a balance of $26,871,000 as of 12/31/12	801 Market Street – Office

Loan Parties
1150 Plymouth Associates, Inc.	Guaranty of Senior Secured Facility

801-Gallery Associates, L.P.	Guaranty of Senior Secured Facility

801-Gallery Associates, L.P.	Guaranty of loan in the amount of $27,700,000 from Capital One, N.A. to PREIT-Rubin, Inc. with a balance of $26,871,000 as of 12/31/12 (801 Market Street – Office)

801-Gallery C-3 GP, LLC	Guaranty of Senior Secured Facility

801-Gallery C-3 Associates, L.P.	Guaranty of Senior Secured Facility

801-Gallery GP, LLC	Guaranty of Senior Secured Facility

801-Gallery Office Associates, L.P.	Guaranty of Senior Secured Facility

801-Gallery Office Associates, L.P.	Guaranty of loan in the amount of $27,700,000 from Capital One, N.A. to PREIT-Rubin, Inc. with a balance of $26,871,000 as of 12/31/12 (801 Market Street – Office)

801-Gallery Office GP, LLC	Guaranty of Senior Secured Facility

801 Developers, LP	Guaranty of Senior Secured Facility

801 Developers GP, LLC	Guaranty of Senior Secured Facility

Beverage Two, LLC	Guaranty of Senior Secured Facility

Capital City Beverage Enterprises, Inc.	Guaranty of Senior Secured Facility

Echelon Beverage LLC	Guaranty of Senior Secured Facility

Echelon Residential Unit Owner LLC	Guaranty of Senior Secured Facility

Echelon Title LLC	Guaranty of Senior Secured Facility

Exton License, Inc.	Guaranty of Senior Secured Facility

Keystone Philadelphia Properties, L.P.	Guaranty of Senior Secured Facility

Keystone Philadelphia Properties, LLC	Guaranty of Senior Secured Facility

Moorestown Beverage I, LLC	Guaranty of Senior Secured Facility

Moorestown Beverage II, LLC	Guaranty of Senior Secured Facility

Plymouth Ground Associates LLC	Guaranty of Senior Secured Facility

Plymouth Ground Associates LP	Guaranty of Senior Secured Facility

Plymouth License III, LLC	Guaranty of Senior Secured Facility

Plymouth License IV, LLC	Guaranty of Senior Secured Facility

PR Acquisition Sub LLC	Guaranty of Senior Secured Facility

PR AEKI Plymouth, L.P.	Guaranty of Senior Secured Facility

PR AEKI Plymouth LLC	Guaranty of Senior Secured Facility

PR BOS GP, LLC	Guaranty of Senior Secured Facility

PR BOS LP	Guaranty of Senior Secured Facility

PR BVM, LLC	Guaranty of Senior Secured Facility

PR Crossroads I, LLC	Guaranty of Senior Secured Facility

PR Crossroads II, LLC	Guaranty of Senior Secured Facility

PR Cumberland Outparcel LLC	Guaranty of Senior Secured Facility

PR Echelon Limited Partnership	Guaranty of Senior Secured Facility

PR Echelon LLC	Guaranty of Senior Secured Facility

PR Exton Limited Partnership	Guaranty of Senior Secured Facility

PR Exton LLC	Guaranty of Senior Secured Facility

PR Exton Square Property L.P.	Guaranty of Senior Secured Facility

PR Exton Square Property L.P.	$70,000,000 mortgage loan from Prudential Insurance Company of America and New York Life Insurance Company to Exton Square Property, LLC with a balance of $67,446,000 as of 12/31/12

Exton Outparcel GP, LLC	Guaranty of Senior Secured Facility

Exton Outparcel Holdings, LP	Guaranty of Senior Secured Facility

Exton Outparcel Limited Partnership	Guaranty of Senior Secured Facility

PR Fin Delaware, LLC	Guaranty of Senior Secured Facility

PR Financing I LLC	Guaranty of Senior Secured Facility

PR Financing II LLC	Guaranty of Senior Secured Facility

PR Financing Limited Partnership	Guaranty of Senior Secured Facility

PR Florence LLC	Guaranty of Senior Secured Facility

PR Gainesville Limited Partnership	Guaranty of Senior Secured Facility

PR Gainesville LLC	Guaranty of Senior Secured Facility

PR Gallery I Limited Partnership	Guaranty of Senior Secured Facility

PR Gallery I LLC	Guaranty of Senior Secured Facility

PR Gallery II LLC	Guaranty of Senior Secured Facility

PR Gallery II Limited Partnership	Guaranty of Senior Secured Facility

PR GC Inc.	Guaranty of Senior Secured Facility

PR GV LLC	Guaranty of Senior Secured Facility

PR GV LP	Guaranty of Senior Secured Facility

PR Holding Sub Limited Partnership	Guaranty of Senior Secured Facility

PR Holding Sub LLC	Guaranty of Senior Secured Facility

PR Lycoming Service Associates	Guaranty of Senior Secured Facility

PR Monroe Limited Partnership	Guaranty of Senior Secured Facility

PR Monroe, LLC	Guaranty of Senior Secured Facility

PR Monroe Holdings, L.P.	Guaranty of Senior Secured Facility

PR Monroe Holdings, LLC	Guaranty of Senior Secured Facility

PR Monroe Old Trail Limited Partnership	Guaranty of Senior Secured Facility

PR Monroe Old Trail, LLC	Guaranty of Senior Secured Facility

PR Monroe Old Trail Holdings, L.P.	Guaranty of Senior Secured Facility

PR Monroe Old Trail Holdings, LLC	Guaranty of Senior Secured Facility

PR Monroe Unit One Limited Partnership	Guaranty of Senior Secured Facility

PR Monroe Unit One Holding, L.P.	Guaranty of Senior Secured Facility

PR Monroe Unit One GP, LLC	Guaranty of Senior Secured Facility

PR Monroe Unit 10C Limited Partnership	Guaranty of Senior Secured Facility

PR Monroe Unit 10C Holdings, L.P.	Guaranty of Senior Secured Facility

PR Monroe Unit 10C GP, LLC	Guaranty of Senior Secured Facility

PR New Garden/Chesco Limited Partnership	Guaranty of Senior Secured Facility

PR New Garden/Chesco, LLC	Guaranty of Senior Secured Facility

PR New Garden/Chesco Holdings, L.P.	Guaranty of Senior Secured Facility

PR New Garden/Chesco Holdings, LLC	Guaranty of Senior Secured Facility

PR New Garden LLC	Guaranty of Senior Secured Facility

PR New Garden Limited Partnership	Guaranty of Senior Secured Facility

PR New Garden Residential Limited Partnership	Guaranty of Senior Secured Facility

PR New Garden Residential LLC	Guaranty of Senior Secured Facility

PR Palmer Park, L.P.	Guaranty of Senior Secured Facility

PR Palmer Park Mall Limited Partnership	Guaranty of Senior Secured Facility

PR Palmer Park Trust	Guaranty of Senior Secured Facility

PR Plymouth Meeting Associates PC LP	Guaranty of Senior Secured Facility

PR Plymouth Meeting Limited Partnership	Guaranty of Senior Secured Facility

PR Plymouth Meeting LLC	Guaranty of Senior Secured Facility

PR PM PC Associates LP	Guaranty of Senior Secured Facility

PR PM PC Associates LLC	Guaranty of Senior Secured Facility

PR Radio Drive LLC	Guaranty of Senior Secured Facility

PR Services Corporation	Guaranty of Senior Secured Facility

PR Swedes Square LLC	Guaranty of Senior Secured Facility

PR TP LLC	Guaranty of Senior Secured Facility

PR TP LP	Guaranty of Senior Secured Facility

PR Valley View Downs Limited Partnership	Guaranty of Senior Secured Facility

PR Valley View Downs LLC	Guaranty of Senior Secured Facility

PR Washington Crown Limited Partnership	Guaranty of Senior Secured Facility

PR Washington Crown LLC	Guaranty of Senior Secured Facility

PR WC LLC	Guaranty of Senior Secured Facility

PR Westgate Limited Partnership	Guaranty of Senior Secured Facility

PR Westgate LLC	Guaranty of Senior Secured Facility

PR Wiregrass Anchor LLC	Guaranty of Senior Secured Facility

PR Wiregrass Commons LLC	Guaranty of Senior Secured Facility

PREIT CDE LLC	Guaranty of Senior Secured Facility

PREIT Gadsden Mall LLC	Guaranty of Senior Secured Facility

PREIT Protective Trust 1	Guaranty of Senior Secured Facility

PREIT Services, LLC	Guaranty of Senior Secured Facility

PREIT TRS, Inc.	Guaranty of Senior Secured Facility

PREIT – RUBIN OP, Inc.	Guaranty of Senior Secured Facility

Rubin II, Inc.	Guaranty of Senior Secured Facility

WG Park – Anchor B, LLC	Guaranty of Senior Secured Facility

WG Park – Anchor B LP	Guaranty of Senior Secured Facility

XGP LLC	Guaranty of Senior Secured Facility

Other Subsidiaries
PR North Dartmouth LLC	Mortgage in favor of Bank of America with a balance of $67,000,000 as of 3/11/13.	Dartmouth Mall

PR Beaver Valley Limited Partnership	Open-End Mortgage and Security Agreement from PR Beaver Valley Limited Partnership in favor of Column Financial, Inc. with a balance of $42,300,000 as of 12/31/12	Beaver Valley Mall

PR Capital City Limited Partnership	Fee and Leasehold Mortgage and Security Agreement in the amount of $65,750,000 from Bank of America, N.A. to PR Capital City Limited Partnership with a balance of $65,114,000 as of 12/31/12	Capital City Mall (Improvements)

PR CC Limited Partnership	Fee and Leasehold Mortgage and Security Agreement in favor of Bank of America, N.A., with a balance of $65,114,000 as of 12/31/12	Capital City Mall (Land)

PR Valley View Limited Partnership	Loan in the amount of $32,000,000 from JP Morgan Chase Bank, N.A to PR Valley View Limited Partnership with a balance of $31,047,000 as of 12/31/12	Valley View Mall

PR Valley Limited Partnership	Indemnity Deed of Trust Security Agreement in the amount of $90,000,000 in favor of Eurohypo AG, New York Branch with a balance of $83,990,000 as of 12/31/2012	Valley Mall

PR Hagerstown LLC	Loan in the amount of $90,000,000 from Eurohypo, AG New York Branch to PR Hagerstown Limited Partnership with a balance of $83,990,000 as of 12/31/12	Valley Mall

W.G. Park, L.P.	Loan in the amount of $160,000,000 from Prudential Insurance Company of America and Teachers Insurance & Annuity Association of America to W.G. Park, L.P. with a balance of $142,509,000 as of 12/31/12	Willow Grove Mall

PR Cherry Hill STW LLC	Loan in the amount of $300,000,000 from New York Life Insurance Company and Teachers Insurance and Annuity Association of America to PR Cherry Hill STW LLC and Cherry Hill Center LLC with a balance of $300,000,000 as of 12/31/12	Cherry Hill Strawbridge Parcel and Cherry Hill Mall

Cherry Hill Center, LLC	Loan in the amount of $300,000,000 from New York Life Insurance Company and Teachers Insurance and Annuity Association of America to PR Cherry Hill STW LLC and Cherry Hill Center LLC with a balance of $300,000,000 as of 12/31/12	Cherry Hill Strawbridge Parcel and Cherry Hill Mall

PR Christiana LLC	Loan in the amount of $50,000,000 from The Royal Bank of Scotland PLC to PR Christiana LLC with a balance of $49,754,000 as of 12/31/12	Christiana Center

PR Woodland Limited Partnership	Loan in the amount of $156,500,000 from Prudential Mortgage Capital Company, LLC to PR Woodland Limited Partnership with a balance of $148,810,000 as of 12/31/12	Woodland Mall

PR Hyattsville LLC	Loan in the amount of $150,000,000 Wells Fargo Bank, N.A. to PR Hyattsville LLC with a balance of $150,000,000 as of 12/31/12	Mall at Prince George

PR Prince Georges Plaza LLC	Guaranty of Loan and Indemnity Deed of Trust in the amount of $150,000,000 in favor of Wells Fargo Bank, N.A. with a balance of $150,000,000 as of 12/31/12	Mall at Prince George

PR Magnolia Mall LLC	Loan in the amount of $66,000,000 from Lehman Brothers Bank, FSB to PR Magnolia LLC with a balance of $58,335,000 as of 12/31/12	Magnolia Mall

Cumberland Mall Associates	Loan in the amount of $52,000,000 from Bank of America, N.A. to Cumberland Mall Associates with a balance of $51,629,000 at 12/31/12	Cumberland Mall

PR Jacksonville L.P.	Loan in the amount of $56,265,000 from Norddeutsche Landesbank Girozentrale to PR Jacksonville L.P with a balance of $56,265,000 as of 12/31/12	Jacksonville Mall

PR Logan Valley LP	Loan in the amount of $68,000,000 from Norddeutsche Landesbank Girozentrale to PR Logan Valley L.P with a balance of $63,000,000 as of 12/31/12	Logan Valley Mall

PR Wyoming Valley LP	Loan in the amount of $65,000,000 from Norddeutsche Landesbank Girozentrale to PR Wyoming Valley L.P with a balance of $65,000,000 as of 12/31/2012	Wyoming Valley Mall

PR Francis Scott Key LLC	Loan in the amount of $62,625,000 from Landesbank Baden-Württemberg to PR Francis Scott Key with a balance of $62,625,000 as of 2/14/2013	Francis Scott Key Mall

PR Financing LP	Guaranty of Loan and Indemnity Deed of Trust in the amount of $62,625,000,000 in favor of Landesbank Baden-Württemberg to PR Francis Scott Key with a balance of $62,625,000 as of 2/15/13	Francis Scott Key Mall

PR Viewmont LP	Fee and Leasehold Mortgage in the amount of $48,000,000 to Landesbank Baden-Württemberg with a balance of $48,000,000 as of 12/31/12	Viewmont Mall (Improvements)

PR Financing LP	Fee and Leasehold Mortgage in the amount of $48,000,000 to Landesbank Baden-Württemberg with a balance of $48,000,000 as of 12/31/12	Viewmont Mall (Land)

PR Patrick Henry LLC	Loan in the amount of $97,000,000 from Prudential Insurance Company of America to PR Patrick Henry LLC with a balance of $89,423,000 as of 12/31/12	Patrick Henry

PR Lycoming LP	Leasehold Mortgage in the amount of $35,500,000 to Susquehanna Bank with a balance of $35,500,000 as of 2/13/13	Lycoming Mall (Improvements)

PR Financing LP	Guaranty of Loan and Fee Mortgage in the amount of $35,500,000 in favor of Susquehanna Bank with a balance of $35,500,000 as of 2/13/13	Lycoming Mall (Land)

Unconsolidated Affiliates

Metroplex West Associates, L.P.	Loan in the amount of $87,500,000 from New York Life Insurance Company with a balance of $85,988,000 as of 12/31/12	Metroplex West

Red Rose Commons Associates, L.P.	Loan in the amount of $29,900,000 from Citigroup Global Markets Realty Corp. with a balance of $29,324,000 as of 12/31/12	Red Rose Commons

Mall at Lehigh Valley, L.P.	Loan in the amount of $140,000,000 from The Prudential Insurance Company of America with a balance of $135,568,000 as of 12/31/12	Lehigh Valley Mall

Oxford Valley Road Associates	Loan in the amount of $60,000,000 from CIBX Commercial Mortgage, LLC with a balance of $59,700,000 as of 12/31/12	Court at Oxford Valley

Pavilion East Associates, L.P.	Loan in the amount of $9,400,000 from M&T with a balance of $9,320,000 as of 12/31/12	Pavilion East

PRDB Springfield Limited Partnership	Loan in the amount of $10,000,000 from Capital One, N.A. with a balance of $9,480,000 as of 12/31/12	Springfield East / Springfield Park

PR Springfield Associates, L.P.	Loan in the amount of $10,000,000 from Capital One, N.A. with a balance of $9,480,000 as of 12/31/12	Springfield East / Springfield Park

PR Springfield/Delco Limited Partnership	Loan in the amount of $67,000,000 from Eurohypo AG, New York Branch and Aareal Capital Corporation with a balance of $64,910,000 as of 12/31/12	Springfield Mall

PART II

Total Liabilities Excluding Indebtedness

Set Forth in Part I

Total Liabilities (Excluding Indebtedness set forth in Part I) as of 12/31/12
[$ In Thousands]

Construction Costs Payable	5,806

Deferred Rent & Escrow Deposits	19,288

Accrued Pensions et al.	8,892

Accrued Expenses & Other Liabilities	52,619

Contingent Liabilities	5,650

Total Liabilities		92,255

Schedule 6.1.(h)

Material Contracts

$300,000,000 Mortgage dated August 15, 2012 by PR Cherry Hill STW LLC and Cherry Hill Center LLC to New York Life Insurance Company and Teachers Insurance and Annuity Association of America.

Schedule 6.1.(i)

Litigation

As disclosed in Part I, Item 3, Legal Proceedings, of Form 10-K for the fiscal year ended December 31, 2012 filed with the United States Securities and Exchange Commission on March 1, 2013, Parent and Borrowers do not believe that any material litigation is currently pending, and, in any event, that no pending litigation can reasonably be expected to have a Material Adverse Effect.

Schedule 6.1.(w)

Part I – Non-Guarantor Subsidiaries

Legal Name of Non-Guarantor Entities	Type of Legal Entity	Equity Interest Held by Parent	Reason for Exclusion
Limited Partnerships

PR Beaver Valley Limited Partnership	PA Limited Partnership	• PREIT – 99% LP • PR Beaver Valley LLC – 1% GP	2 – Special Purpose Entity (“SPE”)

PR Capital City Limited Partnership	PA Limited Partnership	• PR Capital City LLC 0.5% GP • PREIT 99.5% LP	2 – SPE

PR CC Limited Partnership	PA Limited Partnership	• PR CC I LLC 0.01% GP • PREIT 99.99% LP	2 – SPE

PR Jacksonville Limited Partnership	PA Limited Partnership	• PR Jacksonville LLC 0.5 % GP • PREIT 99.5% LP	2 – SPE

PR Logan Valley Limited Partnership	PA Limited Partnership	• PR Logan Valley LLC 0.01% GP • PREIT 99.99% LP	2 – SPE

PR Lycoming Limited Partnership	PA Limited Partnership	• PR Lycoming LLC – 0.01% GP • PREIT – 99.99%	2 – SPE

PR New Castle Associates	PA Limited Partnership	• PREIT – 99.9% LP • PR New Castle LLC – .1% GP	2 – SPE See Cherry Hill Center LLC

PR Springfield Associates, L.P.	PA Limited Partnership	• PR Springfield Trust – 89% GP • Pennsylvania Real Estate Investment Trust – 11% LP	2 – SPE

PR Springfield/Delco Limited Partnership	PA Limited Partnership	• PR Springfield/Delco LLC – 0.1% GP • PR Springfield/Delco Holdings, L.P. – 99.9% LP	2 – SPE

PR Springfield/Delco Holdings, L.P.	PA Limited Partnership	• PR/Springfield/Delco Holdings LLC – 0.1% GP • Balsam Holding Inc. – 99.9% LP (Exchange Accommodation Titleholder)	2 – PR Springfield/Delco Limited Partnership

PR Valley Limited Partnership	PA Limited Partnership	• PR Valley LLC – 0.5% GP • PREIT – 99.5% LP	2 – SPE

PR Valley View Limited Partnership	PA Limited Partnership	• PR Valley View LLC 0.5% GP • PREIT 99.5% LP	2 – SPE

PR Viewmont Limited Partnership	PA Limited Partnership	• PR Viewmont LLC – 0.01% GP • PREIT – 99.99% LP	2 – SPE

PR Woodland L.P.	DE Limited Partnership	• PR Woodland General, LLC – 0.1% GP	2 – SPE

PR Wyoming Valley Limited Partnership	PA Limited Partnership	• PR Wyoming Valley LLC 0.5% GP • PREIT 99.5% LP	2 – SPE

Cumberland Mall Associates	NJ Limited Partnership	• PR Cumberland GP, LLC – 1% GP • PR Cumberland LP, LLC – 99% LP	2 – SPE

WG Holdings, L.P.	PA Limited Partnership	• PRWGP General LLC – 0.02% GP	2 – See WG Park L.P.

WG Park General L.P.	PA Limited Partnership	• WG Holdings of Pennsylvania L.L.C. – 0.1% GP • WG Holdings L.P. – 99.9% LP	2 – See WG Park L.P.

WG Park Limited L.P.	PA Limited Partnership	• WG Holdings of Pennsylvania L.L.C. – 0.1% GP • WG Holdings L.P. – 99.9% LP	2 – See WG Park L.P.

WG Park L.P.	PA Limited Partnership	• WG Park General L.P. – 20% GP • WG Park Limited L.P. – 80% LP	2 – SPE

Limited Liability Companies

801-Tenant Office Manager, LLC	PA	801-Gallery Associates, L.P. – 100% sole member	2 – only interest is in a Consolidation Exempt Entity

801-Tenant C-3 Manager, LLC	PA	801-Gallery Associates, L.P. – 100% sole member	2 – only interest is in a Consolidation Exempt Entity

Cherry Hill Center, LLC	PA Limited Liability Company	New Castle Associates – 100% Sole Member	2 – SPE

Cumberland Mall Retail Condominium Association, LLC	NJ Limited Liability Company	• PREIT and other unit owners	1

PR Beaver Valley LLC	PA Limited Liability Company	PREIT – 100% Sole Member	2 – See PR Beaver Valley Limited Partnership

PR Capital City LLC	DE Limited Liability Company	• PR CC II LLC 99.99% Member • PREIT .01% Member	2 – See PR Capital City Limited Partnership

PR CC I LLC	DE Limited Liability Company	• PR CC II LLC 99.99% Member • PREIT .01% Member	2 – See PR CC Limited Partnership

PR CC II LLC	DE Limited Liability Company	PREIT 100% Sole Member	2 – See PR CC Limited Partnership

PR Cherry Hill STW, LLC	DE Limited Liability Company	• PREIT – 100% Sole Member	2 – SPE

PR Christiana LLC	DE Limited Liability Company	PREIT 100% Sole Member	2 – SPE

PR Cumberland GP, LLC	DE Limited Liability Company	PREIT – 100% Sole Member	2 – See Cumberland Mall Associates

PR Cumberland LP, LLC	DE Limited Liability Company	PREIT – 100% Sole Member	2 – See Cumberland Mall Associates

PR Francis Scott Key LLC	DE	PR Financing Limited Partnership – 100% Sole Member	2 – SPE

PR Hagerstown LLC	DE Limited Liability Company	PR Valley Mall Limited Partnership 100% Sole Member	2 – SPE

PR Hyattsville LLC	DE Limited Liability Company	PR Prince Georges Plaza LLC – 100% Sole Member	2 – SPE

PR Jacksonville LLC	DE Limited Liability Company	• PR JK LLC 99.99% Member • PREIT .01% Member	2 – See PR Jacksonville Limited Partnership

PR JK LLC	DE Limited Liability Company	PREIT 100% Sole Member	2 – See PR Jacksonville Limited Partnership

PR Lehigh Valley LLC	PA Limited Liability Company	PREIT 100% Sole Member	2 – See Lehigh Valley Associates

PR Logan Valley LLC	DE Limited Liability Company	PR LV LLC 99.99% Member PREIT – .01%	2 – See PR Logan Valley Limited Partnership

PR LV LLC	DE Limited Liability Company	PREIT 100% Sole Member	2 – See PR Logan Valley Limited Partnership

PR Lycoming LLC	DE	PREIT – 100% Sole Member	2 – See Lycoming Limited Partnership

PR Magnolia LLC	DE Limited Liability Company	PREIT 100% Sole Member	2 – SPE

PR Metroplex West LLC	PA Limited Liability Company	PREIT – 100% Sole Member	2 – See Metroplex General, Inc.

PR New Castle LLC	PA Limited Liability Company	PREIT 100% Sole Member	2 – See PR New Castle Associates

PR North Dartmouth LLC	DE Limited Liability Company	PREIT – 100% Sole Member	2 – SPE

PR Northeast LLC	PA Limited Liability Company	PREIT – 100% Sole Member	2 – See PR Northeast Limited Partnership

PR Patrick Henry LLC	DE Limited Liability Company	• PREIT – Sole Member	2 – SPE

PR PG Plaza LLC	DE Limited Liability Company	PREIT – 100% Sole Member	2 – See PR Prince Georges Plaza LLC

PR Prince Georges Plaza LLC	DE Limited Liability Company	PR PGPlaza LLC – 1% Managing Member PREIT – 99% Member	2 – See PR Hyattsville LLC

PR Red Rose LLC	PA Limited Liability Company	PREIT – 100% Sole Member	2 – See Red Rose Commons Associates, L.P.

PR Springfield/Delco LLC	DE	Balsam Holding Inc. (Exchange Accommodation Titleholder) – 100% Sole Member	2 – See PR Springfield/Delco, L.P.

PR Springfield/Delco Holdings LLC	DE	Balsam Holding Inc. (Exchange Accommodation Titleholder) – 100% Sole Member	2 – See PR Springfield/Delco Holdings, L.P.

PR Valley View LLC	DE Limited Liability Company	• PR VV LLC 99.99% Member • PREIT .01% Member	2 – See PR Valley View Limited Partnership

PR VV LLC	DE Limited Liability Company	PREIT 100% Sole Member	2 – See PR Valley View Limited Partnership

PR Walnut Street Abstract LLC	DE Limited Liability Company	PREIT-RUBIN, Inc. – Sole Member	2 – See Walnut Street Abstract L.P.

WG Holdings of Pennsylvania L.L.C.	PA Limited Liability Company	WG Holdings L.P. 100% Sole Member	2 – See WG Park, L.P.

PRWGP General LLC	DE Limited Liability Company	PREIT 100% Sole Member	2 – See WG Park, L.P.

PR Woodland General LLC	DE Limited Liability Company	PREIT 100% Sole Member	2 – See PR Woodland L. P.

PR Woodland Outparcel LLC	DE Limited Liability Company	• PREIT – Sole Member	2 – SPE

PR WV LLC	DE Limited Liability Company	PREIT 100% Sole Member	2 – See PR Wyoming Valley Limited Partnership

PR Wyoming Valley LLC	DE Limited Liability Company	PR WV LLC 99.99% Member PREIT – .01%	2 – See PR Wyoming Valley Limited Partnership

PR Valley LLC	DE Limited Liability Company	PREIT 100% Sole Member	2 – See PR Valley Limited Partnership

PR Viewmont LLC	DE	PREIT – 100% Sole Member	2 – See PR Viewmont Limited Partnership

Corporations

Springhills NE Quadrant Drainage Association No. One, Inc.	FL	PREIT and other owners.	1

Springhill Owners Association, Inc.	FL	PREIT and other owners.	1

Trusts

PR Springfield Trust	PA Business Trust	PREIT – Sole Beneficiary	2 – See PR Springfield Associates, L.P.

PR Oxford Valley Trust	PA Business Trust	PREIT – Sole Beneficiary	2 – See Oxford Valley Road Associates

1 = Subsidiary (x) does not Guarantee, or is otherwise obligated in respect of, any Indebtedness of any other Person (other than Indebtedness under Guarantees which are solely Guarantees of performance and not of payment and other Guarantees of such Person for liabilities arising from Nonrecourse Exceptions); (y) such Subsidiary is not a Wholly Owned Subsidiary; and (z) such Subsidiary does not own or lease an Unencumbered Property.

2 = Subsidiary is an Excluded Subsidiary.

A. The following wholly owned entities are inactive and are in the process of being dissolved:

1.	PR Northeast Whitaker Avenue LLC

2.	PR Northeast Whitaker Avenue, L.P.

3.	PR Orlando Fashion Square LLC

4.	PREIT Gadsden Office LLC

5.	PR Paxton LLC

6.	PRGL Paxton Limited Partnership

In addition to the other entities listed in the charts above in this Schedule 6.1.(w), these six entities are also not Guarantors as of the Effective Date.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions for Assignment and Assumption (the “Standard Terms and Conditions”) set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any Letters of Credit, Guarantees, and Swingline Loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the][any] Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	PREIT Associates, L.P., PREIT-Rubin, Inc. and Pennsylvania Real Estate Investment Trust

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $400,000,000 Credit Agreement dated as of April 17, 2013 by and among the Borrowers, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties thereto

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans	CUSIP Number

			$	$	%

			$	$	%

			$	$	%

[7.	Trade Date:	]

[Page break]

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

ANNEX 1

[                    ]

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under such definition), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the financial statements referenced in Section 6.1.(k) thereof or of the most recent financial statements delivered pursuant to Section 7.1.(a)(i) or Section 7.1.(a)(ii) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, Fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the

Effective Date specified for this Assignment and Assumption. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Commonwealth of Pennsylvania.

EXHIBIT B

FORM OF GUARANTY

THIS GUARANTY dated as of              executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Credit Agreement dated as of April 17, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PREIT Associates, L.P. (“PREIT”), PREIT-Rubin, Inc. (“PREIT-Rubin”), Pennsylvania Real Estate Investment Trust (the “Parent”; together with PREIT and PREIT-Rubin, each individually, a “Borrower” and collectively, the “Borrower”), the financial institutions party thereto and their assignees under Section 11.6.(b) thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, for its benefit and the benefit of the Issuing Bank and the Lenders (the Administrative Agent, the Issuing Bank and the Lenders, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Issuing Bank and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, each Guarantor is owned or controlled by the Borrower, or is otherwise an Affiliate of the Borrower;

WHEREAS, the Borrower and each Guarantor, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing under the Credit Agreement through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent, the Issuing Bank and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee obligations of the Borrower to the Administrative Agent, the Issuing Bank and the Lenders on the terms and conditions contained herein;

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition precedent to the effectiveness of the Credit Agreement and to the Administrative Agent and the other Guarantied Parties making such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1. Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all Obligations; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing and (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Administrative Agent or any other Guarantied Party in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder. Guarantied Obligations shall not include Specified Derivatives Obligations.

Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, the Guarantied Parties shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Guarantied Parties may have against the Borrower or any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security, if any, held by the Guarantied Parties which may secure any of the Guarantied Obligations.

Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a) (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b) any lack of validity or enforceability of the Credit Agreement or any of the other Loan Documents or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c) any furnishing to the Guarantied Parties of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Guarantied Obligations;

(d) any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f) any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(g) any invalidity or nonperfection of any security interest or lien on, if any, or any other impairment of, any collateral, if any, securing any of the Guarantied Obligations or any failure of the Administrative Agent or any other Person to preserve any collateral security or any other impairment of such collateral;

(h) any application of sums paid by the Borrower, any Guarantor or any other Person with respect to the liabilities of the Borrower to the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;

(i) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

(j) any defense, set off, claim or counterclaim (other than indefeasible payment and performance in full) which any at any time be available to or be asserted by the Borrower, any other Loan party or any other Person against the Administrative Agent or any Lender;

(k) any change in the corporate existence, structure or ownership of the Borrower or any other Loan Party;

(l) any statement, representation or warranty made or deemed made by or on behalf of the Borrower, any Guarantor or any other Loan Party under any Loan Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(m) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than termination of this Guaranty as provided in Section 21 hereof).

Section 4. Action with Respect to Guarantied Obligations. The Guarantied Parties may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3. and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guarantied Obligations; (d) release any Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Guarantied Parties shall elect.

Section 5. Representations and Warranties. Each Guarantor hereby makes to the Administrative Agent and the other Guarantied Parties all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full.

Section 6. Covenants. Each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any of the other Loan Documents.

Section 7. Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8. Inability to Accelerate Loan. If the Guarantied Parties or any of them are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the other Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9. Reinstatement of Guarantied Obligations. If a claim is ever made on the Administrative Agent or any other Guarantied Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such other Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such other Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Administrative Agent or such other Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such other Guarantied Party.

Section 10. Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing.

Section 11. Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes), and if such Guarantor is required by Applicable Law or by any Governmental Authority to make any such deduction or withholding provided the requirements set forth in Section 3.10. of the Credit Agreement are satisfied, such Guarantor shall pay to the Administrative Agent and the Lenders such additional amount as will result in the receipt by the Administrative Agent and the Lenders of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12. Set-off. In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes each Guarantied Party and each Participant, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or a Participant subject to receipt of the prior written consent of the Administrative Agent exercised in its sole discretion, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender or such Participant or any Affiliate of the Administrative Agent or such Lender to or for the credit or the account of the Borrower against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured. Each Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation.

Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Guarantied Parties that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations. If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14. Avoidance Provisions. It is the intent of each Guarantor, the Administrative Agent and the other Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the other Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15. Contribution. To the extent that any Guarantor shall be required hereunder to pay any portion of any Guarantied Obligation exceeding the greater of (a) the amount of the value actually received by such Guarantor and its Subsidiaries from the Loans and the other Obligations and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guarantied Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date.

Section 16. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any other Guarantied Party shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 17. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH COMMONWEALTH.

SECTION 18. WAIVER OF JURY TRIAL.

(a) EACH GUARANTOR, AND EACH OF THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN SUCH GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE OTHER GUARANTIED PARTIES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTIED PARTIES HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY.

(b) EACH GUARANTOR, AND EACH OF THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, HEREBY AGREES THAT THE FEDERAL DISTRICT COURT LOCATED IN THE EASTERN DISTRICT OF PENNSYLVANIA OR ANY STATE COURT LOCATED IN PHILADELPHIA COUNTY, PENNSYLVANIA SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE GUARANTORS, THE ADMINISTRATIVE AGENT OR ANY OF THE OTHER GUARANTIED PARTIES, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY. EACH GUARANTOR AND EACH OF THE GUARANTIED PARTIES EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE FOREGOING WAIVERS HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND

ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS GUARANTY.

Section 19. Loan Accounts. The Administrative Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations arising under or in connection with the Credit Agreement, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of such Guarantied Obligations or otherwise, the entries in such books and accounts shall constitute prima facie evidence of the outstanding amount of such Guarantied Obligations and the amounts paid and payable with respect thereto absent manifest error. The failure of the Administrative Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 20. Waiver of Remedies. No delay or failure on the part of the Administrative Agent or any other Guarantied Party in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any other Guarantied Party of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 21. Termination. This Guaranty shall remain in full force and effect with respect to each Guarantor until indefeasible payment in full of the Guarantied Obligations and the other Obligations and the termination or cancellation of the Credit Agreement in accordance with its terms.

Section 22. Successors and Assigns. Each reference herein to the Administrative Agent or any other Guarantied Party shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Guarantied Parties may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Each Guarantor hereby consents to the delivery by the Administrative Agent and any other Guarantied Party to any assignee or Participant of a Lender (or any prospective assignee or Participant of a Lender) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

Section 23. JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 24. Amendments. This Guaranty may not be amended except in writing signed by the Administrative Agent and each Guarantor.

Section 25. Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at its Principal Office, not later than 11:00 a.m. Central time, on the date one Business Day after demand therefor.

Section 26. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any other Guarantied Party at its respective address for notices provided for in the Credit Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 27. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 28. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 29. Limitation of Liability. Neither the Administrative Agent nor any other Guarantied Party, nor any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any other Guarantied Party, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent or any other Guarantied Party or any of the Administrative Agent’s or any other Guarantied Party’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated thereby.

Section 30. Electronic Delivery of Certain Information. Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 7.1.(b) of the Credit Agreement.

Section 32. Definitions. (a) For the purposes of this Guaranty:

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code of 1978, as amended; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

(b) Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

[GUARANTOR]

By:
Name:
Title:

Address for Notices for all Guarantors:

c/o PREIT Associates, L.P.
200 South Broad Street
Philadelphia, PA 19102
Attention: Andrew Ioannou
Telephone:	(215) 875-0700
Telecopy:	(215) 546-7311

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of             ,     , executed and delivered by                     , a                      (the “New Guarantor”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Credit Agreement dated as of April 17, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PREIT Associates, L.P. (“PREIT”), PREIT-Rubin, Inc. (“PREIT-Rubin”), Pennsylvania Real Estate Investment Trust (the “Parent”; together with PREIT and PREIT-Rubin, each individually, a “Borrower” and collectively, the “Borrower”), the financial institutions party thereto and their assignees under Section 11.6.(b) thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, for its benefit and the benefit of the Issuing Bank and the Lenders (the Administrative Agent, the Issuing Bank and the Lenders, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the New Guarantor is owned or controlled by the Borrower, or is otherwise an Affiliate of the Borrower;

WHEREAS, the Borrower, the New Guarantor and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing under the Credit Agreement through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent, the Issuing Bank and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent, the Lenders and the Issuing Bank on the terms and conditions contained herein; and

WHEREAS, the New Guarantor’s execution and delivery of this Accession Agreement is a condition to the Administrative Agent and the other Guarantied Parties continuing to make such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1. Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of              (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by the Guarantors party thereto in favor of the Administrative Agent, for its benefit and the benefit of the other Guarantied Parties and assumes all obligations of a “Guarantor” thereunder and agrees to be bound thereby, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:

(a) irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b) makes to the Administrative Agent and the other Guarantied Parties as of the date hereof each of the representations and warranties with respect to or in any way relating to itself contained in Section 5. of the Guaranty and agrees to be bound by each of the covenants contained in Section 6. of the Guaranty; and

(c) consents and agrees to each provision set forth in the Guaranty.

SECTION 2. GOVERNING LAW. THIS ACCESSION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH COMMONWEALTH.

Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:

Name:
Title:

(CORPORATE SEAL)

Address for Notices:

c/o PREIT Associates, L.P.
200 South Broad Street
Philadelphia, PA 19102
Attention: Andrew Ioannou
Telephone:	(215) 875-0700
Telecopy:	(215) 546-7311

Accepted:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT C

FORM OF NOTICE OF CONTINUATION

            , 20

Wells Fargo Bank, National Association,

as Administrative Agent

550 South Tryon Street, 6th Floor

MAC D1086-061

Charlotte, North Carolina 28202

Attention: D. Bryan Gregory

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of April 17, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PREIT Associates, L.P. (“PREIT”), PREIT-Rubin, Inc. (“PREIT-Rubin”), Pennsylvania Real Estate Investment Trust (the “Parent”; together with PREIT and PREIT-Rubin, each individually, a “Borrower” and collectively, the “Borrower”), the financial institutions party thereto and their assignees under Section 11.6.(b) thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.9. of the Credit Agreement, the Borrower hereby requests a Continuation of a LIBOR Loan under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.	The requested date of such Continuation is , 20 .

2.	The LIBOR Loan to be continued pursuant hereto is a Revolving Loan in the aggregate principal amount of $ .

3.	The portion of the principal amount of such LIBOR Loan subject to the requested Continuation is $ .

3.	The current Interest Period of such LIBOR Loan subject to such Continuation ends on , 20 .

4.	The duration of the Interest Period for such LIBOR Loan or portion thereof subject to such Continuation is:

[Check one box only]

☐	one month

☐	three months

☐	six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, no Default or Event of Default shall have occurred and be continuing.

If notice of the requested Continuation was given previously by telephone, this Notice of Continuation is to be considered written confirmation of such telephone notice required by Section 2.9. of the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

PREIT ASSOCIATES, L.P.

By:	Pennsylvania Real Estate Investment Trust,
its general partner

By:
Name:
Title:

PREIT-RUBIN, INC.

By:
Name:
Title:

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:
Name:
Title:

EXHIBIT D

FORM OF NOTICE OF CONVERSION

            , 20

Wells Fargo Bank, National Association,

as Administrative Agent

550 South Tryon Street, 6th Floor

MAC D1086-061

Charlotte, North Carolina 28202

Attention: D. Bryan Gregory

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of April 17, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PREIT Associates, L.P. (“PREIT”), PREIT-Rubin, Inc. (“PREIT-Rubin”), Pennsylvania Real Estate Investment Trust (the “Parent”; together with PREIT and PREIT-Rubin, each individually, a “Borrower” and collectively, the “Borrower”), the financial institutions party thereto and their assignees under Section 11.6.(b) thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.10. of the Credit Agreement, the Borrower hereby requests a Conversion of a Loan of one Type into a Loan of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.	The requested date of such Conversion is , 20 .

2.	The Type of Revolving Loan to be Converted pursuant hereto is currently:

[Check one box only]

☐	Base Rate Loan

☐	LIBOR Loan

3.	The aggregate principal amount of the Loans subject to the requested Conversion is $ and the portion of such principal amount subject to such Conversion is $ .

4.	The amount of such Loan to be so Converted is to be converted into Loan of the following Type:

[Check one box only]

☐	Base Rate Loan

☐	LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]

☐ one month

☐ three months

☐ six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Conversion, and after giving effect to such Conversion, no Default or Event of Default shall have occurred and be continuing (provided the certification under this clause (a) shall not be made in connection with a Conversion of a Loan into a Base Rate Loan), and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

If notice of the requested Conversion was given previously by telephone, this Notice of Conversion is to be considered the written confirmation of such telephone notice required by Section 2.10. of the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

PREIT ASSOCIATES, L.P.

By:	Pennsylvania Real Estate Investment Trust,
its general partner

By:
Name:
Title:

PREIT-RUBIN, INC.

By:
Name:
Title:

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:
Name:
Title:

EXHIBIT E

FORM OF NOTICE OF REVOLVING LOAN BORROWING

            , 20

Wells Fargo Bank, National Association,

as Administrative Agent

550 South Tryon Street, 6th Floor

MAC D1086-061

Charlotte, North Carolina 28202

Attention: D. Bryan Gregory

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of April 17, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PREIT Associates, L.P. (“PREIT”), PREIT-Rubin, Inc. (“PREIT-Rubin”), Pennsylvania Real Estate Investment Trust (the “Parent”; together with PREIT and PREIT-Rubin, each individually, a “Borrower” and collectively, the “Borrower”), the financial institutions party thereto and their assignees under Section 11.6.(b) thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.1.(b) of the Credit Agreement, the Borrower hereby requests that the Lenders make Revolving Loans to the Borrower in an aggregate amount equal to $ .

2.	The Borrower requests that the Revolving Loans be made available to the Borrower on , 20 .

3.	The Borrower hereby requests that the requested Revolving Loans be of the following Type:

[Check one box only]

☐	Base Rate Loan

☐	LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]

☐	one month

☐	three months

☐	six months

4.	The proceeds of the Revolving Loans will be used for the following purpose:

.

5.	The Borrower requests that the proceeds of this borrowing of Revolving Loans be made available to the Borrower by .

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Revolving Loans, and after making such Revolving Loans, (a) no Default or Event of Default shall have occurred and be continuing; and (b) the representations and warranties of the Borrower and the Guarantors contained in the Credit Agreement and in the other Loan Documents to which any of them is a party, are and shall be true and correct with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Loans contained in Article V. of the Credit Agreement will have been satisfied at the time such Loans are made.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Revolving Loan Borrowing as of the date first written above.

PREIT ASSOCIATES, L.P.

By:	Pennsylvania Real Estate Investment Trust,
its general partner

By:
Name:
Title:

PREIT-RUBIN, INC.

By:
Name:
Title:

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:
Name:
Title:

EXHIBIT F

FORM OF NOTICE OF SWINGLINE BORROWING

            , 20

Wells Fargo Bank, National Association,

as Administrative Agent

550 South Tryon Street, 6th Floor

MAC D1086-061

Charlotte, North Carolina 28202

Attention: D. Bryan Gregory

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of April 17, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PREIT Associates, L.P. (“PREIT”), PREIT-Rubin, Inc. (“PREIT-Rubin”), Pennsylvania Real Estate Investment Trust (the “Parent”; together with PREIT and PREIT-Rubin, each individually, a “Borrower” and collectively, the “Borrower”), the financial institutions party thereto and their assignees under Section 11.6.(b) thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.2.(b) of the Credit Agreement, the Borrower hereby requests that the Swingline Lender make a Swingline Loan to the Borrower in an amount equal to $ .

2.	The Borrower requests that such Swingline Loan be made available to the Borrower on , 20 .

3.	The Borrower requests that the proceeds of such Swingline Loan be made available to the Borrower by .

The Borrower hereby certifies to the Administrative Agent, the Swingline Lender and the other Lenders that as of the date hereof, as of the date of the making of the requested Swingline Loan, and after making such Swingline Loan, (a) no Default or Event of Default shall have occurred and be continuing; and (b) the representations and warranties of the Borrower and the Guarantors contained in the Credit Agreement and in the other Loan Documents to which any of them is a party, are and shall be true and correct with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. In addition, the Borrower certifies to the Administrative Agent, the Swingline Lender and the other Lenders that all conditions to the making of the requested Swingline Loan contained in Article V. of the Credit Agreement will have been satisfied at the time such Swingline Loan is made.

If notice of the requested borrowing of this Swingline Loan was given previously by telephone, this Notice of Swingline Borrowing is to be considered the written confirmation of such telephone notice required by Section 2.2.(b) of the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

F-1

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Swingline Borrowing as of the date first written above.

PREIT ASSOCIATES, L.P.

By:	Pennsylvania Real Estate Investment Trust,
its general partner

By:
Name:
Title:

PREIT-RUBIN, INC.

By:
Name:
Title:

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF TRANSFER AUTHORIZER DESIGNATION

(For Disbursement of Loan Proceeds)

☐ NEW ☐ REPLACE PREVIOUS DESIGNATION ☐ ADD ☐ CHANGE ☐ DELETE LINE NUMBER             ☐ INITIAL LOAN DISBURSEMENT

The following representatives (“Authorized Representatives”) of PREIT Associates, L.P. (“PREIT”), PREIT-Rubin, Inc. (“PREIT-Rubin”) and Pennsylvania Real Estate Investment Trust (the “Parent”; together with PREIT and PREIT-Rubin, each individually, a “Borrower” and collectively, the “Borrower”) are authorized to request the disbursement of loan proceeds and initiate funds transfers for Loan Number              (“Loan”) assigned to the unsecured revolving credit facility in the initial principal amount of $400,000,000 (“Initial Loan Amount”), which Initial Loan Amount may be increased pursuant to the term of the Credit Agreement (as defined below) to a principal amount that after giving effect to any such increases shall not exceed $600,000,000 (“Increased Loan Amount”) evidenced by that certain Credit Agreement dated as of April 17, 2013 (“Credit Agreement”), by and among the Borrower, each of the financial institutions initially a signatory thereto together with their assignees under Section 11.6.(b) thereof (the “Lenders”), Wells Fargo Bank, National Association, as the Administrative Agent for the Lenders (the “Administrative Agent”) and the other parties thereto. The Administrative Agent is authorized to rely on this Transfer Authorizer Designation form until it has received a new Transfer Authorizer Designation form signed by Borrower, even in the event that any or all of the foregoing information may have changed. The maximum amount of the initial disbursement of any Loan proceeds (“Initial Loan Disbursement”) and the maximum amount of each subsequent disbursement of any Loan proceeds (each a “Subsequent Loan Disbursement”) that each Authorized Representative is authorized to request are set forth below:

	Name	Title	Maximum Initial Loan Disbursement Amount[1]	Maximum Subsequent Loan Disbursement Amount[1]

1.

INITIAL LOAN DISBURSEMENT AUTHORIZATION

☐	Applicable for Wire Transfer in Connection with Request from Authorized Representative. The Administrative Agent is hereby authorized to disburse the proceeds of the Initial Loan Disbursement requested from an Authorized Representative in accordance with the terms of the Credit Agreement by wire transfer as specified in the wire transfer instructions set forth below under Item 1. of “Beneficiary Bank and Account Holder Information” of this Transfer Authorizer Designation.

☐	Applicable for Wire Transfer Instructions from Person other than Authorized Representative. The Administrative Agent is hereby authorized to accept wire transfer instructions for the Initial Loan Disbursement from (i.e. specify title/escrow company), which instructions are to be delivered, via fax, email, or letter, to the Administrative Agent. Said instructions shall include the Borrower’s Name; Title/Escrow # and/or Loan # ; the person/entity to receive the Initial Loan Disbursement (“Receiving Party”); the Receiving Party’s full account name; Receiving Party’s account number at the receiving bank (“Receiving Bank”); Receiving Bank’s (ABA) routing number; city and state of the Receiving Bank; and the amount of the Initial Loan Disbursement (not to exceed the Maximum Initial Loan Disbursement Amount set forth above).

☐	Applicable for Deposit into Deposit Account. The Administrative Agent is hereby authorized to disburse the proceeds of the Initial Loan Disbursement requested from an Authorized Representative in accordance with the terms of the Credit Agreement by deposit into the deposit account specified in the deposit instructions set forth below under Item 2. of “Beneficiary Bank and Account Holder Information” of this Transfer Authorizer Designation.

SUBSEQUENT LOAN DISBURSEMENT AUTHORIZATION

☐	Not Applicable

☐	Applicable for Wire Transfer in Connection with Request from Authorized Representative. The Administrative Agent is hereby authorized to disburse the proceeds of any Subsequent Loan Disbursement requested from an Authorized Representative in accordance with the terms of the Credit Agreement by wire transfer as specified in the wire transfer instructions set forth below under Item 3. of Beneficiary Bank and Account Holder Information of this Transfer Authorizer Designation.

☐	Applicable for Wire Transfer from Person other than Authorized Representative. The Administrative Agent is hereby authorized to accept wire transfer instructions for the Subsequent Loan Disbursement from (i.e. specify title/escrow company), which instructions are to be delivered, via fax, email, or letter, to Lender. Said instructions shall include the Borrower’s Name; Title/Escrow # and/or Loan # ; the person/entity to receive the Subsequent Loan Disbursement (“Receiving Party”); the Receiving Party’s full account name; Receiving Party’s account number at the receiving bank (“Receiving Bank”); Receiving Bank’s (ABA) routing number; city and state of the Receiving Bank; and the amount of the Subsequent Loan Disbursement (not to exceed the Maximum Subsequent Loan Disbursement Amount set forth above).

☐	Applicable for Deposit into Deposit Account. The Administrative Agent is hereby authorized to disburse the proceeds of any Subsequent Loan Disbursement requested from an Authorized

Representative in accordance with the terms of the Credit Agreement by deposit into the deposit account specified in the deposit instructions set forth below under Item 4. of “Beneficiary Bank and Account Holder Information” of this Transfer Authorizer Designation.

Borrower acknowledges and agrees that the acceptance of and disbursement of funds by the Administrative Agent in accordance with the title/escrow company or Authorized Representative instructions shall be governed by this Transfer Authorizer Designation form and any other Loan Documents (as defined in the Credit Agreement). The Administrative Agent shall not be further required to confirm said disbursement instructions received from title/escrow company or Authorized Representative with Borrower. This Transfer Authorizer Designation form is in effect until [EXPIRATION DATE OF AUTHORIZATION] after which time a new authorization request shall be required. Borrower shall instruct title/escrow company via a separate letter, to deliver said disbursement instructions in writing, directly to the Administrative Agent at its address set forth in that certain Section of the Credit Agreement entitled Notices. Borrower also hereby authorizes the Administrative Agent to attach a copy of the written disbursement instructions to this Transfer Authorizer Designation form upon receipt of said instructions.

Beneficiary Bank and Account Holder Information

1. INITIAL LOAN DISBURSEMENT AUTHORIZATION - FOR WIRE TRANSFER

Borrower Name:

Title/Escrow Number:

A. Loan Number:

B. Transfer/Deposit Funds to (Receiving Party Account Name):

C. Receiving Party Deposit Account Number:

D. Receiving Bank Name, City and State:

E. Receiving Bank Routing (ABA) Number:

F. Disbursement Amount (Not to exceed the Maximum Initial Loan Disbursement Amount):

G. Further Credit Information/Instructions:

2. INITIAL LOAN DISBURSEMENT AUTHORIZATION - FOR DEPOSIT INTO DEPOSIT ACCOUNT

Borrower Name:

Title/Escrow Number:

A. Loan Number:

B. Transfer/Deposit Funds to (Receiving Party Account Name):

C. Receiving Party Deposit Account Number:

D. Receiving Bank Name, City and State:

E. Receiving Bank Routing (ABA) Number:

F. Disbursement Amount (Not to exceed the Maximum Initial Loan Disbursement Amount):

G. Further Credit Information/Instructions:

3. SUBSEQUENT LOAN DISBURSEMENT AUTHORIZATION - FOR WIRE TRANSFER

Borrower Name:

Title/Escrow Number:

A. Loan Number:

B. Transfer/Deposit Funds to (Receiving Party Account Name):

C. Receiving Party Deposit Account Number:

D. Receiving Bank Name, City and State:

E. Receiving Bank Routing (ABA) Number:

F.     Disbursement Amount (Not to exceed the Maximum Subsequent Loan Disbursement Amount nor an amount, in the aggregate with the outstanding loans, would exceed the Initial Loan Amount or the Increased Loan Amount, as applicable):

G. Further Credit Information/Instructions:

4. SUBSEQUENT LOAN DISBURSEMENT AUTHORIZATION - FOR DEPOSIT INTO DEPOSIT ACCOUNT

Borrower Name:

Title/Escrow Number:

A. Loan Number:

B. Transfer/Deposit Funds to (Receiving Party Account Name):

C. Receiving Party Deposit Account Number:

D. Receiving Bank Name, City and State:

E. Receiving Bank Routing (ABA) Number:

F.     Disbursement Amount (Not to exceed the Maximum Subsequent Loan Disbursement Amount nor an amount, in the aggregate with the outstanding loans, would exceed the Initial Loan Amount or the Increased Loan Amount, as applicable ):

G. Further Credit Information/Instructions:

[1]

Neither the Initial Disbursement Amount, nor the Initial Disbursement Amount together with any Subsequent Disbursement Amounts, shall ever exceed the Initial Loan Amount or the Increased Loan Amount, as applicable.

Date:

“BORROWER”

PREIT ASSOCIATES, L.P.

By:	Pennsylvania Real Estate Investment Trust,
its general partner

By:

Name:
Title:

PREIT-RUBIN, INC.

By:
Name:
Title:

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:
Name:
Title:

EXHIBIT H

FORM OF REVOLVING NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, PREIT ASSOCIATES, L.P. (“PREIT”), PREIT-RUBIN, INC. (“PREIT-Rubin”) and PENNSYLVANIA REAL ESTATE INVESTMENT TRUST (the “Parent”; together with PREIT and PREIT-Rubin, each individually, a “Borrower” and collectively, the “Borrower”) jointly and severally hereby unconditionally promise to pay to the order of                      (the “Lender”), in care of Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), to its address at 608 Second Avenue, 11th Floor, Minneapolis, Minnesota 55402 or at such other address as may be specified by the Administrative Agent to the Borrower, the principal sum of                      AND             /100 DOLLARS ($            ), or such lesser amount as may be the then outstanding and unpaid balance of all Revolving Loans made by the Lender to the Borrower pursuant to, and in accordance with the terms of, the Credit Agreement (as defined below).

The Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time on the dates and at the rates and at the times specified in the Credit Agreement.

This Revolving Note (this “Note”) is one of the “Revolving Notes” referred to in that certain Credit Agreement dated as of April 17, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 11.6.(b) thereof, the Administrative Agent and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Revolving Loans by the Lender to the Borrower in the aggregate principal Dollar amount first above mentioned, (b) permits the prepayment of the Revolving Loans by the Borrower subject to certain terms and conditions and (c) provides for the acceleration of the Revolving Loans upon the occurrence of certain specified events.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this Note.

[This Note is given in replacement of the Revolving Note previously delivered to the Lender under the Credit Agreement. THIS NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH THE OTHER NOTE.]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH COMMONWEALTH.

[Remainder of Page Intentionally Left Blank]

H-1

IN WITNESS WHEREOF, the undersigned has executed and delivered this Revolving Note under seal as of the date written above.

PREIT ASSOCIATES, L.P.

By:	Pennsylvania Real Estate Investment Trust,
its general partner

By:
Name:
Title:

PREIT-RUBIN, INC.

By:
Name:
Title:

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:
Name:
Title:

H-2

EXHIBIT I

FORM OF SWINGLINE NOTE

$50,000,000	, 20

FOR VALUE RECEIVED, the undersigned, PREIT ASSOCIATES, L.P. (“PREIT”), PREIT-RUBIN, INC. (“PREIT-Rubin”) and PENNSYLVANIA REAL ESTATE INVESTMENT TRUST (the “Parent”; together with PREIT and PREIT-Rubin, each individually, a “Borrower” and collectively, the “Borrower”) jointly and severally hereby unconditionally promise to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Swingline Lender”) to its address at 608 Second Avenue, 11th Floor, Minneapolis, Minnesota 55402, or at such other address as may be specified by the Swingline Lender to the Borrower, the principal sum of FIFTY MILLION AND NO/100 DOLLARS ($50,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of Swingline Loans made by the Swingline Lender to the Borrower under the Credit Agreement), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date, amount of each Swingline Loan, and each payment made on account of the principal thereof, shall be recorded by the Swingline Lender on its books and, prior to any transfer of this Swingline Note, endorsed by the Swingline Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Swingline Lender to made any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Swingline Loans.

This Swingline Note is the “Swingline Note” referred to in that certain Credit Agreement dated as of April 17, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 11.6.(b) thereof, the Administrative Agent and the other parties thereto, and evidences Swingline Loans made to the Borrower thereunder. Terms used but not otherwise defined in this Swingline Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Swingline Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH COMMONWEALTH.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Swingline Note.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Swingline Note under seal as of the date written above.

PREIT ASSOCIATES, L.P.

By:	Pennsylvania Real Estate Investment Trust, its general partner

By:
Name:
Title:

PREIT-RUBIN, INC.

By:
Name:
Title:

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:
Name:
Title:

SCHEDULE OF SWINGLINE LOANS

This Swingline Note evidences Swingline Loans made under the within-described Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT J

FORM OF OPINION

[See attached]

J-1

EXHIBIT K

FORM OF COMPLIANCE CERTIFICATE

Reference is made to that certain Credit Agreement dated as of dated as of April 17, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PREIT Associates, L.P. (“PREIT”), PREIT-Rubin, Inc. (“PREIT-Rubin”), Pennsylvania Real Estate Investment Trust (the “Parent”; together with PREIT and PREIT-Rubin, each individually, a “Borrower” and collectively, the “Borrower”), the financial institutions party thereto and their assignees under Section 11.6.(b) thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Credit Agreement.

Pursuant to Section 7.1.(a)(iii) of the Credit Agreement, the undersigned, in his or her capacity as Chief Financial Officer of the Parent and not in her or her individual capacity, hereby certifies to the Administrative Agent and the Lenders that:

1. (a) The undersigned has reviewed the terms of the Credit Agreement and has made a review of the transactions, financial condition and other affairs of the Parent and its Subsidiaries as of, and during the relevant accounting period ended on,             , 20     and (b) such review has not disclosed the existence during such accounting period, and the undersigned does not have knowledge of the existence, as of the date hereof, of any condition or event constituting a Default or Event of Default [except as set forth on Attachment A hereto, which accurately describes the nature of the conditions(s) or event(s) that constitute (a) Default(s) or (an) Event(s) of Default and the actions which the Borrower (is taking)(is planning to take) with respect to such condition(s) or event(s)].

2. Schedule 1 attached hereto accurately and completely sets forth the calculations required to establish compliance with Section 8.1. of the Credit Agreement on the date of the financial statements for the accounting period set forth above.

3. (a) No Default or Event of Default exists, and (b) the representations and warranties of the Borrower and the other Loan Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, except to the extent such representations or warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Credit Agreement or the other Loan Documents.

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K-1

IN WITNESS WHEREOF, the undersigned has signed this Compliance Certificate in his or her capacity as Chief Financial Officer of the Parent and not in his or her individual capacity on and as of             , 20    .

Name:
Title:	Chief Financial Officer

K-2

EXHIBIT L

FORM OF PRICING CERTIFICATE

Reference is made to that certain Credit Agreement dated as of April 17, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PREIT Associates, L.P. (“PREIT”), PREIT-Rubin, Inc. (“PREIT-Rubin”), Pennsylvania Real Estate Investment Trust (the “Parent”; together with PREIT and PREIT-Rubin, each individually, a “Borrower” and collectively, the “Borrower”), the financial institutions party thereto and their assignees under Section 11.6.(b) thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 7.1.(a)(iv) of the Credit Agreement, the undersigned hereby certifies to the Agent and the Lenders in his or her capacity as Chief Financial Officer of Parent, and not in his or her individual capacity, that:

1. (a) The undersigned has reviewed the terms of the Credit Agreement and has made a review of the transactions, financial condition and other affairs of the Borrower and the other Loan Parties as of, and during the relevant accounting period ending on,             , 20     (the “Pricing Date”) and (b) such review has not disclosed the existence during such accounting period, and the undersigned does not have knowledge of the existence, as of the date hereof, of any condition or event constituting a Default or Event of Default.

2. Schedule 1 attached hereto accurately and completely sets forth the calculations required to determine the ratio of Total Liabilities to Gross Asset Value on the Pricing Date.

3. The ratio of Total Liabilities to Gross Asset Value as of such date is             to             . The Applicable Margin corresponding to such ratio is     %.

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L-1

IN WITNESS WHEREOF, the undersigned has signed this Pricing Certificate on and as of             , 20    .

Name:
Title:	Chief Financial Officer

L-2